UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(RULE
14a-101)
SCHEDULE 14A INFORMATION
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Metallus Inc.

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Dear Shareholders,

Metallus Inc. invites you to attend our 2026 annual meeting of shareholders at 10:00 a.m. EDT on April 30, 2026. We will consider matters that are important to our company and to you.

2025 marked a period of commercial recovery for our specialty steel and multi-metal solutions after a challenging 2024. Throughout the year, demand improved across most end markets, and Section 232 steel tariffs helped to ensure fair trade conditions for our domestic steel industry, which is critical for national defense and infrastructure.

We were successful in growing our position in aerospace and defense and gained strong momentum with vacuum arc remelt (VAR) steel. With an enhanced focus on this product offering in 2025, supported by our downstream processing capabilities and strategic supplier partnership, we delivered VAR products to meet increased customer demand. Alongside growing volumes with existing customers, the enhanced strength and durability of VAR steel enabled us to win new business in the aerospace, defense and industrial sectors. VAR-related revenue reached approximately $28 million in 2025, almost twice that of the previous year.

We maintained our unwavering focus on safety, with initiatives like zero incident planning, crew safety meetings, and our StandUP for Safety program, actively involving more than 1,000 employees and enhancing both hazard awareness and safe work practices. A focus on strong leading indicators underscores a more proactive, prevention-focused safety culture. Our dedication to preventing serious injuries paid off as we had zero serious injuries in 2025. We received industry recognition for our commitment to safety, earning the Safety Culture Improvement Award from the Metals Service Center Institute.

We also continued to invest in our people in order to foster a dynamic and resilient workforce that can adapt to the evolving needs of our industry. During the year we focused on enhancing both job-specific skills and leadership capabilities and expanded and strengthened our co-op and apprenticeship programs. These initiatives reinforce our culture of Care, Communicate, Collaborate, Follow-Through, and Follow-Up, positioning us for sustainable growth.

We made significant strides in advancing our operational capabilities and supporting our long-term growth strategy, completing the ramp-up for the automated grinding line at our Harrison plant in late 2025. We remain on track for the scheduled commissioning of the new bloom reheat furnace, roller hearth furnace, and automated saw lines in 2026. These state-of-the-art assets will strengthen our ability to serve all of our customers with high-quality specialty metals, enhance production capability, and improve first-time quality. At the same time, we are advancing organizational capabilities through implementation of a standardized day-to-day manufacturing operating system to drive consistency of execution across our plants while reducing cost and enabling profitable growth.

The improved demand environment in 2025 resulted in profitability driven primarily by higher volume and raw material spread, as well as better fixed cost leverage on higher melt utilization, offset by lower base selling prices. For the full year 2025, we delivered net sales of $1,158.3 million, a net loss of $1.2 million, adjusted EBITDA of $75.6 million(1), and operating cash flow totaling $16.0 million. Liquidity remained strong at $389.2 million, reinforcing our ability to invest and return capital to shareholders.

(1)	Adjusted EBITDA is a non-GAAP measure; please refer to Appendix A for reconciliations.

We continue to execute a balanced capital allocation strategy, investing in critical assets and reliability improvements while maintaining our share repurchase program. We repurchased 0.9 million shares of common stock for $13.1 million in 2025 and also repaid the remaining convertible notes balance. In total (including share repurchase and convertible notes repurchase and settlement activities) we have reduced diluted shares outstanding by approximately 25 percent or 13.5 million shares since the inception of our share repurchase program in early 2022. Our strong through-cycle cash flow generation supports our strategic priorities.

Working together with the United Steelworkers (USW) Local 1123, we recently reached a mutually beneficial labor contract that recognizes and respects the dedicated workforce who drive our operations. This agreement delivers wage increases as well as comprehensive healthcare and retirement benefits for every USW member and positions us to continue to serve our customers well in 2026 and beyond.

Steady customer demand and our reputation for product quality in critical markets have provided a strong order book as we begin 2026. Our top priorities for 2026 center on further advancing our safety culture and performance and ensuring asset reliability and first-time quality in every shift and process. These actions will enable us to consistently meet customer commitments and pursue strategic growth with new and existing customers, capitalizing on momentum in the aerospace and defense market and more broadly in the U.S. steel industry as a domestic producer of high-quality products.

We are grateful to our employees for their dedication, our customers for their trust, our suppliers for their partnership, and our shareholders for your continued support.

Sincerely,

Ron Rice	Mike Williams

Chairman of the Board	Chief Executive Officer

March 12, 2026

Enclosure

Notice of annual meeting

of shareholders

Annual meeting information

Date: April 30, 2026

Time: 10:00 a.m. Eastern time

Place: The meeting will be held “virtually” over the internet at www.cesonlineservices.com/mtus26_vm. There will be no in-person annual meeting.

Record date: February 27, 2026

Agenda

1.	Election of three directors to hold office for a three-year term expiring at the 2029 annual meeting

2.	Ratification of the selection of Ernst & Young LLP as the company’s independent auditor for the fiscal year ending December 31, 2026

3.	Approval, on an advisory basis, of the compensation of the company’s named executive officers

Admission to the meeting

Only Metallus shareholders as of the close of business on February 27, 2026 (the record date for the annual meeting) are entitled to join the virtual meeting. To attend the virtual annual meeting, please follow the instructions set forth below under “Additional information.”

This proxy statement and the accompanying proxy card are being made available to shareholders beginning on or about March 18, 2026.

March 12, 2026

Kristine C. Syrvalin

Executive Vice President, General Counsel and

Chief Human Resources Officer

Your vote is important

Please vote as soon as possible.

Whether or not you plan to participate in the 2026 annual meeting of shareholders, please promptly vote on the internet, by phone or by mail. Voting early will help avoid additional solicitation costs and will not prevent you from voting electronically during the annual meeting if you wish to do so.

How to vote:

Online: www.cesvote.com
Phone: 1-888-693-8683
Mail: If you received a printed version of the proxy materials, you may vote by mail.
During the annual meeting: If you participate in the virtual annual meeting, you may vote during the annual meeting by following the instructions set forth below under “Additional Information.”
Additional voting instructions are provided in this proxy statement and on the accompanying proxy card or on the notice of internet availability.

Important notice regarding the availability of proxy materials for the 2026 annual meeting of shareholders to be held on April 30, 2026: This proxy statement and our 2025 annual report to shareholders are available free of charge on the following website: www.proxydocs.com/mtus.

If you have not already done so, please consider signing up to receive proxy materials electronically by following the instructions when you vote your shares over the internet. Enrolling in electronic delivery reduces printing and mailing expenses and environmental impact.

Additional information

To register to attend the virtual annual meeting, please follow these instructions:

Registered Shareholders: If your shares are registered in your name with the company’s transfer agent or you are a participant holding Metallus shares in a 401(k) plan sponsored by Metallus and you wish to attend the virtual meeting, go to www.cesonlineservices.com/mtus26_vm. Please have your proxy card or notice of internet availability containing your 11- digit control number available and follow the instructions to complete your registration request. After registering, you will receive a confirmation email with a link and instructions for accessing the virtual annual meeting. Requests to register to participate in the virtual annual meeting must be received no later than 10:00 a.m. Eastern time on April 29, 2026.

Beneficial Shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record): Beneficial shareholders who wish to attend the virtual meeting may register by visiting the website www.cesonlineservices.com/mtus26_vm. Please have your voting instruction form, notice or other communication containing your control number available and follow the instructions to complete your registration request. After registering, you will receive a confirmation email with a link and instructions for accessing the virtual annual meeting. Requests to register to participate in the virtual annual meeting must be received no later than 10:00 a.m. Eastern time on April 29, 2026.

If you do not register in advance following the instructions above, you will not be able to attend the annual meeting. If you need assistance registering, please contact our proxy solicitor, Innisfree M&A Incorporated, toll-free at (888) 750-5834. The annual meeting will begin promptly at 10:00 a.m. Eastern time on April 30, 2026. We encourage you to access the annual meeting prior to the start time. Online access will begin at 9:30 a.m. Eastern time.

The virtual annual meeting platform is fully supported across browsers (Microsoft Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most updated version of applicable software and plugins. Participants should ensure they have a strong internet connection wherever they intend to participate in the annual meeting. Participants also should allow plenty of time to log in and ensure that they can hear streaming audio prior to the start of the annual meeting.

In order to maintain the interactive nature of the virtual meeting, attendees will be able to vote during the annual meeting by clicking on the ‘Shareholder Ballot’ link located under the ‘Meeting Links’ section of the virtual meeting website.

If you wish to submit a question to be addressed at the annual meeting, please do so by submitting your question to MTUSRegister@Proxy-Agent.com in advance of the meeting. Questions will be accepted until 12:00 p.m. Eastern time on April 29, 2026.

Questions submitted by shareholders in accordance with the foregoing instructions and pertinent to the annual meeting will be answered during the annual meeting, subject to time constraints. We will respond to questions relevant to meeting matters that we do not have time to address during the meeting by posting the questions and answers on our investor relations website soon after the meeting. Questions regarding personal matters or matters not relevant to meeting matters will not be answered. Additional information regarding the ability of shareholders to ask questions during the annual meeting, related rules of conduct and other materials for the annual meeting will be available online during the meeting.

Even if you plan on attending the virtual annual meeting, we encourage you to vote your shares in advance using one of the methods described in this proxy statement to ensure that your vote will be represented at the annual meeting.

Technical Difficulties: If you experience any technical difficulties during the registration process, please access the ‘FAQ and System Test’ link on the login screen for support. If you experience technical difficulties during the virtual meeting, please access the ‘?’ link on the meeting website for support. In the event of technical difficulties with the virtual annual meeting, we expect that an announcement will be made on www.cesonlineservices.com/mtus26_vm. If necessary, the announcement will provide updated information regarding the date, time and location of the annual meeting. Any updated information regarding the annual meeting will also be posted on our investor relations website at www.metallus.com.

Although we include references to our website throughout this proxy statement, information contained on or accessible through, including any reports available on, our website is not a part of, and is not incorporated by reference into, this proxy statement or any other report or document we file with the Securities and Exchange Commission (“SEC”). Any reference to our website throughout this proxy statement is intended to be an inactive textual reference only. “Material” or “materiality,” as used in the “Our commitment to sustainability” section, should not be read as equating to any use of the word in our other reporting or filings with the SEC.

No assurance can be given that any plan, objective, initiative, projection, goal, target, mission, commitment, expectation, or prospect set forth in this proxy statement can or will be achieved. Inclusion of information in this proxy statement is not an indication that the subject or information is material to our business or operating results.

Certain statements set forth in this proxy statement (including our forecasts, beliefs and expectations) that are not historical in nature are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally will be accompanied by words such as “anticipate,” “aspire,” “believe,” “could,” “estimate,” “expect,” “forecast,” “outlook,” “intend,” “may,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “should,” “strategic direction,” “strategy,” “target,” “will,” “would,” or other similar words, phrases or expressions that convey the uncertainty of future events or outcomes. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this proxy statement. We caution readers that actual results may differ materially from those expressed or implied in forward-looking statements made by or on behalf of us due to a variety of factors, such as:

•

the effects of fluctuations in customer demand on sales, product mix and prices in the industries in which we operate. This includes: our ability to respond to rapid changes in customer demand including but not limited to changes in customer operating schedules due to supply chain constraints or unplanned work stoppages; the ability of customers to obtain financing to purchase the company’s products or equipment that contains its products; the effects of customer bankruptcies or liquidations; the impact of changes in industrial business cycles; and whether conditions of fair trade exist in the U.S. markets;

•

changes in operating costs, including the effect of changes in our manufacturing processes; changes in costs associated with varying levels of operations and manufacturing capacity; availability of raw materials and energy; our ability to mitigate the impact of fluctuations in raw materials and energy costs and the effectiveness of our surcharge mechanism; changes in the expected costs associated with product warranty claims; changes resulting from inventory management, cost reduction initiatives and different levels of customer demand; the effects of unplanned work stoppages; availability of skilled labor; and changes in the cost of labor and benefits;

•

the success of our operating plans, announced programs, initiatives and capital investments; the consistency to meet demand levels following unplanned downtime; and our ability to maintain appropriate relations with the union that represents our associates in certain locations in order to avoid disruptions of business;

•

whether we are able to successfully implement actions designed to improve profitability on anticipated terms and timetables and whether we are able to fully realize the expected benefits of such actions;

•	the company’s pension obligations and investment performance;
•

with respect to the company’s ability to achieve its sustainability goals, including its 2030 environmental goals, the ability to meet such goals within the expected timeframe, changes in laws, regulations, prevailing standards or public policy, the alignment of the scientific community on measurement and reporting approaches, the complexity of commodity supply chains and the evolution of and adoption of new technology, including traceability practices, tools and processes;

•	availability of property insurance coverage at commercially reasonable rates or insufficient insurance coverage to cover claims or damages;
•	the availability of financing and interest rates, which affect the company’s cost of funds and/or ability to raise capital;
•	the impacts from any repurchases of our common shares and convertible notes, including the timing and amount of any repurchases;
•

competitive factors, including changes in market penetration; increasing price competition by existing or new foreign and domestic competitors; the introduction of new products by existing and new competitors; and new technology that may impact the way our products are sold or distributed;

•

deterioration in global economic conditions, or in economic conditions in any of the geographic regions in which we conduct business, including additional adverse effects from global economic slowdown, terrorism or hostilities. This includes: political risks associated with the potential instability of governments and legal systems in countries in which we or our customers conduct business, and changes in currency valuations;

•	the impact of global conflicts on the economy, sourcing of raw materials, and commodity prices;

•

climate-related risks, including environmental and severe weather caused by climate changes, and legislative and regulatory initiatives addressing global climate change or other environmental concerns;

•

unanticipated litigation, claims or assessments, including claims or problems related to intellectual property, product liability or warranty, employment matters, regulatory compliance and environmental issues and taxes, among other matters;

•	cyber-related risks, including information technology system failures, interruptions and security breaches;
•	the potential impact of pandemics, epidemics, widespread illness or other health issues;
•

with respect to the equipment investments to support the U.S. Army’s mission of ramping up munitions production in the coming years, whether the funding awarded to support these investments is received on the anticipated timetable, whether the company is able to successfully complete the installation and commissioning of the new assets on the targeted budget and timetable, and whether the anticipated increase in throughput is achieved; and

•	those items identified under the caption Risk Factors in our Annual Report on Form 10-K.

You are cautioned that it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, and that the above list should not be considered to be a complete list. Except as required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Further, information included in this proxy statement represents our current policy and intent and is not intended to create legal rights or obligations. Certain standards of measurement and performance contained in this proxy statement are developing and based on assumptions, and no assurance can be given that any plan, objective, initiative, projection, goal, mission, commitment, expectation, or prospect set forth in this proxy statement can or will be achieved. Inclusion of information in this proxy statement is not an indication that the subject or information is material to our business or operating results.

Proxy summary

This summary highlights information contained elsewhere in this proxy statement and contains only a portion of the information you should consider. You should read the entire proxy statement carefully before voting.

Our annual meeting

Date and time	Record date	Place	Who can vote

April 30, 2026 10:00 a.m. Eastern time	February 27, 2026	There will be no in-person meeting. The meeting will be held “virtually” over the internet.	Shareholders of record of common shares at the close of business on February 27, 2026.

Item	Proposals	Board vote recommendations	Page #

1	Election of three directors to a three-year term expiring at the 2029 annual meeting	FOR ALL director nominees	11

2	Ratification of the selection of Ernst & Young LLP as the company’s independent auditor for the fiscal year ending December 31, 2026	FOR	42

3	Approval, on an advisory basis, of the compensation of the company’s named executive officers	FOR	44

Director nominees

Name	Age	Director since	Principal occupation	Independent	Current committee memberships			Other public company boards

					Audit	Compensation	Nominating and Corporate Governance

Nicholas J. Chirekos	67	2022	Retired Managing Director, North America Head of Mining at J.P. Morgan Securities Inc.	●	●			2

Randall H. Edwards	67	2015	Retired President and Chief Executive Officer, P2 Energy Services, LLC	●		●	●	0

Randall A. Wotring	69	2014	Retired Chief Operating Officer, AECOM	●		●	●	0

Board skills and composition

Our directors and director nominees possess a broad mix of executive leadership, strategic, financial, human resources, sustainability and industry experience and skills that enable them to effectively oversee the management of the business and drive strategy that creates long-term, sustainable shareholder value.

2025 performance

Full year net loss(1) of $1.2M and adjusted EBITDA(2) of $75.6M, while continuing to invest in the business and return capital to shareholders

Strong cash position of $157M and total liquidity of $389M as of December 31, 2025	$13.1M to repurchase common shares in 2025, further reducing shares outstanding

(1)	Net income (loss) includes a loss of $40.6 million in 2023, a loss of $10.3 million in 2024 and a loss of $6.6 million in 2025 from the remeasurement of benefit plans.
(2)	Adjusted EBITDA is a non-GAAP financial measure. Please see Appendix A for a reconciliation of this financial measure to the most comparable GAAP financial measure.

Sustainability highlights

At Metallus, we believe that sustainability is fundamental to our company’s long-term success. Our sustainability strategy is rooted in prioritizing the health and safety of our people, sound environmental management, positive community impact and adhering to our core values. We have established sustainability goals that not only inspire and drive us forward, but also help us monitor and measure our progress toward a more sustainable future. By aligning our operations with our sustainability strategy and goals, we aim to deliver long-term value to our stakeholders while creating a positive impact on the world.

“Our commitment to sustainability is deeply embedded in how we do business. Our people come first, and that’s reflected in the resources we dedicate to safe workplaces and training programs that create a healthy and sustainable workplace. We produce specialty metals that meet the highest standards for performance and responsibility. Through our use and on-site processing of scrap materials, we close the loop and strengthen the circular economy. We push for continuous improvement in our manufacturing operations and strive to reduce our environmental footprint. These principles guide every decision we make, shaping a business that delivers for employees, customers, communities and the planet.”

- Mike Williams, chief executive officer

With oversight of our sustainability strategy provided by our full Board of Directors, we are committed to making progress towards our long-term goals by addressing areas where we can have the most impact. We report on sustainability metrics, in reference to the Global Reporting Initiative (GRI) standards, including providing disclosures in accordance with the Sustainability Accounting Standards Board (SASB) for our sector. Our 2025 sustainability metrics, which we expect to release in spring 2026, will also reference GRI standards and will align with the SASB Standard for Iron & Steel Producers sector. We believe regular, transparent communication with stakeholders about key areas of focus and our progress against established goals is pivotal to our success. See “Our commitment to sustainability” for additional information regarding oversight and risk management and the pillars and focus areas of our sustainability program.

Environmental stewardship – Metallus operates a circular manufacturing model. We have relied on electric arc furnace (EAF) technology for over 70 years, meaning our steel is produced almost entirely from recycled scrap metal. This gives our products a significantly lower carbon footprint than steel made via traditional blast furnaces, and it makes us one of the largest scrap recyclers in our region. We consistently work to mitigate our environmental impact and set attainable goals to drive continuous improvement. Our environmental efforts are focused on maintaining clean air, water and land, while complying with environmental rules and regulations. Through the integration of material efficiency, conservation of energy and responsible natural resource use, we aim to continually lessen our products’ environmental impact.

✓	Commitment to sound environmental management

Metallus maintains ISO 14001(1) certifications for all of its domestic facilities that produce or process steel. Certifications were unconditionally renewed for all facilities in 2025.	Metallus’ Water Treatment Plant processed 5.2 billion gallons of water in 2025.

Metallus’ Greenhouse Gas Emissions are consistently less than half of the global industry average.(2)	930 thousand tons of recycled scrap were melted in Metallus’ electric arc furnaces in 2025.

(1)	ISO 14001 is an international standard that sets out the requirements for an environmental management system.
(2)

Global industry average data source: https://worldsteel.org/wider-sustainability/sustainability-indicators. Scrap-based electric arc furnaces (EAFs) are widely acknowledged to be cleaner than blast furnaces and direct reduced iron (DRI)-based EAFs. Metallus produces steel only using scrap-based EAFs.

✓	Metallus is committed to the following 2030 environmental goals, compared with a 2018 baseline:

•	40% absolute reduction in combined Scope 1 and Scope 2 greenhouse gas emissions
•	30% absolute reduction in total energy consumption (direct and indirect)
•	35% absolute reduction in fresh water withdrawn
•	10% reduction in waste-to-landfill intensity

The company’s 2030 targets for greenhouse gas (GHG) emissions, energy consumption and fresh water withdrawn are based on an absolute or total reduction in the amount of GHG emissions, energy consumption and fresh water withdrawn as compared to a 2018 baseline. In contrast, the company’s waste-to-landfill target is based on an intensity or percentage reduction of waste-to-landfill per ton of steel shipped as compared to a 2018 baseline. All 2030 targets are based on the company’s operating assets as of 2018 and do not account for any future inorganic growth or other expansion of its facilities or operating assets, for which an adjustment to the absolute reduction may be required. The company selected 2018 as the baseline year as it aligns with the baseline used in the company’s Sustainability Accounting Standards Board (SASB) disclosure. Following the publication of steel sector guidance and standards in 2023 by the Global Steel Climate Council (GSCC), the company has evaluated its existing goals and performance. In 2026, the company intends to submit a science-based target aligned with the GSCC’s Steel Climate Standard for validation by an accredited third-party organization, which may result in refreshed environmental goals.

The company’s 2030 targets are supported by projects across the company’s manufacturing, supply chain and corporate operations and, in 2021, the indefinite idling of the company’s Harrison melt and casting assets contributed to the reduction in greenhouse gas emissions. We have allocated approximately $3 million of capital expenditures per year through 2030 to achieve our long-term sustainability goals, including safety- and environmental-related projects.

Social Commitment – “Safety First” is a core value at Metallus. Our social commitment begins with protecting the health and safety of our employees, customers and suppliers, and extends to cultivating a workplace that embraces a variety of perspectives and talents, and where everyone has the opportunity to grow and achieve their full potential. We are also inspired to make a positive impact in the communities where we live and work.

✓

Commitment to safety and health – Our core value of Safety First expresses our belief that the health and well-being of our fellow employees is essential to achieve our mission to be an industry-leading provider of high-quality specialty metals and to deliver exceptional value for our customers, employees and investors. We aspire to have the safest specialty metals operations in the world and are committed to improving our safety culture and record year-over-year. In 2025, we maintained our unwavering focus on safety, actively involving more than 1,000 employees and enhancing both hazard awareness and safe work practices. We had zero serious injuries in 2025 and received industry recognition for our commitment to safety, earning the Safety Culture Improvement Award from the Metals Service Center Institute. We also continued to invest in company-wide safety training, equipment and improved safety processes throughout the year. To reinforce the importance of operating safely and responsibly, a safety metric (comprised of both leading and lagging indicators) is included in our annual incentive compensation plan for all salaried employees.

✓

Commitment to our employees, our values and our culture – We seek to retain the best people by providing them with opportunities to grow, build skills and be appreciated for their contributions as they work to serve our customers. Our vision and mission inform everything we do. Our work is grounded in our core values, which represent the framework on which our culture is built.

Our employees are critical to our success and creating a positive atmosphere is fundamental to our strategic imperative to attract and retain top talent. We recognize that an engaging culture has enabled us to deliver innovative solutions throughout the life of our business and is key to our continued business success. We foster a culture that lends a variety of perspectives, backgrounds and expertise to our operations and believe a continuous focus on company culture and employee engagement will help us provide high quality products to our customers.

We are committed to providing equal opportunities for growth to all employees. Our Employee Resource Groups (ERGs) provide networking, personal growth and professional development opportunities in targeted areas. All employees are welcome and encouraged to join any ERG that may be of interest to them.

In 2025, we conducted semi-annual surveys to gather insight into the level of employee engagement at Metallus and other factors that contribute to a successful workplace. These surveys help to ensure we are continuously listening to our employees and measuring our progress. We regularly communicate with our employees regarding survey results and actions being taken in response.

Governance and ethics – We promote the long-term interests of shareholders and build public trust through good governance practices. This includes oversight of the sustainability strategy by our Board of Directors, which receives regular updates from senior leadership and reviews sustainability-related risks and opportunities annually. We are committed to operating in accordance with the highest standards of ethics and integrity, and we enact policies and procedures that ensure effective and responsive governance.

✓	Commitment to good governance practices – The “Corporate governance” section of this proxy statement describes our governance framework, which includes the following highlights:

✓	Non-executive Chairman of the Board	✓	Independent Audit, Compensation and Nominating and Corporate Governance Committees

✓	All directors, other than Mr. Williams (our CEO), are independent	✓	Regular executive sessions of independent directors at Board and committee meetings

✓	Annual Board and committee evaluations	✓	Majority voting policy in uncontested elections of directors

✓	Limits on director “overboarding”	✓	Mandatory retirement age of 75 for directors

✓	Risk oversight by the full Board of Directors and its committees, under Audit Committee guidance	✓	Annual review by Board of Directors of succession plans for CEO and key executives

✓	Related-party transactions approval policy	✓	Anti-hedging and anti-pledging policies

✓	Robust share ownership and holding requirements for executive officers and directors	✓	Commitment to corporate responsibility with Board of Directors’ oversight of sustainability strategy

✓	Comprehensive director and employee code of conduct and ethics and compliance program	✓	Supplier Code of Conduct establishes expectations for ethical business practices in our global supply chain

✓	Adhere to an incentive compensation recoupment “clawback” policy	✓	Maintain insider trading policies applicable to all employees, including officers, and outside directors

Aligning pay with performance

Our compensation objectives and philosophy

At Metallus, our executive compensation program is designed to align our executives’ interests with those of our shareholders; to reward leaders for strong business results; and to attract, retain and motivate the best talent in the industry.

Our executive compensation philosophy embodies the following principles:

✓ Recognizes people are our strongest assets

✓ Rewards results linked to short- and long-term performance (pay-for-performance)

✓ Positions pay affordably and competitively in the marketplace

✓ Drives a focus on increasing shareholder value

Named executive officer	Title

Michael S. Williams	Chief Executive Officer

Kristopher R. Westbrooks	President and Chief Operating Officer

John M. Zaranec III	Executive Vice President and Chief Financial Officer

Kristine C. Syrvalin	Executive Vice President, General Counsel and Chief Human Resources Officer

Kevin A. Raketich	Executive Vice President and Chief Commercial Officer

Changes in executive leadership in 2025

On May 19, 2025, the Board appointed Kristopher R. Westbrooks (the company’s Executive Vice President and Chief Financial Officer at that time) as President and Chief Operating Officer of the company, effective June 16, 2025. On that same date, the Board appointed John M. Zaranec III to succeed Mr. Westbrooks as the company’s Executive Vice President and Chief Financial Officer, also effective June 16, 2025. The compensation decisions related to this transition are discussed in the “Compensation discussion and analysis” section of this proxy statement.

2025 target pay mix

In support of our pay-for-performance philosophy, a substantial majority of the target total direct compensation for our named executive officers (“NEOs”) under our annual compensation program is allocated to variable compensation. The compensation structure for Mr. Williams is weighted even more significantly towards variable and performance-based compensation, with 83 percent of his target total direct compensation designed to be at risk as variable compensation. The charts below show, for our CEO and, on average, our other NEOs, the mix of aggregate compensation at target for 2025 under our annual compensation program.

Target Direct Compensation Mix - CEO

Target Direct Compensation Mix - Other NEOs (average)(1)

(1)

The information included in this chart for Mr. Zaranec represents the target compensation established at the time of hire and does not include the cash sign-on bonus of $100,000 or the sign-on equity grant of restricted stock units with a value of approximately $500,000.

Pay and performance at a glance

The compensation of our NEOs during 2025 reflects our financial results both for the current year and the three-year period ended December 31, 2025, and demonstrates that our compensation plans pay for performance as intended. In 2025, demand improved across most end markets. We grew our position in the aerospace and defense market, winning new business with existing customers and adding several new customers and opportunities. The improved demand environment resulted in profitability driven primarily by higher volume and raw material spread, as well as better fixed cost leverage on higher melt utilization, offset by lower base selling prices. Adjusted EBITDA fell short of expectations in 2025, while adjusted operating cash flow performance, benefiting from profitability and effective working capital management, exceeded the maximum. This performance resulted in a payout (on an unweighted basis) on the adjusted EBITDA metric of 60.0 percent of target and a payout (on an unweighted basis) of 200.0 percent of target on the adjusted operating cash flow metric.

To reinforce the strategic importance of improving the company’s safety culture and performance and drive accountability at the highest levels of the company, safety metrics comprised 20 percent of the 2025 annual incentive opportunity for our NEOs. The safety metrics included typical lagging indicators (comprising 40 percent of the safety metric) for OSHA recordable and lost time incident rates and a leading indicator (comprising 60 percent of the safety metric) for timely completion of corrective actions related to near miss incidents which have the potential to result in a serious injury or fatality (referred to as the PSIF action completion rate). The company’s OSHA recordable and lost-time incident rates each failed to achieve the threshold performance objective for 2025. At the same time, the company continued to make significant improvements year-over-year with respect to the PSIF action completion rate, slightly exceeding the target performance objective established for 2025. Overall, the company’s safety performance in 2025 resulted in a payout percentage (on an unweighted basis) on the safety metric of 62.4 percent of target.

Based on this performance, the Compensation Committee approved a total payout of 102.5 percent of target for each NEO based on performance against the metrics established for the 2025 APA plan.

2025 Annual incentive plan

	Adjusted EBITDA(1)	Adjusted operating cash flow(2)	Safety metric

Weighting	50%	30%	20%

Performance target	$90.0M	$60.5M	1.50 OSHA recordable rate; 0.20 lost-time incident rate; 85.0% PSIF action completion rate

Result	$75.6M	$73.2M	2.47 OSHA recordable rate; 0.55 lost-time incident rate; 85.4% PSIF action completion rate

Metric performance	60.0%	200.0%	62.4%

Payout percentage	30.0%	60.0%	12.5%

Total calculated payout		102.5%

(1)

Please see “Compensation Discussion and Analysis – Analysis of 2025 compensation – 2025 Annual performance award decisions” for additional information, including how adjusted EBITDA is defined for incentive compensation plan purposes.

(2)

See “Compensation Discussion and Analysis – Analysis of 2025 compensation – 2025 Annual performance award decisions” for additional information, including how adjusted operating cash flow is defined for incentive compensation plan purposes.

For the performance shares awarded for the 2023-2025 performance cycle, NEOs earned a payout of 41.1 percent of the target number of performance shares granted, based on the company’s relative total shareholder return as compared to an identified peer group of steel companies for the one-, two- and three-year periods beginning January 1, 2023 and ended December 31, 2023, 2024 and 2025. Relative total shareholder return for the one-year period ended December 31, 2023 was achieved at the 57th percentile of the identified peer group, resulting in a payout of 114.3 percent, and relative total shareholder return for the two-year period ended December 31, 2024 was achieved at the 25th percentile of the identified peer group, resulting in a payout of 50.0 percent. For the three-year period ended December 31, 2025, relative total shareholder return was achieved at the 10th percentile of the identified peer group, resulting in no payout. In determining the final payout for the 2023-2025 performance shares, the one-year period and two-year periods are each weighted at 25 percent and the three-year period is weighted at 50 percent.

See “Compensation Discussion and Analysis – Analysis of 2025 compensation” for additional information.

Proposal 1

Election of directors

The company currently has eleven members on its Board of Directors, divided into three classes for purposes of election, with three-year terms of office ending in successive years. The term of office of the Class III directors expires at the 2026 annual meeting. The Board of Directors has nominated each of Nicholas J. Chirekos, Randall H. Edwards and Randall A. Wotring for election as a director at the 2026 annual meeting of shareholders, to serve for a term of three years expiring at the 2029 annual meeting of shareholders or until his successor is duly elected and qualified (or until his earlier death, resignation or removal). Each of Messrs. Chirekos, Edwards and Wotring currently serves as a director and has agreed to continue serving if elected.

If any of the nominees is unable to stand for election, the Board of Directors may designate a substitute. Shares represented by proxies may be voted for the substitute but will not be voted for more than three nominees. Directors are elected by a plurality of the votes cast. The three nominees receiving the greatest number of votes will be elected.

Pursuant to the majority voting policy of the Board of Directors, as set forth in its Corporate Governance Guidelines, any director who receives a greater number of “withhold” votes than votes “for” his or her election in an uncontested election will submit his or her resignation to the Board of Directors promptly after the certification of the election results. The Nominating and Corporate Governance Committee will consider and provide its recommendation to the Board of Directors regarding, and the Board of Directors will then consider and act upon, the tendered resignation in light of any factors they consider appropriate, including the director’s qualifications and contributions to the Board of Directors, as well as any reasons given by shareholders regarding why they withheld votes from the director. The Board of Directors is required to determine whether to accept or reject the tendered resignation within 90 days following the election and to promptly disclose its decision, as well as the reasons for rejecting any tendered resignation, if applicable.

Holders of Metallus common shares are entitled to cast one vote for each share held on the record date for up to three nominees for director. A shareholder may not cumulate his or her shares in voting for director nominees. For example, a shareholder who owns 100 Metallus common shares may vote 100 shares for each of the three nominees. The shareholder may not, however, vote more than 100 shares for any one nominee, or vote for more than three nominees.

Shares represented by proxy will be voted FOR these nominees unless specified otherwise in the voting instructions.

Your Board of Directors recommends a vote for these nominees.

Our knowledgeable Board of Directors

Our directors and director nominees have diverse sets of skills, qualifications and experiences that enable them to effectively oversee the management of the company’s business affairs. Our directors represent the interests of Metallus’ stakeholders and help to drive strategic decisions for the company’s long-term success.

Mary Ellen Baker		●	●			●		●		●
Nicholas J. Chirekos		●	●					●	●			●
Randall H. Edwards	●	●		●	●			●	●		●	●
Kenneth V. Garcia	●	●	●	●		●	●	●
Ellis A. Jones		●	●		●				●	●	●
Melissa M. Miller		●					●	●	●	●	●	●
Donald T. Misheff	●	●	●					●	●			●
Jamy P. Rankin	●	●	●	●	●		●		●		●	●
Ronald A. Rice	●	●	●	●	●	●	●	●	●	●	●	●
Michael S. Williams	●	●		●	●	●	●	●	●	●	●	●
Randall A. Wotring		●	●		●	●	●	●	●	●	●

Biographical information on each of the nominees and a description of his or her qualifications to serve as a director, as well as similar information about the other directors whose terms will continue following the annual meeting, are provided in the pages that follow. All information is as of February 27, 2026, unless otherwise indicated.

Nominees for election as Class III directors to serve a three-year term expiring at the 2029 annual meeting of shareholders

Nicholas J. Chirekos

Age: 67

Term: Expires in 2026; director since 2022

Committees: Audit

Other public company boards: Mr. Chirekos has been a director of Peabody Energy Corporation since 2017 and a director of New Gold Inc. since 2019.

Business experience: Mr. Chirekos served in various investment banking roles at J.P. Morgan (a global leader in financial services offering solutions to the world’s most important corporations, governments and institutions) from 1987 until his retirement in 2016. Most recently, he served as the managing director, North America head of mining and, prior to that, as the global head of mining and metals. Mr. Chirekos has more than 25 years of experience in investment banking and capital markets, with a focus on the mining industry.

Randall H. Edwards

Age: 67

Term: Expires in 2026; director since 2015

Committees: Compensation; Nominating and Corporate Governance

Other public company boards: None

Business experience: Mr. Edwards retired in April 2022 from his position as President and Chief Executive Officer of P2 Energy Services, LLC (formerly Premier Pipe, LLC) (a leader in the supply and management of engineered premium oil country tubular goods), a position which he had held since 2015. Previously, he served as President and Chief Operating Officer of Premier Pipe from 2014 to 2015. From 1999 to 2014, Mr. Edwards held various positions with NOV Grant Prideco (a leading supplier of oil field drill stem components), including President of NOV Grant Prideco from 2008 to 2014. He began his career at Wilson Supply, where he managed Wilson’s oil country tubular goods and its drill pipe product line.

Randall A. Wotring

Age: 69

Term: Expires in 2026; director since 2014

Committees: Compensation; Nominating and Corporate Governance (Chairperson)

Other public company boards: None

Business experience: Mr. Wotring retired from his position as Chief Operating Officer of AECOM (a premier, fully integrated infrastructure and support services firm and the largest engineering design firm in the world) in October 2020, a position he had held since July 2017. He previously served as President, Technical and Operational Services of AECOM from July 2016 until July 2017; as President, Management Services of AECOM from October 2014 until July 2016; and as Corporate Vice President and President of the Federal Services division of URS Corporation from 2004 until October 2014 when URS was acquired by AECOM.

CEO or chairperson experience	Public company board experience	Financial expertise	Sales/ marketing	Relevant end market expertise	Technology/ cyber/ IT	Human resources/ compensation/ labor relations	Mergers and acquisitions	Global	Sustainability	Manufacturing operations	Metals industry experience

Continuing directors

Class I - Term expiring 2027

Mary Ellen Baker

Age: 67

Term: Expires in 2027; director since 2022

Committees: Audit

Other public company boards: Ms. Baker has been a director of NCR Atleos Corporation since October 2023.

Business experience: Ms. Baker retired in July 2022 from her position as Executive Vice President and Head of Business Services for Citizens Bank (one of the oldest and largest financial services firms in the United States, offering a broad range of retail and commercial banking products and services to more than five million individuals, small businesses, middle-market companies, large corporations and institutions), a position which she had held since June 2016. Previously, she was Executive Vice President of Enterprise Services at PNC Financial Services Group, Inc. (one of the largest diversified financial services institutions in the United States).

Jamy P. Rankin

Age: 62

Term: Expires in 2027; director since 2023

Committees: Audit

Other public company boards: Ms. Rankin was formerly a director of Motorcar Parts of America, Inc.

Business experience: Ms. Rankin retired from her position as President and Chief Executive Officer of Ford Component Sales, LLC (a wholly-owned subsidiary of Ford Motor Company and the sole arm of the Ford Motor Company authorized to sell genuine Ford components and assemblies to original equipment manufacturers and the aftermarket) in 2016. Previously, she held various leadership roles at Ford Motor Company, including as global director of strategy and vehicle personalization and executive director of dealer development. Prior to joining Ford in 2001, Ms. Rankin led marketing and sales organizations at Case New Holland and Navistar.

Ronald A. Rice

Age: 63

Term: Expires in 2027; director since 2015

Committees: Nominating and Corporate Governance

Other public company boards: None

Business experience: Mr. Rice retired in 2018 from his position as President and Chief Operating Officer of RPM International Inc. (a manufacturer of specialty coatings, sealants and building materials and provider of related services for industrial and consumer markets globally), a position he had held since 2008. Previously, Mr. Rice held a variety of increasingly responsible positions with RPM from 1995 to 2008. He began his career with The Wyatt Company, an actuarial consulting firm known today as Willis Towers Watson, in 1985.

CEO or chairperson experience	Public company board experience	Financial expertise	Sales/ marketing	Relevant end market expertise	Technology/ cyber/ IT	Human resources/ compensation/ labor relations	Mergers and acquisitions	Global	Sustainability	Manufacturing operations	Metals industry experience

Michael S. Williams

Age: 65

Term: Expires in 2027; director since 2021

Committees: None

Other public company boards: None

Business experience: Mr. Williams is the Chief Executive Officer of Metallus Inc., a position he has held since January 1, 2021. Prior to his current position, Mr. Williams was CEO of Bayou Steel Group (a U.S. producer of structural steel and merchant bar) from May 2019 to September 2019. Prior to joining Bayou Steel, Mr. Williams served as President Outokumpu Americas for Outokumpu Oyj (a global leader in the stainless steel industry) from 2015 to 2019. Before that, Mr. Williams held a number of leadership roles at US Steel Corporation (a Fortune 500 company and leading integrated steel producer) from 2006 to 2015, including Senior Vice President, North American Flat Rolled and, most recently, Senior Vice President, Strategic Planning and Business Development. Earlier in his career, Mr. Williams served as Vice President of Commercial Products at Special Metals Corporation (a leader in the invention, production and supply of high-nickel alloys) and, prior to that, as Chairman and Chief Executive Officer of Ormet Corporation (a manufacturer of foil, sheet, billet and other aluminum products).

Class II - Term expiring in 2028

Kenneth V. Garcia

Age: 56

Term: Expires in 2028; director since 2021

Committees: Compensation (Chairperson)

Other public company boards: None

Business experience: Mr. Garcia is the Co-Founder & President of WarmHub, Inc. (a technology company that builds software development tools), a position he has held since October 2024. Mr. Garcia was previously an executive fellow with Q2 Software Inc. from November 2019 until September 2024. In this role, Mr. Garcia assisted the board of directors and executive leadership team of Q2 Software with long-term planning related to M&A, talent and its product roadmap. Previously, Mr. Garcia co-founded and served as president of PrecisionLender from May 2009 through October 2019, when PrecisionLender was acquired by Q2 Software. Earlier in his career, he was chief financial officer and general counsel with Ecovation, Inc. (a waste stream technology company using patented technologies).

Ellis A. Jones

Age: 60

Term: Expires in 2028; director since 2021

Committees: Audit; Nominating and Corporate Governance

Other public company boards: Mr. Jones was formerly a director of Arconic Corporation.

Business experience: Mr. Jones retired in April 2023 from his position as vice president and chief sustainability officer with The Goodyear Tire and Rubber Company (a global manufacturer of tires and engineered products), a position he had held since October 2021. Prior to this role, he had served in various progressive leadership positions with Goodyear since 2003, including as vice president of global environmental, health, safety, sustainability and business continuity, senior director of global environmental, health, safety and sustainability, manufacturing director for its race tire division and finance director of its North American tire division. Mr. Jones also previously served as the finance director of office property and casualty insurance at Nationwide Mutual Insurance Company. He began his career in various finance roles with Goodyear.

CEO or chairperson experience	Public company board experience	Financial expertise	Sales/ marketing	Relevant end market expertise	Technology/ cyber/ IT	Human resources/ compensation/ labor relations	Mergers and acquisitions	Global	Sustainability	Manufacturing operations	Metals industry experience

Melissa M. Miller

Age: 54

Term: Expires in 2028; director since 2024

Committees: Compensation

Other public company boards: Ms. Miller has been a director of Compass Minerals, Inc. since 2022.

Business experience: Ms. Miller is Executive Vice President and Chief Human Resources Officer at Arconic Corporation (a manufacturer of aluminum sheet, plate, extrusions and architectural products), a position she has held since April 2020 when Arconic Corporation separated from Arconic, Inc. (now known as Howmet Aerospace). Prior to her current role, Ms. Miller served as Vice President, Human Resources, Global Rolled Products for Arconic, Inc. from October 2017 through March 2020. Ms. Miller joined Alcoa (the predecessor company to Arconic, Inc.) in 2005 and held multiple leadership roles with a broad spectrum of progressive human resources responsibilities, including HR strategy development and implementation, talent management, workforce planning, succession planning, employee engagement, HR technology and employee and labor relations.

Donald T. Misheff

Age: 69

Term: Expires in 2028; director since 2014

Committees: Audit (Chairperson)

Other public company boards: Mr. Misheff was formerly a director of Trinseo S.A. and a director and non-executive Chairman of the Board of FirstEnergy Corp.

Business experience: Mr. Misheff was Managing Partner of the Northeast Ohio offices of Ernst & Young LLP (a public accounting firm), from 2003 until his retirement in 2011. He began his career at Ernst & Young in 1978 and has more than 30 years of experience in taxation and in performing, reviewing and overseeing financial statement audits for a wide range of public companies and advising those companies on financial and corporate governance issues.

CEO or chairperson experience	Public company board experience	Financial expertise	Sales/ marketing	Relevant end market expertise	Technology/ cyber/ IT	Human resources/ compensation/ labor relations	Mergers and acquisitions	Global	Sustainability	Manufacturing operations	Metals industry experience

Board of directors information

Meetings and committees

During calendar year 2025, there were six meetings of the Board of Directors. All incumbent directors attended 75 percent or more of the aggregate number of meetings of the Board and its committees on which they served. It is our policy that all members of the Board of Directors serving at the time of the annual meeting of shareholders should attend the annual meeting, and all such directors attended the 2025 annual meeting of shareholders. The independent directors met separately in executive session without management present at least quarterly in conjunction with regularly scheduled meetings of the Board in 2025 and intend to meet separately in executive sessions without management present at least quarterly in conjunction with regularly scheduled meetings of the Board of Directors in 2026 and thereafter.

The standing committees of the Board of Directors consist of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each of these committees meets regularly and has a written charter approved by the Board of Directors which is reviewed and reassessed annually. A current copy of each of these charters is available on the company’s website at www.metallus.com. At each regularly scheduled Board meeting, the Chair of each committee reports on any significant matters addressed by the committee since the last regularly-scheduled Board meeting.

Audit Committee	Five meetings in 2025

Members

Donald T. Misheff, Chair*

Mary Ellen Baker

Nicholas J. Chirekos

Ellis A. Jones

Jamy P. Rankin

* Audit Committee Financial Expert

Our Board of Directors has determined that each member of the Audit Committee named above is financially literate and independent as defined in the listing standards of the New York Stock Exchange and the rules of the Securities and Exchange Commission (“SEC”).

Key Responsibilities

•

Oversee the integrity of the company’s financial statements, internal control over financial reporting and auditing, accounting, tax and financial reporting processes

•

Oversee the qualifications, independence, performance and engagement of our independent registered public accounting firm

•

Oversee disclosure controls and procedures and internal audit function

•

Review and pre-approve audit and permissible non-audit services and fees

•

Oversee the company’s ethics and compliance program

•

Review legal matters that may have a material impact on the company’s financial statements or compliance policies

•

Oversee financial-related risks and assist the Board in overseeing the company’s enterprise risk management program

•

Prepare the Audit Committee Report

Audit Committee report

The Audit Committee has reviewed and discussed with management and the company’s independent auditor the audited financial statements contained in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as well as the critical audit matter addressed in the audit and the relevant financial statement accounts or disclosures that relate to the critical audit matter. The Audit Committee also has discussed with our independent auditor the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

The Audit Committee has received and reviewed the written disclosures and the letter from our independent auditor required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence, has discussed with the independent auditor such auditor’s independence, and has considered the compatibility of any non-audit services with the auditor’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC.

Donald T. Misheff (Chairperson)

Mary Ellen Baker

Nicholas J. Chirekos

Ellis A. Jones

Jamy P. Rankin

Compensation Committee	Five meetings in 2025

Members

Kenneth V. Garcia, Chair

Randall H. Edwards

Melissa M. Miller

Randall A. Wotring

Our Board of Directors has determined that each member of the Compensation Committee named above is independent as defined in the listing standards of the New York Stock Exchange, and that no such member of the Compensation Committee has any relationship to the company that is material to his or her ability to be independent from management in connection with the duties of a member of the Compensation Committee. Each member of the Committee also is a “non-employee director” for purposes of Section 16 of the Securities Exchange Act of 1934.

Key Responsibilities

•

Establish and administer the company’s compensation policies and programs for executive officers

•

Review the performance and determine the compensation of executive officers, including approval of the corporate goals and objectives relevant to the compensation of the company’s executive officers

•

Review, approve and oversee cash and equity-based incentive compensation plans

•

Establish and monitor compliance with stock ownership guidelines

•

Oversee human capital management

•

Review and advise on executive officer succession planning and organizational development

•

Review compensation policies and practices, including the clawback policy and the hedging and pledging policy, as they relate to risk management practices

•

Review and approve the compensation program for the Board of Directors

•

Review and discuss compensation discussion and analysis and prepare the Compensation Committee Report

With the guidance and approval of the Compensation Committee, the company has developed compensation programs for its executive officers that are intended to align the interests of our executives and shareholders; reward executives for sustained, strong business and financial results; and enable us to attract, retain and motivate the best talent.

The agenda for meetings of the Compensation Committee is determined by its chairperson with the assistance of management. The meetings are regularly attended by the Chief Executive Officer, the President and Chief Operating Officer, the Executive Vice President and Chief Financial Officer, the Executive Vice President, General Counsel and Chief Human Resources Officer, the Senior Director, Human Resources and the Senior Manager, Compensation and Benefits. The Compensation Committee meets in executive session at each of its meetings, and the chairperson reports the Committee’s actions regarding compensation of executive officers to the full Board of Directors. The company’s human resources department supports the Compensation Committee in its duties and the Committee may delegate to the human resources department and to other company personnel certain administrative duties in connection with the company’s compensation programs.

The Compensation Committee has the sole authority to retain and terminate compensation consultants to assist in the evaluation of director and executive officer compensation and the sole authority to approve the fees and other retention terms of any compensation consultants. The Committee has selected Meridian

Compensation Partners, LLC (“Meridian”) to serve as its independent compensation consultant. The Compensation Committee has engaged Meridian to analyze our executive compensation structure and plan designs, to assess whether the compensation program is competitive and supports the Compensation Committee’s goal to align the interests of executive officers with those of shareholders and, from time to time, to review the total compensation of outside directors. Meridian also provides market data directly to the Compensation Committee, which the Committee references when determining compensation for executive officers. Additional information regarding the Committee’s engagement of Meridian, including a discussion of the Committee’s assessment of the independence of Meridian, is available in the “Compensation discussion and analysis” section of this proxy statement under the caption “Determining compensation for 2025 — Role of the compensation consultant: Advising the Compensation Committee.”

Compensation Committee interlocks and insider participation

As noted previously, members of the Compensation Committee currently include Kenneth V. Garcia (chairperson), Randall H. Edwards, Melissa M. Miller and Randall A. Wotring.

No director who served as a member of the Compensation Committee during 2025 is, or was during 2025, an officer or employee of the company. Further, no director who served as a member of the Compensation Committee during 2025 was formerly an officer or employee of the company. All directors who served on the Compensation Committee during 2025 were independent as defined in the listing standards of the New York Stock Exchange during their time of service. Additionally, during 2025, no member of the Compensation Committee had a relationship that is required to be disclosed under SEC rules regarding related-party transactions. Finally, no executive officer of the company serves or served on the compensation committee or board of directors of any company where any member of the Compensation Committee or the Metallus Inc. Board of Directors is, or was during 2025, an executive officer.

Compensation Committee report

The Compensation Committee has reviewed and discussed with our management the Compensation Discussion & Analysis (“CD&A”) for the year ended December 31, 2025. Following and based on that review and discussion, the Compensation Committee recommended to our Board of Directors, and our Board approved, the incorporation by reference of the CD&A in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, and its inclusion in this proxy statement for filing with the SEC.

Kenneth V. Garcia (Chairperson)

Randall H. Edwards

Melissa M. Miller

Randall A. Wotring

Nominating and Corporate Governance Committee	Four meetings in 2025

Members

Randall A. Wotring, Chair

Randall H. Edwards

Ellis A. Jones

Ronald A. Rice

Our Board of Directors has determined that each member of the Nominating and Corporate Governance Committee named above is independent as defined in the listing standards of the New York Stock Exchange.

Key Responsibilities

•

Identify and recommend qualified candidates for election to the Board

•

Recommend whether incumbent directors should be nominated for re-election to the Board

•

Evaluate resignations

•

Evaluate independence of directors

•

Recommend directors to serve as members of the Board’s standing committees

•

Review and make recommendations regarding the Board’s leadership structure

•

Oversee corporate governance policies and practices, including the company’s Corporate Governance Guidelines, Code of Conduct and potential waivers to the Code of Conduct

•

Administer annual evaluation of the Board and oversee annual evaluations of Board committees

•

Review and, if appropriate, approve related party transactions

Director candidates recommended by our shareholders will be considered in accordance with the criteria outlined below. In order for a shareholder to submit a recommendation, the shareholder must deliver a communication by registered mail or in person to the Nominating and Corporate Governance Committee, c/o Metallus Inc., Attn: Secretary, 1835 Dueber Ave. S.W., Canton, Ohio 44706. Such communication should include the proposed candidate’s qualifications, any relationship between the shareholder and the proposed candidate, and any other information that the shareholder would consider useful for the Nominating and Corporate Governance Committee to consider in evaluating such candidate.

A shareholder who wishes to nominate a person for election as a director must provide written notice to the company’s secretary in accordance with the procedures specified in Article I, Sections 13 and 14 of our Code of Regulations. In general, to be timely, the written notice must be received by our secretary at our principal executive offices not less than 90 nor more than 120 days prior to the first anniversary of the date on which the company held the preceding year’s annual meeting of shareholders. If the date of the annual meeting of shareholders is scheduled for a date more than 30 days prior to or more than 30 days after the first anniversary of the preceding year’s annual meeting of shareholders, then a shareholder’s notice must be delivered to our secretary at our principal executive offices not later than the close of business on the later of the 90th day prior to the annual meeting of shareholders or the 10th day following the day on which public announcement of the date of the annual meeting of shareholders is first made. The notice must provide certain information required by the Code of Regulations, including but not limited to (a) biographical and share ownership information of the shareholder (and certain affiliates), (b) descriptions of any material interests of the shareholder (and certain affiliates) in the nomination and any arrangements between the shareholder (and certain affiliates) and another person or entity with respect to the nomination, (c) biographical and employment information of each nominee, and (d) a brief description of any arrangement or understanding between each individual proposed as a nominee and any other person pursuant to which the individual was proposed as a nominee.

The Nominating and Corporate Governance Committee has utilized and expects to utilize a variety of sources to identify possible director candidates, including professional associations and Board member recommendations. In recommending candidates, the Nominating and Corporate Governance Committee considers the qualifications of candidates such as business experience and other attributes and skills, including high standards of integrity and ethical behavior, which qualify the candidate to serve as a director of the company in light of the company’s business and structure. While the Nominating and Corporate Governance Committee does not have a specific diversity policy (however that term may be defined), the Nominating and Corporate Governance Committee also may consider such other elements that promote a range and diversity of views, experience and knowledge as it deems appropriate, consistent with the factors in the company’s Corporate Governance Guidelines and consistent with applicable law, including but not limited to a candidate’s professional background and capabilities, knowledge of specific industries, and geographic experience. The Nominating and Corporate Governance Committee also is responsible for reviewing the qualifications of, and making recommendations to the Board of Directors regarding, director nominations submitted by our shareholders. The Committee will consider all potential candidates in the same manner regardless of the source of recommendation.

The Nominating and Corporate Governance Committee periodically will review the appropriate size of the Board and plans for director succession. In the event vacancies are anticipated or arise, the Committee will consider potential director candidates. When considering potential director candidates, the Committee will assess the skills and attributes of our Board as a whole and of each individual director and evaluate whether prospective candidates possess complementary and supplementary skills and attributes that would strengthen our Board.

Director compensation

Our non-employee director compensation program is intended to provide fair and competitive compensation and to align the interests of our non-employee directors with the interests of our shareholders. Key features of our non-employee director compensation program include the following:

•	A significant portion of non-employee director compensation is delivered through equity awards.
•	We provide a competitive annual cash retainer and additional retainers for committee chairs, but no meeting fees.
•

Overall director compensation is subject to a limit. Pursuant to our Amended and Restated 2020 Equity and Incentive Compensation Plan, the maximum aggregate value of compensation granted in any one calendar year to a non-employee director for his or her service as such may not exceed $500,000 (with equity awards valued for this purpose at grant date fair value for financial reporting purposes).

•	Our non-employee directors are subject to robust stock ownership guidelines (five times the annual cash retainer).
•	Directors are prohibited from pledging company stock or hedging the economic risk related to such stock ownership. Please see “Corporate governance – Anti-hedging policy” for additional information.

Our non-employee director compensation program is reviewed periodically by the Compensation Committee and the Board to ensure that director compensation remains appropriate and competitive. In late 2024, the Compensation Committee asked Meridian (the independent compensation consultant engaged by the Compensation Committee) to conduct a competitive market analysis of the company’s director compensation program relative to the same peer group of companies used by the company for benchmarking executive pay. Meridian’s analysis concluded that the average annual total value of outside director compensation is slightly below median but the structure and design of the company’s director compensation program remains well-aligned with both peer practices and the broader market. Taking into account Meridian’s analysis and conclusions, the Compensation Committee recommended, and the Board approved, continuing the compensation program for non-employee directors with no changes for 2025.

The compensation program under which non-employee directors were compensated for their services as directors during 2025 is summarized below.

Cash compensation

Each non-employee director is paid an annual cash retainer for services as a director. For 2025 the annual cash retainer for each non-employee director was set at $90,000.

An additional annual cash retainer of $90,000 was paid to the non-executive Chairman of the Board in 2025. Further, the chairperson of each standing committee of our Board of Directors was paid the following additional annual fees:

Committee	Chairperson Fee

Audit	$20,000

Compensation	$15,000

Nominating & Corporate Governance	$15,000

Any director also employed by the company is not paid any compensation for serving as a director.

Stock compensation

Each non-employee director serving at the time of our annual meeting of shareholders receives a grant of our common shares following the meeting. The common shares are granted as restricted stock units that generally will vest on the first anniversary of the grant date. For 2025, the approximate target value of the grant for each non-employee director was $120,000.

A non-employee director who is first elected to the Board after the date of the annual meeting will receive a grant of restricted stock units at the time of his or her election to the Board. These restricted stock units generally will vest on the first anniversary of the grant date.

The company requires that the common shares granted to a non-employee director be held for as long as the director remains on the Board. In addition, the Compensation Committee of the Board of Directors has adopted stock ownership guidelines that require non-employee directors to own common shares with a value equal to five times the director’s annual cash retainer. The company considers all shares owned by the director, plus unvested restricted stock units, in determining whether the director has met the ownership guidelines. As of February 27, 2026, each of the non-employee directors (except Mses. Miller and Rankin, each of whom was appointed as director within the last three years) had achieved his or her ownership requirement.

Compensation deferral

Any non-employee director may elect to defer the receipt of all or a specified portion of his or her cash and/or stock compensation in accordance with the provisions of the company’s Amended and Restated Director Deferred Compensation Plan. Pursuant to the plan, cash fees can be deferred and paid at a future date elected by the director. The deferred amount will be adjusted based on investment crediting options, which include interest earned quarterly at a rate based on the prime rate plus one percent or the total shareholder return of our common shares, with amounts paid in cash either in a lump sum or in installments, as elected by the director. Stock compensation can be deferred to a future date and is payable, in a lump sum or installments, in shares plus an amount representing dividend equivalents, if any dividends are declared during the deferral period.

2025 Director compensation table

The following table provides details of non-employee director compensation in 2025:

Name(1)	Fees Earned or Paid in Cash	Stock Awards(2) (3)	Total

Mary Ellen Baker	$90,000	$119,941	$209,941

Nicholas J. Chirekos	$90,000	$119,941	$209,941

Randall H. Edwards	$90,000	$119,941	$209,941

Kenneth V. Garcia	$105,000	$119,941	$224,941

Ellis A. Jones	$90,000	$119,941	$209,941

Melissa M. Miller	$90,000	$119,941	$209,941

Donald T. Misheff	$110,000	$119,941	$229,941

Jamy P. Rankin	$90,000	$119,941	$209,941

Ronald A. Rice	$180,000	$119,941	$299,941

Randall A. Wotring	$105,000	$119,941	$224,941

(1)	Michael S. Williams, Chief Executive Officer, is not included in this table as he was an employee of the company throughout 2025 and received no additional compensation for his services as a director.

(2)

The amount shown for each director is the grant date fair value of 9,305 restricted stock units awarded on May 7, 2025, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718. These awards have a one-year vesting period.

(3)	As of December 31, 2025, each director held 9,305 unvested restricted stock units, which are scheduled to vest on May 7, 2026. No director had any outstanding company stock options.

Our commitment to sustainability

At Metallus, our sustainability strategy reflects our vision to harness the enduring power of high-performance metals to make the world a better place. We focus on creating long-term shareholder value by employing sustainable practices. Our commitment to operating responsibly helps ensure we create and maintain a safe and healthy workplace, protect our natural resources and deliver sustainable technologies that contribute to economic growth and prosperity.

With oversight of our sustainability strategy provided by our full Board of Directors, we are committed to making progress towards our long-term goals by addressing areas where we can have the most impact. We report on sustainability metrics, including providing disclosures in accordance with Global Reporting Initiative (GRI) standards and the Sustainability Accounting Standards Board (SASB) for our sector.

Metallus’ sustainability strategy consists of three focus areas organized around environmental, social and governance priorities:

Environmental Stewardship: Metallus operates a circular manufacturing model. We have relied on electric arc furnace (EAF) technology for over 70 years, meaning our steel is produced almost entirely from recycled scrap metal. This gives our products a significantly lower carbon footprint than steel made via traditional blast furnaces, and it makes us one of the largest scrap recyclers in our region. We consistently work to mitigate our environmental impact and set attainable goals to drive continuous improvement. Our environmental efforts are focused on maintaining clean air, water and land, while complying with environmental rules and regulations. Through the integration of material efficiency, conservation of energy and responsible natural resource use, we aim to continually lessen our products’ environmental impact.

Social Commitment: “Safety First” is a core value at Metallus. Our social commitment begins with protecting the health and safety of our employees, customers and suppliers, and extends to cultivating a workplace that embraces a variety of perspectives and talents, and where everyone has the opportunity to grow and achieve their full potential. We are also inspired to make a positive impact in the communities where we live and work.

Governance and Ethics: We promote the long-term interests of shareholders and build public trust through good governance practices. This includes oversight of the sustainability strategy by our Board of Directors, which receives regular updates from senior leadership and reviews sustainability-related risks and opportunities annually. We are committed to operating in accordance with the highest standards of ethics and integrity, and we enact policies and procedures that ensure effective and responsive governance.

Sustainability update disclosures

Metallus publishes annual sustainability metrics, which supplement our prior year sustainability reports and updates, available on the Sustainability page on our website at www.metallus.com. This section includes a summary of 2025 updates, including an overview of our approach to sustainability governance and risk management, an explanation of our sustainability priorities and progress towards our goals associated with those priorities.

In spring 2026, Metallus expects to publish its 2025 sustainability update including GRI and SASB disclosures.

Investor outreach and shareholder engagement

We appreciate the perspectives shared by our shareholders. Throughout the year, our management team actively engages with investors through various channels, including in-person and virtual meetings, quarterly earnings calls, and participation in investor conferences and presentations. These interactions foster open and transparent dialogue on a wide range of topics, such as corporate governance, executive compensation and sustainability initiatives. The feedback we receive plays an important role in shaping our compensation programs and guiding enhancements to our governance, compensation and sustainability strategies and practices.

Sustainability oversight and risk management

Metallus’ full Board of Directors oversees the company’s corporate responsibility and sustainability strategy. The Board conducts an annual review of the company’s sustainability strategy, risks and opportunities. The Board and its committees review information relative to the company’s environmental and safety performance, as well as human resources and governance matters, on a regular basis. The following chart highlights some of these matters, including the Board and/or committee responsible and the frequency with which these matters are reviewed.

	Board of Directors	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Frequency of Review

Review of sustainability strategy, risks and opportunities	X				Annually

Environmental

Air emissions and deviations	X				At least quarterly

Water usage	X				At least quarterly

Waste-to-landfill	X				At least quarterly

Reportable events	X				At least quarterly

Social

Safety

OSHA recordable case rates	X				At least quarterly

DART(1) case rate	X				At least quarterly

PSIF action completion rate	X				At least quarterly

Safety management system maturity	X				At least quarterly

Human Resources

Talent attraction			X		At least quarterly

Talent retention			X		At least quarterly

Talent development			X		At least quarterly

Labor relations			X		At least quarterly

Employee engagement			X		At least annually

Succession planning			X		At least annually

Governance

Ethics and compliance reports		X			Quarterly

Related party transactions				X	At least annually

Cybersecurity and data security practices	X				At least semi-annually

Disclosure controls and procedures		X			Quarterly

Executive compensation			X		At least annually

Director independence				X	At least annually

Board skills and qualifications				X	At least annually

Board and committee evaluations	X	X	X	X	Annually

Enterprise risk management	X	X			At least annually

(1)	Days away, restricted or transferred

At the management level, we have established a steering committee, comprised of senior-level leaders representing the company’s legal, finance, environmental, human resources, communications, manufacturing, engineering, supply chain and commercial organizations, with responsibility for, among other matters, sponsoring, informing and advising on high priority sustainability topics; ensuring that goals are developed for high priority sustainability topics; and sponsoring, approving and overseeing key sustainability projects. Core working groups are then established to lead individual high priority topics and projects, under the guidance and leadership of a steering committee sponsor. This governance structure facilitates the establishment of targeted sustainability priorities by the company’s senior management team (in alignment with the strategy set by the Board of Directors), with functional area experts throughout the company responsible for leading the projects to implement the established priorities.

SUSTAINABILITY GOVERNANCE STRUCTURE

METALLUS

BOARD OF DIRECTORS

Role: Provides oversight of sustainability program strategy, risks and opportunities, goals, targets, and key disclosures.

EXECUTIVE TEAM

Role: Provides guidance and direction on sustainability strategy, risks and opportunities, goals, targets, action plans, and disclosures.

SUSTAINABILITY STEERING COMMITTEE

Role: Accountable for driving sustainability strategy and progress in key focus areas, including establishing goals/KPIs, prioritizing workstreams, identifying risks/opportunities, and operationalizing a sustainability mindset into company culture.

SUPPLY CHAIN
ENVIRONMENT
OPERATIONS
FINANCE
ENGINEERING
LEGAL & COMPLIANCE
INFORMATION TECHNOLOGY
HUMAN RESOURCES
COMMUNICATIONS & INVESTOR RELATIONS
HEALTH $ SAFETY

Roles: Cross-functional teams that execute our sustainability strategy plans and lead specific business functions or projects.

In 2025, the steering committee focused on the ongoing maturation of our corporate sustainability strategy, including support for our large capital projects with sustainability benefits and development of a new science-based target aligned with the Global Steel Climate Council’s (GSCC) Steel Climate Standard for validation by an accredited third-party organization. This steering committee oversees our specialized subcommittees, responsible for implementing foundational elements of our company-wide sustainability programs and initiatives. These subcommittees promote enhanced cross-functional engagement and are organized around key topics such as data controls and procedures, external reporting, governance and strategy, sustainability projects and annual priorities and key performance indicators (KPIs).

Areas of focus

Our sustainability goals align with the environmental, social and governance topics that matter most to our stakeholders, as defined by our prior materiality assessments and ongoing stakeholder engagement.

The following matters have been identified as most relevant and reasonably likely to impact the company’s financial condition, operating performance, strategy and financial planning and accordingly we have established the following pillars and focus areas for our sustainability program.

Environmental stewardship

2030 environmental goals

In October 2021, Metallus announced 2030 environmental goals – a critical milestone in the evolution of the company’s sustainability program.

We committed to the following 2030 environmental goals, compared with a 2018 baseline:

•	40% absolute reduction in combined Scope 1 and Scope 2 greenhouse gas emissions
•	30% absolute reduction in total energy consumption (direct and indirect)
•	35% absolute reduction in fresh water withdrawn
•	10% reduction in waste-to-landfill intensity

The company’s 2030 targets for greenhouse gas emissions, energy consumption and fresh water withdrawn are based on an absolute or total reduction in the amount of greenhouse gas emissions, energy consumption and fresh water withdrawn as compared to a 2018 baseline. In contrast, the company’s waste-to-landfill target is based on an intensity or percentage reduction of waste-to-landfill per ton of steel shipped as compared to a 2018 baseline. All 2030 targets are based on the company’s operating assets as of 2018 and do not account for any future inorganic growth or other expansion of its facilities or operating assets, for which an adjustment to the absolute reduction may be required. The company selected 2018 as the baseline year as it aligns with the baseline used in the company’s Sustainability Accounting Standards Board (SASB) disclosure. Following the publication of steel sector guidance and standards in 2023 by the Global Steel Climate Council (GSCC), the company has evaluated its existing goals and performance. In 2024, the company became a member of GSCC, and the company intends in 2026 to submit a science-based target aligned with the GSCC’s Steel Climate Standard for validation by an accredited third-party organization, which may result in refreshed environmental goals.

The company’s 2030 targets are supported by projects across the company’s manufacturing, supply chain and corporate operations and, in 2021, the indefinite idling of the company’s Harrison melt and casting assets contributed to the reduction in greenhouse gas emissions.

We have allocated approximately $3 million of capital expenditures per year through 2030 to achieve our long-term sustainability goals, including safety- and environmental-related projects.

Social commitment

In addition to our environmental targets, we are committed to health and safety and cultivating a culture that embraces varied perspectives and talents on our Board, in leadership and throughout our company.

Health and safety

At Metallus, our core value of Safety First expresses our belief that the health and well-being of our fellow employees is essential to our ability to achieve our mission to be an industry-leading provider of high-quality specialty metals and to deliver exceptional value for our customers, employees and investors. Building and maintaining a culture of safety empowers each of us as individuals, and collectively as a company, to successfully grow. Our commitment to safety is rooted in the recognition that our personal actions affect the safety and performance of others. This sense of responsibility drives engagement through increased awareness of the vital role each team member plays in promoting a safe work environment while maintaining our commitment to best-in-class quality in our processes and products.

We aspire to have the safest specialty metals operations in the world and are committed to improving our safety culture and record year-over-year. Over the past few years, we introduced new safety training focused on the core elements of improving the safety culture and performance, including an understanding of the human factors which positively influence safety, performance and reliability outcomes; hand safety practices; and training to prevent serious injuries or fatalities. In 2025, we maintained our unwavering focus on safety, with initiatives like zero incident planning, crew safety meetings, and our StandUP for Safety program actively involving more than 1,000 employees and enhancing both hazard awareness and safe work practices. We had zero serious injuries in 2025 and received industry recognition for our commitment to safety, earning the Safety Culture Improvement Award from the Metals Service Center Institute. We also continued to invest in company-wide safety training, equipment and improved safety processes throughout the year. To reinforce the importance of operating safely and responsibly, a safety metric (comprised of both leading and lagging indicators) is included in our annual incentive compensation plan for all salaried employees.

Compensation and total rewards

We provide competitive compensation programs to help meet the needs of our employees. Our programs are designed to support the profitable growth of our business; attract, reward, and retain the talent we need to succeed; support the health and overall well-being of our employees; and reinforce a performance-based culture.

In addition to base compensation, we offer quarterly and annual incentive compensation, stock awards and participation in various retirement plans. Our company also provides employer-sponsored health and wellness benefits to our employees.

Employee retention

We seek to retain the best people by providing them with opportunities to grow, build skills and be appreciated for their contributions as they work to serve our customers. We diligently track our employee retention and management regularly evaluates our employees’ retention risk. For 2025, we ended the year with an overall voluntary turnover rate of approximately 10 percent, comprised of approximately 6 percent for salaried and approximately 13 percent for hourly employees. This compares to an overall voluntary turnover rate of approximately 6 percent in 2024 and 9 percent in 2023. The higher voluntary turnover rate in 2025 was primarily driven by a higher rate of retirements among hourly employees than in recent years, while salaried turnover was in line with the company’s historical experience.

Our values and our culture

Our vision and mission inform everything we do and our work is grounded in our core values, which represent the framework on which our culture is built.

Our employees are critical to our success and creating a positive atmosphere is fundamental to our strategic imperative to attract and retain top talent. We recognize that an engaging culture has enabled us to deliver innovative solutions throughout the life of our business and is key to our continued business success. We foster a culture that lends a variety of perspectives, backgrounds and expertise to our operations and believe a continuous focus on company culture and employee engagement will help us provide high quality products to our customers.

We are committed to providing equal opportunities for growth to all employees. Our Employee Resource Groups (ERGs) provide networking, personal growth and professional development opportunities in targeted areas. We have senior leaders in the company that function as executive sponsors of our ERGs to advance and champion the company’s efforts to leverage our varied perspectives, backgrounds and experiences to make a positive impact and promote unity within Metallus and our communities. In 2025, our ERGs continued their programming and employee engagement with the support of our ERG executive sponsors. All employees are welcome and encouraged to join any ERG that may be of interest to them.

In 2025, we conducted semi-annual surveys to gather insight into the level of employee engagement at Metallus and other factors that contribute to a successful workplace. These surveys help to ensure we are continuously listening to our employees and measuring our progress. We regularly communicate with our employees regarding survey results and actions being taken in response.

Employee training and development

At Metallus, we believe that our vision moves us forward and our people drive our success. That is why it is a core component of our strategy to invest in talent and leadership development at all levels of the company. We invest significant resources to develop talent with the right capabilities to deliver the growth and innovation needed to support our business strategy. In 2025, we continued and expanded upon many of the learning and development programs introduced since 2022 and aimed at developing leadership and other professional skills and capabilities. In 2025, we also continued to build our pipeline of skilled trades talent by expanding and improving our co-op and apprentice programs. We offer an educational reimbursement program to assist employees with the cost of obtaining certain undergraduate or graduate degrees. Metallus encourages our employees to constantly learn and grow and has aligned our performance management system to support this focus on continuous learning and development.

Commitment to Human Rights

At Metallus, we are committed to the protection and advancement of human rights. We recognize our responsibility for the company’s culture and the impact our practices have on society as a whole. Being ethical and responsible at our core means that we believe in treating all people with dignity and respect, from our workplaces to our supply chain partners. As further detailed in our applicable policies, Metallus does not tolerate discrimination, harassment or disrespect of an individual for any reason, and we strictly forbid any form of child labor, forced labor or slavery, or human trafficking at any of our facilities or within our supply chain. Metallus’ published supplier code of conduct outlines our expectations for suppliers in the areas of human rights, ethical business practices, responsible sourcing, environmental sustainability and information security. Our supplier code of conduct, along with standalone policies on human rights, child and forced labor, conflict minerals and human trafficking, can be found on the Sustainability page of our website at www.metallus.com. These policies, together with our Code of Conduct, include additional details regarding our commitment to human rights.

More information on Metallus’ corporate responsibility can be found on the Sustainability page of our website at www.metallus.com.

Corporate governance
Corporate Governance Guidelines
The Board of Directors has adopted the Metallus Inc. Corporate Governance Guidelines. These guidelines outline the responsibilities of the Board of Directors, director selection criteria and procedures, board composition criteria and various policies and procedures designed to ensure effective and responsive governance. The Corporate Governance Guidelines are reviewed annually by the Nominating and Corporate Governance Committee and are available on our website at
www.metallus.com
.
Code of Conduct
Being ethical and responsible is a core value of the company. As such, we hold ourselves to the highest ethical standards and recognize that we are all responsible for the company culture and for the impact that our practices have on society as a whole. Each of our employees and directors is required to comply with the Metallus Inc. Code of Conduct, a code of business conduct and ethics adopted by the company. Our Code of Conduct sets forth policies covering a broad range of subjects, including antitrust and competition, corruption and bribery, conflicts of interest, inside information, accurate financial records, harassment, environmental, health and safety and intellectual property, among other matters, and requires strict adherence to laws and regulations applicable to the company’s business.
Any waiver of the Code of Conduct for executive officers or directors may be made only by the Board of Directors or its Nominating and Corporate Governance Committee and will be disclosed promptly in accordance with applicable laws and rules of the New York Stock Exchange. We intend to disclose any such waiver, or any amendment to our Code of Conduct, within four business days on our website at
www.metallus.com
. The Metallus Inc. Code of Conduct is reviewed periodically by the Nominating and Corporate Governance Committee and is available on our website at
www.metallus.com
.
We also expect our suppliers, vendors and other supply chain partners to adhere to certain standards related to corporate integrity, fair and ethical business practices, responsible product sourcing and the safety and wellbeing of workers across our global supply chain. Accordingly, we have adopted a Supplier Code of Conduct, which is available on our website at
www.metallus.com
.
Insider Trading Policy
The Board of Directors has adopted insider trading policies and procedures that apply to all of the company’s directors, officers and employees, as well as certain other designated individuals, to prevent the misuse of confidential information about the company, as well as other companies with which we have a business relationship, and to promote compliance with all applicable securities laws. These policies and procedures include the Policy Regarding Trading in Stock and Prohibiting the Improper Use or Disclosure of Material,
Non-Public
Information (the “Insider Trading Policy”), which applies to the company’s directors, officers and certain employees and to their related persons. Among other things, the Insider Trading Policy prohibits engaging in transactions in securities while in possession of material non-public
information and disclosing to anyone any material
non-public
information about a company. The Insider Trading Policy further requires that directors, officers and certain other employees who, because of their positions, are more likely to have access to material non-public
information (“Covered Persons”) conduct transactions in the company’s securities only during designated “window periods,” unless such transactions are conducted pursuant to an approved trading plan under Rule
10b5-1
of the Securities Exchange Act of 1934, as amended (“Rule
10b5-1”).
Covered Persons must receive
pre-clearance
from the company’s General Counsel or Chief Accounting Officer prior to engaging in transactions in the company’s securities. The

Insider Trading Policy also sets forth certain requirements applicable to a Covered Person’s adoption of a Rule
10b5-1
plan for trading in the company’s securities, which are intended to ensure compliance with
Rule 10b5-1
and to conform to best practices with respect to the design and implementation of Rule
10b5-1
plans. Certain types of transactions in the company’s securities are generally prohibited under the Insider Trading Policy, as described in more detail below under the caption “Anti-hedging policy.” The foregoing description is qualified in its entirety by reference to the company’s insider trading policies and procedures, including the Insider Trading Policy, which were filed as an exhibit to our Annual Report on
Form 10-K
for the fiscal year ended December 31, 2024.
It is also our policy that the company will not engage in transactions in company securities, or adopt any securities repurchase plans, while in possession of material non-public
information relating to the company or its securities other than in compliance with applicable law. The company currently has a common stock repurchase program in place. The company may utilize various methods to repurchase shares, which could include open market repurchases, including repurchases through Rule
10b5-1
plans, privately-negotiated transactions or by other means.
Anti-hedging policy
Our insider trading policies and procedures prohibit all employees (including our executive officers) and directors from engaging in any speculative transactions involving company stock or securities, including short sales; the purchase or sale of puts, calls or listed options; and purchasing company stock on margin. Additionally, certain employees (including our executive officers) and directors are specifically prohibited from engaging in other hedging transactions such as zero-cost
collars and forward contracts, holding company securities in a margin account or pledging company securities as collateral for a loan.
Director independence
The Board of Directors has adopted the independence standards of the New York Stock Exchange listing requirements for determining the independence of directors. After consideration of all relevant facts and circumstances, including each individual’s commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships with the company, the Board has determined that the following directors and director nominees meet those independence standards and that each of these individuals is independent and free of any material relationships with the company other than as established through his or her service as a director of the company: Mary Ellen Baker, Nicholas J. Chirekos, Randall H. Edwards, Kenneth V. Garcia, Ellis A. Jones, Melissa M. Miller, Donald T. Misheff, Jamy P. Rankin, Ronald A. Rice and Randall A. Wotring. There are no family relationships among any of our directors or executive officers.
Board leadership structure
The Board of Directors believes it is important to retain flexibility to allocate the responsibilities of the offices of the chairman and chief executive officer in a manner that is in the best interests of the company’s shareholders. In October 2019, the Board of Directors separated the positions of chairman and chief executive officer. Ronald A. Rice has served as non-executive
chairman since May 5, 2021. Among other duties, the
non-executive
chairman presides over all meetings of the Board of Directors (including executive sessions of the independent directors), provides direction and input on agendas, schedules and materials for Board meetings, acts as the Board of Directors’ liaison to senior management and is available for consultation and direct communications with major shareholders and other stakeholders as appropriate.
At this time, the Board of Directors believes that the separation of the chairman and chief executive officer positions is in the best interests of shareholders because it allows the company’s chief executive officer to focus his time and energy on driving the company’s business, strategy and performance, while allowing the non-executive
chairman to lead the Board of Directors in its fundamental role of providing advice, counsel and oversight to management regarding the company’s business, strategy and performance. The Board periodically reviews the Board’s leadership structure and its appropriateness given the needs of the Board and the company at such time. In addition, the Board believes its risk oversight framework, as described under “Risk oversight” and “Sustainability oversight and risk management,” would be effective under a variety of leadership structures, and therefore does not materially affect its choice of structure.

In addition to our independent non-executive chairman, independent directors chair the Board’s three standing committees: the Audit Committee, chaired by Donald T. Misheff; the Compensation Committee, chaired by Kenneth V. Garcia; and the Nominating and Corporate Governance Committee, chaired by Randall A. Wotring. In their capacities as independent committee chairs, Messrs. Garcia, Misheff and Wotring each have responsibilities that contribute to the Board’s oversight of management, as well as facilitating communication among the Board and management.

Annual board and committee evaluations

The Board, through the Nominating and Corporate Governance Committee, conducts an annual self-evaluation to assess the effectiveness and performance of the Board. Each committee also conducts an annual self-evaluation to assess the effectiveness and performance of the committee.

The Nominating and Corporate Governance Committee designs and establishes the overall evaluation framework. The chairperson of the Nominating and Corporate Governance Committee leads the evaluation interviews and feedback for the Board and the Nominating and Corporate Governance Committee, while the chairpersons of the Audit Committee and Compensation Committee lead the interviews and feedback for their respective committees. One-on-one discussions are conducted with each director to obtain their assessment of the effectiveness and performance of the Board and each committee on which the director serves. The substance of the discussion is at the absolute discretion of the participants, but the Nominating and Corporate Governance Committee may provide an outline of topics in order to help focus the discussion. Discussion topics may include, among other matters, Board and committee composition and refreshment, including the process for identifying and evaluating potential candidates and whether the Board and committees have the appropriate mix of experience, skills and expertise; committee structure; peer reviews; conduct of Board and committee meetings, including timing, location, content and materials; identification of areas for increased or decreased focus by the Board and committees; and access to appropriate resources.

For the Board evaluation, a summary of the results is presented to the Board on an anonymous basis, identifying any themes or issues that have emerged. Similarly, each committee reviews a summary of the results of its evaluation and reports the results to the Board. In response to feedback received during the board and committee evaluation process for 2025, actions are being taken to provide additional information on specified areas of focus, including succession planning and long-term strategy development.

Director tenure

As discussed in more detail under “Proposal 1 – Election of Directors,” pursuant to the majority voting policy of the Board of Directors, any director who receives a greater number of “withhold” votes than votes “for” his or her election in an uncontested election will submit his or her resignation to the Board of Directors promptly after the certification of the election results, which the Board of Directors may determine to reject. In addition, any director who experiences a change in primary occupation, position or business affiliation, including retirement, is required to tender a resignation to the Chairman, conditional upon acceptance by the Board of Directors. The Board may decline to accept any such resignation. In addition, the Board has implemented a policy that requires directors to retire from the Board of Directors at the first annual meeting of shareholders after reaching the age of 75, unless the Board approves an exception to this policy. The Board has not established director term limits, as longer tenured directors can provide valuable insight into the company and its operations. The Nominating and Corporate Governance Committee evaluates the qualifications and contributions of each incumbent director before recommending the nomination of such director for an additional term.

Director overboarding policy

Pursuant to our Corporate Governance Guidelines, directors may not serve on more than three other public company boards in addition to our Board of Directors. Any director who is also our Chief Executive Officer or other named executive officer may not serve on more than one additional public company board. The Board may approve exceptions to these limits. All of our current directors comply with our overboarding policy.

In addition to the numerical overboarding limits described above, the Corporate Governance Guidelines provide that Board members are expected to devote the time necessary to discharge their responsibilities appropriately.

Risk oversight

The Board of Directors, in close coordination with its standing committees, oversees the company’s management of risk, including operational, financial, legal, regulatory, human capital, data security, cybersecurity and information technology, environmental and strategic risks, as well as the company’s processes for identifying, reporting and mitigating risks. In recent years, management and the Board have also discussed risks relating to trade policies, supply chain disruption and inflation as a result of the global economic environment, growth strategies, cost of quality and labor negotiations, as well as risks related to cybersecurity, information technology infrastructure and artificial intelligence.

Each year, management, under the leadership of the Senior Director — Internal Audit, conducts an enterprise risk management (“ERM”) assessment and presents its findings to the Board of Directors, including the identification of top risks to the organization. Throughout the year, management reviews these risks and discusses new events or emerging trends (engaging with outside advisors where appropriate) that may change the top risks or impact the likelihood and magnitude of such risks. In addition to the enterprise risk management assessment, at least quarterly, management reviews with the Board the anticipated risks and opportunities, both internal and external, for the company’s annual business plan, including an assessment of the likelihood and magnitude of each such risk and opportunity.

The Audit Committee reviews and discusses the guidelines, policies and processes by which the CEO and senior management of the company assess and manage risks and discusses the company’s major financial risk exposures and the steps management has taken to monitor and control those exposures. The Compensation Committee considers potential risks arising from the company’s compensation policies and practices for its employees, risk management practices and whether the company’s compensation programs encourage unnecessary or excessive risk-taking, as discussed further in the Compensation Discussion and Analysis. The Nominating and Corporate Governance Committee oversees the management of risks associated with director independence, the composition and organization and leadership structure of our Board, director succession planning and our corporate governance practices.

Where the Board of Directors, directly or through another committee of the Board, has processes in place to oversee the management and assessment of non-financial risks, the Audit Committee will review such risk management processes in a general manner. The Board believes that this approach, supported by our senior leadership structure, provides appropriate checks and balances against undue risk-taking.

For additional information regarding oversight of sustainability risks by the Board of Directors and its committees, see “Sustainability oversight and risk management.”

Cybersecurity and information security risk oversight

Our cybersecurity program is led by a team of skilled cybersecurity professionals, including dedicated internal cybersecurity resources and external advisors. In the normal course of business, we may collect and store sensitive information, including proprietary and confidential business information, trade secrets, intellectual property, sensitive third-party information and employee information. In April 2025, we obtained

ISO 27001 certification, an internationally recognized standard for information security. This certification allows us to maintain an information security management system that best protects the confidentiality, integrity and availability of our information.

We maintain a robust cybersecurity incident response plan, which details the incident response procedures, tactical and strategic team membership, and points of contact related to the response processes. The company also maintains a detailed decision-tree-based playbook which is a supplement to the plan and focuses on specific types of incidents and the appropriate response steps. Cybersecurity is an important part of our ERM program, and the company seeks to address cybersecurity risks through a comprehensive, cross-functional approach. The company’s cybersecurity policies, standards, processes, and practices for assessing, identifying and managing material risks from cybersecurity threats and responding to cybersecurity incidents are fully integrated into the company’s ERM program. The plan and playbook are structured to align with the National Institute of Standards and Technology (“NIST”) Cybersecurity framework practices. The plan and playbook are reviewed at least annually by internal and external resources. In addition, we maintain insurance that includes cybersecurity coverage.

The company adheres to a periodic, third-party facilitated testing exercise of the cybersecurity incident response plan and playbook with the company’s tactical and strategic team members. The teams are comprised of key members of the organization and external advisors who hold critical importance in the handling of cybersecurity events. The exercise covers response procedures for prevalent cybersecurity incidents including but not limited to phishing, third-party breaches, and a standard incident response process. The documentation helps leaders make appropriate, pre-planned decisions. To assist, appendices detailing generalized incident response checklists and workflows from the Cybersecurity & Infrastructure Security Agency and the NIST are referenced and used as a framework. Lastly, the response plans contain instructions on collecting and incorporating lessons learned after a successful identification and remediation of a security event. The information security team also works in partnership with the company’s internal audit team to review and test the operating effectiveness of our information technology-related internal controls with our external auditor as part of our overall internal controls process.

In addition, the rapid evolution and increased adoption of artificial intelligence (“AI”) and similar machine learning technologies may intensify our cybersecurity risks. We have established an AI council comprised of a cross-functional group of employees with an objective to deliver value by providing education regarding the uses, benefits and risks of AI and similar technologies in our business, establishing and monitoring a governance framework and principles for our use of AI, and enabling deliberate experimentation with new technologies employing AI. At this time, our use of AI is focused primarily on back-office assistance, data analytics and improving product quality and asset reliability.

In light of the pervasive and increasing threat from cyberattacks, the Board of Directors, with input from management, assesses the measures implemented by us to mitigate and prevent cyberattacks. The company’s information technology leadership team consults with and provides regular updates to the Board of Directors, as well as members of our executive leadership team, as appropriate, on technology and cybersecurity matters, the status of projects to strengthen our information security systems, assessments of the information security program, timely reports regarding any cybersecurity incident that meets established reporting thresholds, and the emerging threat landscape. The information technology leadership team also consults regularly with the Board of Director’s cybersecurity expert in between meetings. Our program is evaluated by internal and external experts with the results of those reviews reported to senior management and the Board of Directors at least semi-annually.

In addition, the company has an information technology governance committee, which is comprised of members of our executive leadership team and the information technology leadership team. The information technology governance committee meets at least quarterly and as necessary to discuss the cybersecurity program and other relevant topics.

In an effort to enhance the skills and capabilities of the Board of Directors and improve the Board’s oversight of cybersecurity risks, in 2022 the Board appointed Mary Ellen Baker as a director. Ms. Baker brings to the Board additional technology and cybersecurity expertise, with extensive experience in governance and risk oversight related to technology, cybersecurity and control environment assurance, as well as large-scale technology, operations, cybersecurity and enterprise data initiatives. The Board of Directors has oversight responsibility for our data security practices and we believe the Board has the requisite skills and awareness into the design and operation of our data security practices to fulfill this responsibility effectively.

Related-party transactions approval policy

As noted, our directors and employees, including our executive officers, are subject to the Metallus Inc. Code of Conduct, which requires employees and directors to act in the best interests of the company and to avoid actual or potential conflicts of interest. To fulfill this duty, employees and directors must avoid situations in which their actions or loyalties are, or may appear to be, divided. While not every situation can be identified in a written policy, our Code of Conduct specifically prohibits the following situations:

•	holding a significant financial interest or directorship in any of our customers, competitors or suppliers;
•	entering into personal transactions with our customers or suppliers on terms other than those generally available to the public or our company’s employees;
•	investing in customers, suppliers or competitors that are not publicly traded;
•

making or receiving a loan or credit from any of the company’s customers, competitors or suppliers or from a director, officer or employee of a customer, competitor or supplier, other than in the ordinary course of our company’s business;

•	giving or receiving gifts, gratuities or entertainment except to the extent they are customary, of nominal value and not intended to influence a business decision;
•	taking personal advantage of corporate opportunities that the company might be interested in pursuing;
•	using the company’s assets for personal gain;
•	participating in business interests or employment outside our company;
•	using the company’s property other than in connection with our business; and
•	conducting business with or supervising family members or friends.

Pursuant to the Code of Conduct, employees’ requests for waivers of the Code of Conduct, including but not limited to waivers of any potential or actual conflict of interest, must be submitted to and approved by the General Counsel. Any requested waivers of the Code of Conduct for directors or executive officers can be made only by the Board of Directors or the Nominating and Corporate Governance Committee of the Board. Any such waivers for directors or executive officers will be disclosed promptly in accordance with applicable law and the rules of the New York Stock Exchange. We intend to disclose any such waiver, or any amendment to our Code of Conduct, within four business days on our website at www.metallus.com. There were no requests for, or grants of, waivers of the Code of Conduct for any of our executive officers or directors in 2025.

The Nominating and Corporate Governance Committee also is responsible for reviewing and, if appropriate, approving or ratifying any related-party transaction required to be disclosed under Item 404(a) of Regulation S-K of the Securities Act of 1933. Each director and officer also completes and signs a questionnaire after the end of each fiscal year that requires them to provide information regarding any material relationships or related person transactions between such individuals and the company, which helps ensure that all material relationships and related person transactions are identified, reviewed and disclosed in accordance with applicable policies, procedures and regulations. In this regard, during 2025, the company purchased approximately $12.5 million in products from, and sold approximately $16.6 million in products to, various companies affiliated with Ellwood Group, Inc. (“Ellwood”). As of February 27, 2026 and throughout 2025, Ellwood owned more than 5 percent of the company’s outstanding common shares and therefore constituted a “related party” for purposes of Item 404(a). The purchases and sales between the company and affiliates of Ellwood were made in the ordinary course of business and on an arms-length basis and have been approved by the Nominating and Corporate Governance Committee.

Beneficial ownership of common stock

Directors and officers ownership

The following table shows, as of February 27, 2026, the beneficial ownership of our common shares by each director, nominee for director and NEO, and by all directors, nominees for director and current executive officers as a group.

Name	Number of Shares of Common Stock Beneficially Owned(1)(2)	Percent of Class(3)

Mary Ellen Baker	19,775	*

Nicholas J. Chirekos	19,775	*

Randall H. Edwards	104,160	*

Kenneth V. Garcia	104,182	*

Ellis A. Jones	26,560	*

Melissa M. Miller	5,770	*

Donald T. Misheff	107,562	*

Jamy P. Rankin	10,970	*

Ronald A. Rice	135,423	*

Randall A. Wotring	138,069	*

Michael S. Williams	526,582	1.3%

Kevin A. Raketich	133,124	*

Kristine C. Syrvalin	77,862	*

Kristopher R. Westbrooks	165,237	*

John M. Zaranec III	0	*

All directors, nominees for director and current executive officers as a group(2) (15 Individuals)	1,575,051	3.8%
*	Percent of class is less than 1%.

(1)

Except as otherwise indicated below, for the purposes of this table beneficial ownership of our common shares is based on the sole or shared power to vote or direct the voting or to dispose or direct the disposition of our common shares. Beneficial ownership as determined in this manner does not necessarily bear on the economic incidents of ownership of our common shares. None of the shares owned by directors, nominees or the executive officers have been pledged as security.

(2)	The following table provides additional details regarding beneficial ownership of our common shares:

Name	Outstanding Options(a)	Deferred Common Shares(b)

Mary Ellen Baker	0	0

Nicholas J. Chirekos	0	0

Randall H. Edwards	0	0

Kenneth V. Garcia	0	51,182

Ellis A. Jones	0	26,560

Melissa M. Miller	0	5,770

Donald T. Misheff	0	106,962

Jamy P. Rankin	0	10,970

Ronald A. Rice	0	0

Randall A. Wotring	0	61,269

Michael S. Williams	0	0

Kevin A. Raketich	53,300	0

Kristine C. Syrvalin	18,602	0

Kristopher R. Westbrooks	20,752	0

John M. Zaranec III	0	0

(a)

Includes shares that the individual named in the table has the right to acquire on or before April 28, 2026, through the exercise of stock options pursuant to the company’s Amended and Restated 2014 Equity and Incentive Compensation Plan and/or Amended and Restated 2020 Equity and Incentive Compensation Plan. Including those listed, all directors, nominees for director and executive officers as a group have the right to acquire 92,654 shares on or before April 28, 2026, through the exercise of stock options pursuant to the company’s Amended and Restated 2014 Equity and Incentive Compensation Plan and/or Amended and Restated 2020 Equity and Incentive Compensation Plan. These shares have been treated as outstanding for the purpose of calculating the percentage of the class beneficially owned by such individual or group, but not for the purpose of calculating the percentage of the class owned by any other person.

(b)	Acquired through deferrals of directors’ cash or equity compensation; these shares will not be issued until a later date under the Metallus Inc. Director Deferred Compensation Plan.

(3)	Calculated using 41,730,421 shares outstanding as of February 27, 2026 as the number of common shares outstanding.

Five percent shareholders

The following table provides information known to us about each beneficial owner of more than 5 percent of our common shares as of February 27, 2026, unless otherwise indicated below.

Beneficial Owner	Amount	Percent of Class(6)

BlackRock, Inc.(1) 50 Hudson Yards New York, NY 10001	6,322,457	15.2%

Ellwood Group, Inc.(2) 1105 N. Market Street P.O. Box 8985, Suite 1300 Wilmington, DE 19810	4,285,026	10.3%

The Vanguard Group Inc.(3) 100 Vanguard Blvd. Malvern, PA 19355	3,185,572	7.6%

Dimensional Fund Advisors LP(4) 6300 Bee Cave Road Building One Austin, TX 78746	2,859,588	6.9%

State Street Corporation(5) One Congress Street Suite 1 Boston, MA 02114	2,308,590	5.5%

(1)

Pursuant to a Schedule 13G/A filed with the SEC on October 17, 2025, BlackRock, Inc. reported it is the beneficial owner of, and has sole dispositive power over, 6,322,457 of our common shares, with respect to which it has sole voting power over 6,224,941 shares and shared voting power over no shares.

(2)

Pursuant to a Schedule 13D/A filed with the SEC on January 5, 2016, Ellwood Group, Inc. and its wholly-owned subsidiary, Ellwood Group Investment Corp., reported it is the beneficial owner of, and has sole voting and dispositive power with respect to, 4,285,026 of our common shares.

(3)

Pursuant to a Schedule 13G/A filed with the SEC on February 13, 2024, The Vanguard Group Inc. reported it is the beneficial owner of 3,185,572 of our common shares, with respect to which it has sole voting power over no shares, shared voting power over 63,889 shares, sole dispositive power over 3,086,432 shares, and shared dispositive power over 99,140 shares.

(4)

Pursuant to a Schedule 13G/A filed with the SEC on April 15, 2025, Dimensional Fund Advisors LP reported it is the beneficial owner of, and has sole dispositive power over, 2,859,588 of our common shares, with respect to which it has sole voting power over 2,793,893 shares and shared voting power over no shares.

(5)

Pursuant to a Schedule 13G filed with the SEC on May 13, 2025, State Street Corporation reported it is the beneficial owner of, and has shared dispositive power over, 2,308,590 of our common shares, with respect to which it has sole voting power over no shares and shared voting power over 2,219,190 shares.

(6)	Calculated using 41,730,421 shares outstanding as of February 27, 2026 as the number of common shares outstanding.

Proposal 2

Ratification of selection of

independent auditor

Appointment of independent auditor for 2026

The Audit Committee of the Board of Directors has selected Ernst & Young LLP, an independent registered public accounting firm, to perform the audit of the company’s financial statements and our internal control over financial reporting for the 2026 fiscal year. Ernst & Young has served as Metallus’ independent auditor since 2012.

The selection of Ernst & Young as our independent auditor is not required to be submitted to a vote of our shareholders for ratification, but our Board of Directors believes obtaining shareholder ratification is a sound governance practice. If our shareholders fail to vote in favor of the selection of Ernst & Young, the Audit Committee will reconsider whether to retain Ernst & Young and may retain that firm or another firm without resubmitting the matter to our shareholders. Even if the shareholders ratify this appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the company’s best interest.

Representatives of Ernst & Young are expected to be present at the 2026 annual meeting of shareholders. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Ratification of the appointment of Ernst & Young as the company’s independent auditor for the 2026 fiscal year requires the affirmative vote of a majority of the votes cast on the proposal.

Shares represented by proxy will be voted FOR this proposal unless you specify otherwise in your voting instructions.

Your Board of Directors recommends a vote for the ratification of the selection of Ernst & Young LLP as the independent auditor for the 2026 fiscal year.

Services of independent auditor for 2025

Set forth below are the aggregate fees billed by Ernst & Young for professional services rendered to the company for the fiscal years ended December 31, 2024 and 2025:

	2025	2024

Audit fees(a)	$1,434,200	$1,570,484

Audit-related fees	—	—

Tax fees	—	—

All other fees	—	—

Total fees	$1,434,200	$1,570,484

(a)

Audit fees consist of fees for professional services rendered for the audits of our annual consolidated financial statements and internal control over financial reporting, and the statutory audit performed in the UK. The audit fees also include professional services provided in connection with changes in accounting and accounting, auditing and financial reporting associated with non-recurring transactions, IT implementation and SEC filings.

Audit Committee pre-approval policies and procedures

The Audit Committee annually approves the scope of services and fees payable for the year-end audit and statutory audits to be performed by the independent auditor for the next fiscal year. In addition, the Audit Committee has adopted a pre-approval policy pursuant to which the Committee annually approves certain audit, audit-related and tax services that may be provided by the independent auditor, along with the associated fees for such services, during the upcoming fiscal year. Other than services pre-approved in connection with the annual engagement of the independent auditor or pursuant to the pre-approval policy, all services to be provided by the independent auditor must be specifically pre-approved by the Audit Committee. Requests for pre-approval must contain sufficient detail to ensure the Audit Committee knows precisely what services it is being asked to pre-approve so that it can make a well-reasoned assessment of the impact of the service on the auditor’s independence. With certain specified limitations, the Audit Committee has delegated its pre-approval authority to its chairperson, who must report any pre-approval decisions to the full Audit Committee at its next scheduled meeting. All of the services described above were approved by the Audit Committee in accordance with the foregoing policies and procedures.

Proposal 3

Approval, on an advisory basis, of named executive officer compensation

We are asking our shareholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement. Although this is an advisory vote, and therefore not binding on our Board of Directors, the Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by our shareholders with respect to this proposal and will review and consider the voting results when making future decisions regarding our executive compensation programs.

While we aim to continuously improve our pay practices, we are pleased with the positive feedback from our shareholders and their strong historical endorsement of our executive compensation program, which is reflected in an average of more than 98% of votes cast in favor of our “say-on-pay” proposal over the past three years. At the 2025 annual meeting of shareholders, the “say-on-pay” advisory vote passed with approximately 99% of votes cast in favor of our proposal. Our Compensation Committee considered the strong results of this advisory vote, plus the changes made to executive compensation programs in recent years, recent shareholder feedback and market data in its annual review of our executive compensation plans.

We conduct this “say-on-pay” vote annually as we consider it to be a matter of good corporate governance. We anticipate that shareholders will next have the opportunity to vote on the frequency of future advisory votes on the compensation of our named executive officers at the 2027 annual meeting of shareholders.

As we explain in the compensation discussion and analysis that follows, our executive compensation program is designed to attract, retain, motivate and reward our named executive officers for achieving specific annual, long-term and strategic goals, and also for increasing shareholder value. We believe the compensation program for our named executive officers:

•	aligns the interests of our executives with those of our shareholders;
•	rewards executives for sustained, strong business and financial results; and
•	enables us to attract, retain and motivate the best talent.

We encourage you to review carefully the compensation discussion and analysis, the compensation tables and related disclosures included in this proxy statement. They contain information about the processes the Compensation Committee follows and the factors it considers when determining compensation for our named executive officers. They also describe the primary elements of our executive compensation program and the 2025 compensation of our named executive officers.

Therefore, as required under the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act, we are asking you to approve, on an advisory (non-binding) basis, the following resolution at our 2026 annual meeting of shareholders:

RESOLVED, that the compensation of the named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and other related material disclosed in this proxy statement, is hereby APPROVED.

The Board recommends that shareholders indicate their support for the compensation of the company’s named executive officers as described in this proxy statement by voting “FOR” approval of this proposal at the annual meeting. The Compensation Committee will consider the affirmative vote of a majority of the votes cast on this proposal as approval of the compensation paid to the company’s named executive officers. If there are a significant number of negative votes, the Compensation Committee will seek to understand and consider the concerns that influenced such votes in making future decisions about executive compensation programs.

Shares represented by proxy will be voted FOR this proposal unless you specify otherwise in your voting instructions.

Your Board of Directors recommends a vote for advisory approval of the compensation of our named executive officers.

Compensation discussion and analysis

This Compensation Discussion and Analysis (“CD&A”) provides an overview of our named executive officer (“NEO”) compensation philosophy and practices, and the factors considered by the Compensation Committee in granting and delivering NEO compensation for 2025.

This CD&A focuses on the following individuals, whom we have determined to be the company’s NEOs for 2025:

Named executive officer	Title

Michael S. Williams	Chief Executive Officer
Kristopher R. Westbrooks(1)	President and Chief Operating Officer
John M. Zaranec III(2)	Executive Vice President and Chief Financial Officer
Kristine C. Syrvalin	Executive Vice President, General Counsel and Chief Human Resources Officer
Kevin A. Raketich	Executive Vice President and Chief Commercial Officer

(1)  Kristopher R. Westbrooks served as Executive Vice President and Chief Financial Officer until June 16, 2025, when he was appointed as President and Chief Operating Officer.

(2)  John M. Zaranec III was appointed as Executive Vice President and Chief Financial Officer effective June 16, 2025.

Executive summary

Our 2025 business performance

2025 marked a period of commercial recovery for our specialty steel and multi-metal solutions after a challenging 2024. Throughout the year, demand improved across most end markets and Section 232 steel tariffs helped to ensure fair trade conditions for our domestic steel industry, which is crucial for national defense and infrastructure.

We grew our position in the aerospace and defense market, winning new business with existing customers, adding several new customers and opportunities and gaining strong momentum with vacuum arc remelt (VAR) steel. With an enhanced focus on the VAR product offering, supported by our downstream processing capabilities and strategic supplier partnership, we delivered VAR products to meet increased customer demand and win new business in the aerospace, defense and industrial sectors.

We maintained our unwavering focus on safety, actively involving more than 1,000 employees and enhancing both hazard awareness and safe work practices. Our dedication to preventing serious injuries paid off as we had zero serious injuries in 2025. We received industry recognition for our commitment to safety, earning the Safety Culture Improvement Award from the Metals Service Center Institute.

We also continued to invest in our people, focusing on enhancing both job-specific skills and leadership capabilities, and expanding and strengthening our co-op and apprenticeship programs. These initiatives reinforce our culture of Care, Communicate, Collaborate, Follow-Through, and Follow-Up, positioning us for sustainable growth.

We made significant strides in advancing our operational capabilities and supporting our long-term growth strategy, completing the ramp-up for the automated grinding line at our Harrison plant in late 2025. We remain on track with the scheduled commissioning of the new bloom reheat furnace, roller hearth furnace, and automated saw lines in 2026. These state-of-the-art assets will strengthen our ability to serve all of our customers with high-quality specialty metals, enhance production capability, and improve first-time quality. At the same time, we are advancing organizational capabilities through implementation of a standardized day-to-day manufacturing operating system to drive consistency of execution across our plants while reducing cost and enabling profitable growth.

The improved demand environment in 2025 resulted in profitability driven primarily by higher volume and raw material spread, as well as better fixed cost leverage on higher melt utilization, offset by lower base selling prices.

We continue to execute a balanced capital allocation strategy, investing in critical assets and reliability improvements while maintaining our share repurchase program. In 2025, we repurchased 0.9 million shares of common stock for $13.1 million and also repaid the remaining convertible notes balance. In total (including share repurchase and convertible note repurchase and settlement activities), since the inception of our share repurchase program in early 2022, we have reduced diluted shares outstanding by approximately 25 percent. Our strong through-cycle cash flow generation supports our strategic priorities.

2025 Net sales $1,158.3M Net loss $1.2M(1) Adjusted EBITDA(2) $75.6M	as compared with	2024 Net sales $1,084.0M Net income $1.3M(1) Adjusted EBITDA(2) $77.7M

(1)	Net income includes a loss of $6.6 million in 2025 and a loss of $10.3 million in 2024 from the remeasurement of benefit plans.
(2)	Adjusted EBITDA is a non-GAAP financial measure. Please see Appendix A for a reconciliation of this financial measure to the most comparable GAAP financial measure.

Pay for performance

At Metallus, we believe in rewarding employees, including our NEOs, for helping the company achieve our corporate goals, deliver exceptional performance and build shareholder value. In this spirit, we designed our executive compensation program to further the following objectives:

Executive Compensation Program Objectives:

✓ Align the interests of our executives and shareholders
✓ Reward executives for strong business and financial results
✓ Attract, retain and motivate the best talent

The compensation of our NEOs during 2025 reflects our financial results both for the current year and the three-year period ended December 31, 2025, and demonstrates that our compensation plans pay for performance as intended. For example:

•	2025 annual performance award plan (“APA plan”) metrics: (i) adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”), (ii) adjusted operating cash flow and

(iii) safety, comprised of typical lagging indicators (40 percent of the safety metric) for OSHA recordable and OSHA lost time incident rates and a leading indicator (60 percent of the safety metric) for timely completion of corrective actions related to near-miss incidents which have the potential to result in a serious injury or fatality (PSIF action completion rate). In 2025, we maintained safety as a weighted metric in the APA plan to reinforce the strategic importance of improving the company’s safety culture and performance.

•

With solid adjusted EBITDA and strong operating cash flow and continued focus on safety and safety programs, 2025 APA plan delivers payout slightly above target: Demand improvement across most end markets and growth in our aerospace and defense shipments resulted in profitability driven primarily by higher volume and raw material spread, as well as better fixed cost leverage on higher melt utilization, offset by lower base selling prices. Nevertheless, Adjusted EBITDA fell short of expectations in 2025, while adjusted operating cash flow performance, benefiting from profitability and effective working capital management, exceeded the maximum. This performance resulted in a payout (on an unweighted basis) on the adjusted EBITDA metric of 60.0 percent of target and a payout (on an unweighted basis) of 200.0 percent of target on the adjusted operating cash flow metric. Overall performance on the safety metric was below target, as the company’s OSHA lost-time incident rate and OSHA recordable rate each failed to achieve the threshold performance objective while performance slightly exceeded the target for the PSIF action completion rate, resulting in a payout (on an unweighted basis) on the safety metric of 62.4 percent of target. As a result, the Compensation Committee approved a total payout of 102.5 percent of target for each NEO based on performance against the metrics established for the 2025 APA plan.

•

Relative total shareholder return results in below target payout on 2023-2025 performance shares: NEOs earned a payout of 41.1 percent of the target number of performance shares granted for the 2023-2025 performance cycle, based on the company’s relative total shareholder return as compared to an identified peer group of steel companies for the one-, two- and three-year periods beginning January 1, 2023 and ended December 31, 2023, 2024 and 2025. Relative total shareholder return for the one-year period ended December 31, 2023 was achieved at the 57th percentile of the identified peer group, resulting in a payout of 114.3 percent, and relative total shareholder return for the two-year period ended December 31, 2024 was achieved at the 25th percentile of the identified peer group, resulting in a payout of 50.0 percent. For the three-year period ended December 31, 2025, relative total shareholder return was achieved at the 10th percentile of the identified peer group, resulting in no payout. In determining the final payout for the 2023-2025 performance shares, the one-year period and two-year period were each weighted at 25 percent and the three-year period was weighted at 50 percent.

Changes in executive leadership in 2025

On May 19, 2025, the Board appointed Mr. Westbrooks as President and Chief Operating Officer of the company, effective June 16, 2025. In connection with his promotion, the Committee approved the following compensation for Mr. Westbrooks:

•	An initial base salary of $625,000 per year;

•

participation in the company’s Annual Performance Award plan, with a target award opportunity equal to 85% of base salary and a potential payout range from 0% to 200% of target based on actual results for each performance measure;

•

participation in the company’s long-term incentive plan, with a target annual grant opportunity (beginning in 2026) equal to $1,250,000 and expected awards comprised of 60% performance-based restricted stock units and 40% time-based restricted stock units; and

•	participation in the company’s other standard benefit programs for executives.

On that same date, the Board appointed John M. Zaranec III to succeed Mr. Westbrooks as the company’s Executive Vice President and Chief Financial Officer, also effective June 16, 2025. The Committee approved the following compensation for Mr. Zaranec:

•	an initial base salary of $450,000 per year;

•

participation in the company’s Annual Performance Award plan, with a target award opportunity equal to 65% of base salary and a potential payout range from 0% to 200% of target based on actual results for each performance measure;

•

starting in 2026, participation in the company’s long-term incentive plan, with a target annual grant opportunity equal to $600,000 and expected awards comprised of 60% performance-based restricted stock units and 40% time-based restricted stock units; and

•	participation in the company’s other standard benefit programs for executives.

Mr. Zaranec was also awarded a sign-on (i) cash bonus of $100,000 and (ii) equity grant of time-based restricted stock units with a value of approximately $500,000, in recognition of equity he would forfeit with his prior employer and in lieu of an annual long-term incentive grant in 2025. The time-based restricted stock units awarded will generally vest ratably over a three-year period, beginning on the first anniversary of the grant date.

Mr. Zaranec and the company also entered into a severance agreement pursuant to which Mr. Zaranec would be entitled to receive 2 times base salary plus target annual incentive if certain events occur within two years following a change in control of the company (as defined or described in the severance agreement) and 1.5 times if Mr. Zaranec is involuntary terminated without cause other than in connection with a change in control of the company.

Executive compensation highlights

What we do	What we don’t do
✓ Pay for performance	x Provide excise tax gross-ups
✓ Establish target pay based on market norms	x Re-price stock options without shareholder approval
✓ Deliver total direct compensation primarily through variable pay	x Pay current dividends on any restricted stock units
✓ Set challenging short- and long-term incentive award goals	x Provide excessive perquisites
✓ Provide strong oversight and regular evaluation of compensation programs, taking into account shareholder feedback and market practices	x Reward executives without a link to performance or creation of shareholder value
✓ Maintain robust stock ownership requirements	x Provide uncapped award opportunities to executives
✓ Include double-trigger vesting in the event of a change in control
✓ Adhere to an incentive compensation recoupment “clawback” policy
✓ Maintain insider trading, anti-hedging and anti-pledging policies with respect to company stock
✓ Offer market-competitive benefits
✓ Consult with an independent advisor on pay

Our compensation philosophy

At Metallus, our executive compensation program is designed to align our executives’ interests with those of our shareholders, to reward leaders for strong business results and to attract, retain and motivate the best talent in the industry.

Our executive compensation philosophy embodies the following principles:

✓	Recognizes people are our strongest assets;

✓	Rewards results linked to short- and long-term performance (pay-for-performance);

✓	Positions pay affordably and competitively in the marketplace; and

✓	Drives a focus on increasing shareholder value.

Rewarding performance

Metallus’ success depends largely on the contributions of motivated, focused and energized people working together to achieve our strategic objectives. This understanding shapes our approach to providing a competitive total rewards package to our CEO and the other NEOs.

As noted above, pay-for-performance is one of the four principles of our executive compensation philosophy. To help ensure we are adhering to this principle, we regularly evaluate our incentive compensation plans to confirm that the opportunities and metrics drive desired business results, including for 2025:

•

Adjusted EBITDA;

•

Adjusted operating cash flow;

•

Safety;

•

Relative total shareholder return; and

•

Absolute stock price appreciation.

For 2025, variable pay comprised 83 percent of the target total direct compensation for Mr. Williams and, on average, 71 percent of the target total direct compensation for the other NEOs.

The Compensation Committee uses a comprehensive process to assess company performance. We believe the metrics used in our incentive compensation plans focus management on the appropriate objectives for creating both short- and long-term shareholder value.

The company’s approach to rewarding performance

Annual incentive (APA)

•

Reward achievement of short-term corporate performance goals

Performance shares

•

Reward achievement of sustained stock price performance and long-term financial results that drive value creation

•

Link compensation to building long-term shareholder value

•

Reinforce ownership in the company

•

Support executive retention

Restricted stock units

•

Reward long-term value creation

•

Reinforce ownership in the company

•

Support executive retention

Determining compensation for 2025

Role of the Compensation Committee: Deciding on compensation

The Compensation Committee determines the appropriate level of compensation for all executive officers, including the CEO and other NEOs. The Committee reviews all compensation components and determines whether each individual’s total compensation is reasonable and consistent with the company’s compensation philosophy. In making this determination, the Committee may consider:	The Compensation Committee considers whether the company’s compensation programs encourage unnecessary or excessive risk-taking and has determined that they do not.

•	with respect to all NEOs other than the CEO, the CEO’s recommendations;
•	market data provided by the Committee’s independent compensation consultant; and
•	additional factors such as the executive’s operating responsibilities, experience level, retention risk, tenure and performance in the position.

In light of these considerations, the Compensation Committee may make adjustments to a particular element of an executive’s compensation. The Committee then approves, with any modifications it deems appropriate, base salary, target annual performance award opportunities and long-term incentive opportunities and grants (plus any new awards or programs) for the company’s NEOs. With respect to the CEO, the Committee determines the compensation package for the CEO and then presents its recommendation to the independent members of the Board of Directors for approval during executive session.

The amount of past compensation realized or potentially realizable does not directly impact the level at which current and long-term pay opportunities are set.

Role of the CEO and management: Providing compensation recommendations

The CEO, working with human resources leadership and the compensation consultant, prepares compensation recommendations for the NEOs (other than the CEO) and presents them to the Compensation Committee. These recommendations are based on:

•	the CEO’s review of the other NEOs’ performance, job responsibilities and importance to the company’s overall business strategy; and
•	the company’s compensation philosophy.

In preparing compensation recommendations for the NEOs, the CEO and human resources leadership together consider market data for the key elements of NEO compensation and evaluate the total compensation package, taking into account the scope of responsibilities for the particular position. The CEO, human resources leadership and the compensation consultant also evaluate total direct compensation (base salary, annual incentives and long-term incentive grants) in relation to total compensation of comparable positions derived from our peer group and general market data, as well as internal equity considerations.

Although the recommendations of the CEO and management are given significant weight, the Committee retains full discretion when determining compensation.

Role of the compensation consultant: Advising the Compensation Committee

The Compensation Committee retains the authority to approve and monitor all compensation and benefit programs (other than broad-based welfare benefit programs). The Committee engages the services of an independent compensation consultant to add rigor in the review process and to provide insight into market trends, as well as to help design potentially new elements of compensation. The consultant analyzes the company’s executive compensation structure and plan designs and assesses whether the compensation program is competitive and supports the goal of aligning the interests of NEOs with those of shareholders, as well as other company interests. The consultant also provides market data directly to the Compensation Committee for its use in determining compensation for NEOs and assessing board compensation.

The Committee has retained Meridian as its independent compensation consultant.

In 2025, Meridian’s primary areas of assistance were:

•	gathering information related to current trends and practices in board of directors and executive compensation;

•	reviewing information developed by management for the Compensation Committee and providing its input to the Committee;

•	attending and participating in meetings with the Compensation Committee, as well as briefings with the Committee chairperson and management between regularly scheduled meetings;

•	advising the Committee with respect to compensation matters related to the company’s Chief Executive Officer;

•

advising the Committee with respect to CEO succession planning activities, including compensation matters related to the promotion of the incumbent Chief Financial Officer to Chief Operating Officer and the hiring of a new Chief Financial Officer;

•	assisting the CEO and human resources leadership in determining compensation recommendations for the NEOs (other than the CEO);

•	advising the Committee with respect to Board of Directors’ compensation;

•	reviewing with management and the Compensation Committee materials to be used in the company’s proxy statement;

•	reviewing and providing recommendations regarding the company’s benchmarking peer groups; and

•	advising the Committee with respect to short-term and long-term incentive plan design, goal-setting and performance assessment.

While the consultant reports directly to the Compensation Committee, the Committee has authorized the consultant to interact with company management, as needed, on the Committee’s behalf. Meridian works with company management only under the direction of the Compensation Committee and does not provide any other advice or consulting services to the company.

The Compensation Committee has the sole authority to approve the independent compensation consultant’s fees and terms of the engagement. Thus, the Committee annually reviews its relationship with its consultant – including services provided, quality of services and associated fees – to help ensure executive compensation consulting independence and effectiveness. The Committee also assesses the independence of the compensation consultant. As part of its annual evaluation of independence, the Committee considered information provided by Meridian, as well as information received from the company’s executive officers and directors regarding any actual, potential or perceived conflicts of interest with Meridian. Based on the Committee’s review, the Committee believes that the work performed by Meridian during 2025 did not raise a conflict of interest and there were no facts or circumstances that brought its independence into question.

Primary elements of our executive compensation program

Metallus’ executive compensation program is designed to align the interests of our executives with those of our shareholders and to encourage the personal and collective efforts of our executives to foster improved company performance. The company uses a balance of short- and long-term incentives as well as cash and non-cash compensation to meet its executive compensation program objectives. The company’s incentive compensation program for executives is designed to link compensation with the full spectrum of the company’s short- and long-term business goals. Our executive compensation program for 2025 consisted of the following primary elements:

Compensation element	Link to program objectives

Base salary	Provides a stable source of income and is a standard element in executive compensation packages.
Annual incentive

Encourages executives to focus on specific corporate performance goals. Target incentive opportunity is set as a percentage of base salary and awards are earned after threshold performance levels are met. Metrics for 2025 include:

•

Adjusted EBITDA;

•

Adjusted operating cash flow; and

•

Safety.

Performance shares

Granted in the form of performance-based restricted stock units, the performance share award links executive compensation to building long-term shareholder value, balances short-term operating focus and aligns executive management’s long-term financial interests with those of our shareholders. The company’s relative total shareholder return as compared to an identified peer group of steel companies for the one-, two- and three-year periods beginning January 1, 2025 and ending December 31, 2025, 2026 and 2027, respectively, is used to determine whether (and how many) performance shares are earned. Performance shares earned are payable in shares at the conclusion of the three-year performance period.

Restricted stock units	Rewards long-term shareholder value creation. Three-year vesting promotes retention and enhances executive stock ownership.

Retirement and savings	Helps attract and retain executive talent. NEOs receive retirement benefits through both qualified and nonqualified defined contribution plans.
Other benefits	Helps attract and retain executive talent. NEOs are eligible to participate in the benefit plans available to salaried employees including medical and dental benefits and life, accidental death and disability insurance. Perquisites are limited in amount and are not grossed up for taxes, and the Compensation Committee limits eligibility and use.
Severance and change in control agreements

Helps ensure NEOs remain focused on creating sustainable performance. Agreements protect the company and the NEOs from risks by providing:

•

Economic stability;

•

Death or disability payments; and

•

Double-trigger payments and benefits upon a qualifying termination of employment in the event of a change in control.

Analysis of 2025 compensation

The following factors guided compensation decisions for 2025:

•	Executive compensation program objectives and philosophy;

•	Expected and actual financial performance;

•	Recommendations of the CEO for the other NEOs;

•	Assessment of risk associated with our compensation plans, including avoiding unnecessary or excessive risk-taking;

•	Advice of an independent compensation consultant; and

•	Market pay practices as reflected by a compensation peer group as well as external executive compensation data, studies and trends.

Peer groups

The Compensation Committee used the following peer group to benchmark pay for the company’s CEO, COO and CFO and guide its compensation decisions in 2025. This peer group, determined on the basis of a comprehensive review conducted by Meridian in the second half of 2024, consists of 19 steel and related-industry companies that are generally within an appropriate revenue and market capitalization range. As a result of this review, Worthington Enterprises and Enviri Corporation (formerly known as Harsco Corporation) were removed from the peer group and Ramaco Resources, Standex International, and Worthington Steel were added to the peer group. These changes are intended to enhance the viability of the peer group in terms of industry representation, similarity in business characteristics, and relative size. At the time Meridian conducted its review, Metallus was positioned near the compensation peer group median for revenues and market capitalization.

2025 Compensation Peer Group Companies

ATI Inc.	NN, Inc.
Barnes Group Inc.	Olympic Steel, Inc.
Carpenter Technology Corporation	Radius Recycling, Inc.
Century Aluminum Corporation	Ramaco Resources, Inc.
Columbus McKinnon Corporation	Ryerson Holding Corporation
Enerpac Tool Group Corp.	Standex International Corporation
Haynes International Inc.	SunCoke Energy, Inc.
Kaiser Aluminum Corporation	TriMas Corporation
L.B. Foster Company	Worthington Steel, Inc.
Materion Corporation

Guidelines for CEO, COO and CFO salaries, annual incentives, long-term incentives and target total direct compensation are intended to target a reasonable range around the 50th percentile of compensation peer group data for those roles, with variability based on individual attributes and performance.

With respect to the other NEOs, external general industry surveys of compensation practices for positions with similar levels of responsibilities remain the primary comparative information used for setting target compensation, with guidelines for salaries, annual incentives, long-term incentives and target total direct compensation for these NEOs intended to target a reasonable range around the 50th percentile of general industry data, with variability based on individual attributes and performance. We did not select the companies that comprise any of these survey groups, and the component companies’ identities were not a material factor in our compensation analysis.

The company may provide target compensation above or below the 50th percentile for a particular position, based on factors such as the executive’s operating responsibilities, experience level, retention risk, tenure, internal equity and performance in the position.

The company establishes compensation levels in this way for two reasons:

•	first, this approach sets fair and reasonable pay levels needed to attract and retain qualified executives; and
•

second, it requires excellent individual performance and company performance for pay that is higher than that indicated in the compensation peer group or general industry data, as applicable, for comparable roles.

In addition to the compensation peer group described above, the company also uses an identified peer group of steel companies to measure relative total shareholder return performance for the performance shares component of the long-term incentive program. This peer group of steel companies, which is not used for purposes of benchmarking compensation, was initially selected by the Compensation Committee based on recommendations from Meridian in 2020 and is focused more on our comparators for investor capital without concern for revenue size, which is a significant factor in selecting the compensation peer group as it influences pay levels. With the assistance of Meridian, the Compensation Committee reviews this peer group of steel companies on an annual basis for continued appropriateness prior to awarding performance shares for the next performance cycle. In 2025, Algoma Steel Group Inc. was added to this peer group and Haynes International, Inc. and Universal Stainless & Alloy Products, Inc. were removed due to being acquired. As such, for the 2025-2027 performance share cycle, the peer group of steel companies consisted of the following 15 companies:

2025-2027 Performance Shares Peer Group of Steel Companies

Algoma Steel Group Inc.	Olympic Steel, Inc.
ATI Inc.	Radius Recycling, Inc.
Ampco-Pittsburgh Corporation	Reliance, Inc.
Ascent Industries Co.	Ryerson Holding Corporation
Carpenter Technology Corporation	Steel Dynamics, Inc.
Commercial Metals Company	United States Steel Corporation
Friedman Industries, Incorporated	Worthington Steel, Inc.
Nucor Corporation

2025 target pay mix

In support of our pay-for-performance philosophy, a substantial majority of the target total direct compensation for our NEOs under our annual compensation program is allocated to variable compensation. The compensation structure for Mr. Williams is weighted even more significantly towards variable and performance-based compensation, with 83 percent of his target total direct compensation designed to be at risk as variable compensation. The charts below show, for our CEO and, on average, our other NEOs, the mix of aggregate compensation at target for 2025 under our annual compensation program.

Target Direct Compensation Mix - CEO

Target Direct Compensation Mix - Other NEOs (average)(1)

(1)

The information included in this chart for Mr. Zaranec represents the target compensation established at the time of hire and does not include the cash sign-on bonus of $100,000 or the sign-on equity grant of restricted stock units with a value of approximately $500,000.

CEO compensation

In setting Mr. Williams’ target pay for 2025, the Compensation Committee reviewed data provided by Meridian regarding target total direct compensation (base salary, target annual incentives and target long-term incentive grants) for CEOs of the company’s compensation peer group. Following this review, in February 2025 the Compensation Committee recommended and the Board approved for Mr. Williams an increase in (i) annual base salary from $875,000 to $910,000, (ii) the target annual incentive opportunity (as a percentage of base salary) from 100 percent to 110 percent and (iii) the target value of awards under the company’s long-term incentive plan from $3.25 million to $3.35 million annually, with 60 percent of the target value being awarded in the form of performance shares and 40 percent of the target value in time-based restricted stock units. The Compensation Committee’s recommendation was based on Mr. Williams’ performance, the overall performance of the company and considering his target total direct compensation positioning relative to peer group CEOs.

Base salary

Base salaries for the NEOs are intended to be competitive and reflect the scope of their responsibilities, the depth of their experience performing those responsibilities and their actual performance. The Compensation Committee typically determines base salary ranges for the CEO, COO and CFO using the compensation peer group, and for the remaining NEOs using external surveys of salary practices for positions with similar levels of responsibility. The Committee also reviews the NEOs’ base salaries annually in light of each officer’s performance, experience, leadership, current salary, internal equity and position in the salary range.

2025 base salary decisions

In February 2025, the Compensation Committee considered base salary increases for the company’s NEOs as part of the company’s annual compensation cycle. All NEOs (with the exception of Mr. Zaranec who joined the company in June 2025), were awarded base salary increases generally in line with the company’s established budget for merit-based salary increases in 2025 (and, for Mr. Williams, the other considerations mentioned above).

The following table shows the 2025 base salary approved by the Compensation Committee in February 2025 (and, in the case of Mr. Williams, the Board) for each of the NEOs serving at that time.

	2025 base salary(1)	Percent increase(2)
Michael S. Williams	$910,000	4.0%
Kristopher R. Westbrooks	$529,273	4.0%
Kristine C. Syrvalin	$411,642	5.0%
Kevin A. Raketich	$359,731	4.0%

(1)  2025 base salary reflects annual base salary rate effective March 16, 2025 for Mr. Williams, Mr. Westbrooks, Ms. Syrvalin and Mr. Raketich, and not base salary actually paid during calendar year 2025. As discussed below, Mr. Westbrooks’ base salary was further increased in connection with his promotion to President and Chief Operating Officer effective June 16, 2025.

(2)  As compared to the annual base salary rate in effect for the NEO on December 31, 2024.

As noted previously, on May 19, 2025, the Board appointed Mr. Westbrooks as President and Chief Operating Officer of the company, effective June 16, 2025. In connection with his promotion, the Committee approved a new base salary for Mr. Westbrooks of $625,000 per year. On that same date, the Board appointed Mr. Zaranec to succeed Mr. Westbrooks as Executive Vice President and Chief Financial Officer, also effective June 16, 2025. The Committee approved an initial base salary for Mr. Zaranec of $450,000 per year.

Annual Incentive

The company’s annual incentive plan provides the NEOs the opportunity to earn rewards based on achieving corporate performance goals established in advance by the Compensation Committee. It is intended to focus the NEOs on specific performance goals in the current year. For the NEOs, the annual incentive is delivered through the Annual Performance Award (“APA”) plan.

The Compensation Committee generally determines APA target award opportunity levels for the NEOs based on our compensation peer group for the CEO, COO and CFO and external surveys for positions with similar levels of responsibility for the remaining NEOs. Based on its review of peer group and/or market data, the Committee determined to increase the target annual incentive opportunity available to each of the NEOs (other than Mr. Zaranec), as set forth below.

	2025 target annual incentive opportunity as a percent of base salary	Percent increase (3)
Michael S. Williams	110%	+10%
Kristopher R. Westbrooks(1)	85%	+10%
John M. Zaranec III(2)	65%	N/A
Kristine C. Syrvalin	65%	+5%
Kevin A. Raketich	65%	+5%

(1)  The target annual incentive opportunity for Mr. Westbrooks was initially increased from 75 to 80 percent of base salary and later increased to 85 percent in connection with his promotion to President and Chief Operating Officer in June 2025.

(2)  The target annual incentive opportunity for Mr. Zaranec was established by the Committee at the time of his appointment as Executive Vice President and Chief Financial Officer.

(3)  As compared to the target annual incentive opportunity available to the NEO for 2024.

Actual awards earned under the APA can be higher or lower than the target opportunity based on the results for each performance measure and the extent to which the Committee may use discretion to adjust the final payout levels for the awards. Performance measures factor the award from zero to 200 percent.

For 2025, the Committee determined to continue to utilize adjusted EBITDA, adjusted operating cash flow and safety as the primary performance measures under the APA plan, with a 50 percent weighting on adjusted EBITDA, a 30 percent weighting on adjusted operating cash flow and, for the NEOs, a 20 percent weighting on safety.

Linking pay to performance

•

The Compensation Committee established adjusted EBITDA as the primary performance measure under the annual incentive plan because it believes this adjusted non-GAAP measure is closely correlated with the creation of shareholder value.

•

Adjusted operating cash flow was established as a secondary performance measure to encourage a focus on working capital discipline and cash generation to drive profitable growth.

•

The inclusion of a safety metric reinforces our commitment to the health and safety of our people while the weighting of this metric at 20 percent of the target opportunity for the NEOs reinforces the strategic importance of, and accountability for, improving the company’s safety culture and performance.

2025 annual performance award decisions

Payouts under the APA plan for 2025 were determined by the following factors:

•	earnings measured by adjusted EBITDA;

•	adjusted operating cash flow; and

•	safety.

The following charts show performance targets and actual performance levels for each of the metrics in the 2025 APA plan.

Adjusted EBITDA

50% weighting

$125
$100
$75
$50
$25
$0
$108.0
$90.0
$75.6
$63.0
Performance Target
Result
Threshold

60.0% metric performance

30.0% payout

Adjusted Operating Cash Flow

30% weighting

$125
$100
$75
$50
$25
$0
$73.2
$72.5
$60.5
$36.3
Performance Target
Result
Maximum

200.0% metric performance

60.0% payout

Dollars in millions. Payout percentage is expressed as the percent of target opportunity on a weighted basis.

With solid adjusted EBITDA and strong operating cash flow and continued focus on safety and safety programs, the 2025 APA plan delivered payouts slightly above target. Demand improvement across most end markets and growth in our aerospace and defense shipments resulted in profitability driven primarily by higher volume and raw material spread, as well as better fixed cost leverage on higher melt utilization, offset by lower base selling prices. Nevertheless, Adjusted EBITDA fell short of expectations in 2025, while adjusted operating cash flow performance, benefiting from profitability and effective working capital management, exceeded the maximum. This performance resulted in a payout (on an unweighted basis) on the adjusted EBITDA metric of 60.0 percent of target and a payout (on an unweighted basis) of 200.0 percent of target on the adjusted operating cash flow metric. Overall performance on the safety metric was below target, as the company’s OSHA lost-time incident rate and OSHA recordable rate each failed to achieve the threshold performance objective while performance slightly exceeded the target for the PSIF action completion rate, resulting in a payout (on an unweighted basis) on the safety metric of 62.4 percent of target. Considering these results, the Compensation Committee approved a total payout of 102.5 percent of target for each NEO based on performance against the metrics established for the 2025 APA plan.

For the 2025 APA plan, the target performance objective for adjusted EBITDA was set above 2024 adjusted EBITDA results (as reported for external reporting purposes). The target performance objective for adjusted operating cash flow was set below the operating cash flow results delivered in 2024 (as reported for external reporting purposes), as the company expected higher working capital to support higher sales and production levels in 2025. The target performance objectives reflected expectations at the time these objectives were established in early 2025 for improving market demand driving higher volumes but with decreased base pricing. In light of these expectations, the Compensation Committee felt that the 2025 target performance objectives established for both the adjusted EBITDA measure and the adjusted operating cash flow measure would be challenging but attainable.

With respect to the safety metric, the target performance objective for the OSHA recordable rate and for the OSHA lost time incident rate for 2025 were each set at the same level established as the target performance objective for 2024, which was significantly better than actual performance on this measure for 2024. The target performance objective for the PSIF action completion rate for 2025 was set above actual performance results achieved for the PSIF action completion rate for 2024. The Compensation Committee felt that achieving the targeted safety performance objectives for 2025 would be challenging but attainable, requiring the company to substantially improve performance in some areas while sustaining realized performance improvements in other areas.

For the 2025 APA plan, the adjusted EBITDA metric was defined as EBITDA (as used for external financial reporting purposes) adjusted for APA plan purposes to exclude: mark-to-market remeasurement gains or losses; the effect of changes in tax law, accounting principles or other laws or provisions affecting reported results; and the effects of any recapitalization, restructuring, reorganization, merger, acquisition, divestiture, consolidation, spinoff, split-up, combination, liquidation, facility shutdown, dissolution, sale or disposition of assets, stock or debt refinancing, impairment, goodwill or other similar transaction. The adjusted operating cash flow metric was defined as net cash provided or used by operating activities (or operating cash flow) excluding changes in other current assets and other current liabilities, required pension contributions, cash provided or used by financing activity, taxes, interest and capital expenditures; changes in applicable accounting principles, tax laws or regulations; and the effects of any recapitalization, restructuring, reorganization, merger, acquisition, divestiture, consolidation, spinoff, split-up, combination, liquidation, facility shutdown, dissolution, sale or disposition of assets, stock or debt refinancing, impairment, goodwill or other similar transaction.

As noted above, the target safety metric was defined as an OSHA recordable case rate of 1.50, an OSHA lost time case rate of 0.20, a PSIF action completion rate of 85 percent, and zero fatalities. The OSHA recordable case rate is a measure of injury frequency and is calculated as the total number of work-related injuries and illnesses that require medical treatment beyond first aid per 100 full-time employees during the calendar year. The OSHA lost time case rate is a measure of injury severity and is calculated as the total number of work-related injuries and illnesses that result in a lost workday beyond the initial date of the injury per 100 full-time employees during the calendar year. The PSIF action completion rate is a leading indicator that measures whether timely corrective actions have been taken to address near miss incidents which have the potential to result in a serious injury or fatality (a “PSIF”). In calculating the PSIF action completion rate, only corrective actions that are completed within a defined time window are considered “timely” and therefore credited towards the completion rate, meaning that no credit is received toward the completion rate for actions completed too early or too late.

	2025 APA payouts
	Target opportunity as a percent of base salary	2025 Award
Michael S. Williams	110%	$1,017,803
Kristopher R. Westbrooks(1)	85%	$490,395
John M. Zaranec III	65%	$162,398
Kristine C. Syrvalin	65%	$271,536
Kevin A. Raketich	65%	$237,750

(1)

The 2025 APA award for Mr. Westbrooks is prorated at 80 percent target opportunity while he served as Executive Vice President and Chief Financial Officer and 85 percent target opportunity beginning June 16, 2025, when he was appointed President and Chief Operating Officer.

The payout awarded to each of the eligible NEOs under the APA plan for 2025, as set forth in the above table, was calculated as 102.5 percent times the product of (x) the target opportunity percentage for such NEO and (y) the salary paid to such NEO during 2025.

The Compensation Committee did not make any discretionary adjustments to the APA plan awards for any of the NEOs.

For information about the APA opportunities awarded to each of the NEOs in 2025, see the “2025 Grants of plan-based awards table.”

Long-term incentives

Consistent with prior years, two different types of long-term incentive grants were awarded to the NEOs serving in February 2025 as part of our annual compensation program:

•

Performance shares, which are performance-based restricted stock units generally earned based on the company’s relative total shareholder return as compared to an identified peer group of steel companies, for the one-, two- and three-year periods beginning January 1, 2025 and ending December 31, 2025, 2026 and 2027, respectively, with any earned units payable in shares at the conclusion of the three-year performance period; and

•	Restricted stock units, which generally “cliff” vest at the end of a three-year period and have a value that changes based on changes in the company’s stock price.

The Compensation Committee believes these grants, in total, provide a balanced emphasis on shareholder value creation and retention of executive management over the course of a full business cycle. These grants also serve to balance the short-term operating focus of the company and align executive management’s long-term financial interests with those of the company’s shareholders.

The value of the entire long-term incentive grant is at risk and linked directly to the price of the company’s common stock. The size of the long-term incentive grants and the allocation of grant value among the long-term incentive grant types are based on a combination of market practice, internal equity considerations and the relative importance of the objectives underlying each of the grant types.
For Mr. Williams, the Compensation Committee reviewed and the Board approved a 60/40 mix of performance shares and restricted stock units. For the other NEOs (with the exception of Mr. Zaranec who did not receive an annual grant of long-term incentives in 2025), the Compensation Committee approved a 50/50 mix of performance shares and restricted stock units to focus the NEOs on creation of long-term shareholder value, while addressing retention considerations.
2025 Long-term incentive decisions

	Long-term incentives

	Target grant opportunity	Number of restricted stock units	Value of restricted stock units (1)	Number of performance shares	Value of performance shares (at target) (2)	Total value of award

Michael S. Williams	$3,350,000	95,900	$1,374,247	143,900	$2,490,909	$3,865,156

Kristopher R. Westbrooks	$900,000	32,200	$461,426	32,200	$557,382	$1,018,808

John M. Zaranec III (3)	$600,000	34,960	$495,383	0	$0	$495,383

Kristine C. Syrvalin	$690,000	24,700	$353,951	24,700	$427,557	$781,508

Kevin A. Raketich	$690,000	24,700	$353,951	24,700	$427,557	$781,508
(1)	The value of restricted stock units as shown in this table is equal to the closing price of Metallus common shares on the date of grant multiplied by the number of restricted stock units granted.
(2)
The value of performance shares as shown in this table was determined using a lattice valuation model, the Monte Carlo Simulation, multiplied by the target number of performance shares granted, which was the probable outcome on the grant date. This is not the value considered by the Committee in determining the number of performance shares to be awarded. Additional information is provided below regarding the basis for determining the number of restricted stock units and target performance shares granted.

(3)
As noted below, in connection with the appointment of Mr. Zaranec as the company’s new Chief Financial Officer on June 16, 2025, he was awarded a sign-on
equity grant of restricted stock units with a value of approximately $500,000. His target long-term incentive opportunity was set at $600,000 with eligibility for grants beginning in 2026.

The Compensation Committee generally determines target grant opportunity levels for the NEOs based on our compensation peer group for the CEO, COO and CFO and external surveys for positions with similar levels of responsibility for the remaining NEOs. Following a review of this peer group and/or market data, as applicable, in February 2025 the Committee increased Mr. Williams’ target long-term incentive opportunity from $3.25 million to $3.35 million; Mr. Westbrooks’ target long-term incentive opportunity from $675,000 to $900,000; Ms. Syrvalin’s target long-term incentive opportunity from $600,000 to $690,000; and Mr. Raketich’s target long-term incentive opportunity from $635,000 to $690,000.
The target value for each grant is converted to a number of restricted stock units and a number of target performance shares based on a calculated average stock price over a defined period prior to the grant date. Consistent with prior years, the Compensation Committee used the average closing price over the five trading days immediately preceding the grant date in determining the number of restricted stock units and target performance shares to be granted in 2025.
The Compensation Committee typically approves annual grants of long-term incentives at its first regularly scheduled meeting of each year, when the Committee determines all elements of the NEOs’ compensation for the year. Board and committee meetings are generally scheduled at least a year in advance. The company has not granted any stock options since 2020; accordingly, we do not have any formal policy that would require the Compensation Committee or the Board to grant (or to avoid granting) stock options at specified times. In any case, we do not schedule the grant of long-term incentive awards in anticipation of the disclosure of material nonpublic information, and we do not schedule the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.

At the time Mr. Zaranec was hired as the company’s new Chief Financial Officer in June 2025, his target long-term incentive opportunity
was set at $600,000 (with eligibility for annual grants beginning in 2026). In lieu of an annual long-term incentive grant in 2025, Mr. Zaranec was awarded a sign-on
equity grant of time-based restricted stock units with a value of approximately $500,000. These time-based restricted stock units will generally vest ratably over a three-year period, beginning on the first anniversary of the grant date.
Restricted stock units
Restricted stock units represent an interest in Metallus stock and are settled in shares generally after a three-year cliff vesting schedule (with the exception of the sign-on
award of restricted stock units granted to Mr. Zaranec in connection with his appointment as Executive Vice President and Chief Financial Officer which generally will vest ratably over a three-year period). Restricted stock units serve to both reward and retain executives, as the value of the shares is linked to the stock price when the shares vest. For information about time-based restricted stock units awarded to the NEOs in 2025, see the “2025 Grants of plan-based awards table.”
Performance shares
Performance shares are how we generally refer to performance-based restricted stock units earned, in the case of the annual grant program, based on the company’s relative total shareholder return as compared to an identified peer group of steel companies. The overall vesting period is generally three years from January 1 of the first year in the performance cycle to December 31 in the third year of the performance cycle, with relative total shareholder return measured for the one-,
two-
and three-year periods beginning January 1 of the first year in the performance cycle and ending December 31 of the first, second and third years in the performance cycle, respectively, creating effectively a “nested”
1-year,
2-year
and
3-year
plan. Relative total shareholder return is calculated for each nested performance period by taking the beginning and ending price points based off of a
20-trading
day average closing stock price as of December 31.
A payout will be calculated based on performance for each of the three nested performance periods. For any payout to be earned for a nested performance period, relative total shareholder return must be achieved at least at the 25 th
percentile of the identified peer group. If the 25
th
percentile performance level is not attained, then no payout will be earned.
The payout earned can range from 50 percent to 200 percent of the target number of performance shares granted, based upon actual performance for the performance period, as follows (with payout based on interpolation between levels above the threshold and provided that, regardless of the performance percentile achieved, if relative total shareholder return for the three-year performance period is negative, any resulting payout will be limited to 150 percent):

Level	Performance (Percentile)	Payout (Percent of Target)
Threshold	25 th	50%
Target	50 th	100%
Above Target	75 th	150%
Maximum	90 th	200%
For all performance cycles, the
one-
and
two-year
nested periods will each have a 25 percent weighting and the three-year nested period will have a 50 percent weighting when determining the number of performance shares earned at the conclusion of the three-year performance cycle. This design is intended to focus the executives on rapid and sustainable total shareholder return improvement, with additional emphasis on the long-term (three-year) performance period.

2025-2027 performance cycle. For this award, for the first performance period ended December 31, 2025, relative total shareholder return was achieved at approximately the 25th percentile of the identified peer group, resulting in a preliminary payout calculation of 50 percent of target for the first nested performance period in the 2025-2027 performance cycle. Any payout remains subject to vesting and certification by the Committee following the conclusion of the three-year performance period.

For information about performance shares awarded to the NEOs in 2025, see the “2025 Grants of plan-based awards table.”

2024-2026 performance cycle. For this award, for the first performance period ended December 31, 2024, relative total shareholder return was achieved at approximately the 23rd percentile of the identified peer group, resulting in a preliminary payout calculation of 0 percent of target for the first nested performance period in the 2024-2026 performance cycle. For the second performance period ended December 31, 2025, relative total shareholder return was achieved at the 0th percentile of the identified peer group, resulting in a preliminary payout calculation of 0 percent of target for the second nested performance period in the 2024-2026 performance cycle. Any payout remains subject to vesting and certification by the Committee following the conclusion of the three-year performance period.

2023-2025 performance cycle. For this award, for the first performance period ended December 31, 2023, relative total shareholder return was achieved at approximately the 57th percentile of the identified peer group, resulting in a preliminary payout calculation of 114.3 percent of target for the first nested performance period in the 2023-2025 performance cycle. For the second performance period ended December 31, 2024, relative total shareholder return was achieved at the 25th percentile of the identified peer group, resulting in a preliminary payout calculation of 50 percent of target for the second nested performance period in the 2023-2025 performance cycle. For the third and final performance period ended December 31, 2025, relative total shareholder return was achieved at the 10th percentile of the identified peer group, resulting in a preliminary payout calculation of 0 percent of target for the third nested performance period in the 2023-2025 performance cycle.

With the payout for the first and second nested performance periods each weighted at 25 percent and the third and final performance period weighted at 50 percent, the Compensation Committee awarded a payout equal to 41.1 percent of target for the 2023-2025 performance cycle, resulting in the number of performance shares set forth in the table below being earned by participating NEOs for the 2023-2025 performance cycle.

	2023-2025 performance cycle(1)
	Performance shares awarded at target	Grant date value of performance shares awarded at target(2)	Percent of performance shares earned(3)	Number of performance shares earned(4)	Value of performance shares earned at 12/31/2025(5)

Michael S. Williams	98,000	$1,847,300	41.1%	40,278	$691,170

Kristopher R. Westbrooks	18,400	$346,840	41.1%	7,563	$129,781

Kristine C. Syrvalin	16,300	$307,255	41.1%	6,700	$114,972

Kevin A. Raketich	17,300	$326,105	41.1%	7,111	$122,025

(1)

Mr. Zaranec is not included in this table as he was not awarded performance shares for the 2023-2025 performance cycle. As noted previously, Mr. Zaranec was appointed Executive Vice President and Chief Financial Officer of the company effective June 16, 2025.

(2)	This reflects the grant date value of performance shares awarded for the 2023-2025 performance cycle on March 1, 2023, at which date the closing price per share of Metallus common stock was $18.85.

(3)	The percent of performance shares earned is expressed as a percentage of the target performance share award.

(4)	Performance shares earned are payable in shares.

(5)	The closing price per share of Metallus common stock on December 31, 2025, the last trading day of the 2023-2025 performance cycle, was $17.16.

Retirement and other benefits

Retirement income programs
The company maintains both qualified and nonqualified retirement income programs as a retention tool. The NEOs participate in qualified plans on the same terms and conditions as all other salaried employees, and they may also participate in the company’s nonqualified retirement income programs, where applicable. The company currently provides retirement income through several types of plans:	The company’s retirement and other benefit programs support the objective of our executive compensation program to attract and retain executive talent.

•

Qualified and nonqualified defined contribution plans provide for savings based on each executive’s contributions and company matching contributions. The nonqualified defined contribution arrangement in which the NEOs participate is the post-tax savings benefit. This benefit is primarily intended to restore benefits that would be provided under the qualified retirement plans were it not for limits on benefits and compensation imposed by the Internal Revenue Code.

•

The company maintains a frozen nonqualified defined benefit plan, the Supplemental Pension Plan (the “Supplemental Plan”), in which Mr. Raketich participates. The Supplemental Plan provides for a benefit based on final average earnings with offsets for benefits provided under the company’s other retirement programs. In November 2019, the nonqualified defined benefit plan was amended to provide that no additional benefits would accrue for any remaining active participants after December 31, 2020. Messrs. Williams, Westbrooks and Zaranec and Ms. Syrvalin are not eligible to participate in the nonqualified defined benefit plan. Their retirement savings are provided solely through the defined contribution plans.

Although the policies and procedures underlying the company’s retirement income programs are the same for all participants, the age and length of service (including service as an officer of the company) of each participant can have a significant effect on an individual’s benefit calculation because the programs have changed over time. Pension values also are influenced by external factors and actuarial assumptions. See “Compensation of named executive officers - Pension benefits” for additional information.

The value of the nonqualified retirement income programs is quantified each year and these programs are periodically reviewed for their competitiveness. The value of these programs has not had a significant impact on decisions regarding salary, annual incentive awards or long-term incentive grants.

Deferred compensation

Through December 31, 2021, the company maintained a deferred compensation plan that allowed certain employees, including the NEOs, to defer receipt of all or a portion of their salary, employee contributions and company matching contributions that would otherwise be paid out post-tax, and incentive compensation payable in cash, until a specified point in the future. Cash deferrals earn interest quarterly at a rate based on the prime rate plus one percent. Effective December 31, 2021, the deferred compensation plan for salaried employees was frozen and no deferrals will be credited under the plan with respect to any compensation earned on or after January 1, 2022.

The deferred compensation plan is not funded by the company, and participants have an unsecured contractual commitment by the company to pay the amounts due under the plan. When such payments are due, they will be distributed from the company’s general assets. In the event of a change in control of the company, as defined in the plan, participants are entitled to receive deferred amounts immediately.

Other benefits

The company’s executive officers, including the NEOs, are eligible to participate in a number of broad-based benefit programs including health, disability and life insurance programs.

The NEOs also may receive certain perquisites, including access to corporate country club memberships (although personal expenses are not reimbursed). These benefits are intended to provide executives with a competitive perquisite program that is reasonable and consistent with the company’s overall approach to executive compensation. The total cost of these benefits is a small percentage of each NEO’s total compensation and is reflected in the “All other compensation” column in the “2025 Summary compensation table.”

The company does not provide tax gross-ups for benefits to executives.

Severance agreements

In addition to retirement income programs described above, the company may provide termination-related payments to individual executives through severance agreements in the event of involuntary termination without cause, whether before or after a change in control. Severance agreements are provided based on competitive market practice and the company’s desire to ensure some level of income continuity should an executive’s employment be terminated without cause. The company believes providing for such income continuity results in greater management stability and less unwanted and disruptive management turnover.

The level of severance benefits reflects the company’s perception of competitive market practice for the NEOs’ positions, based on assessments conducted by the Compensation Committee’s consultant. Severance pay was established as a multiple of base salary and annual incentive compensation. The Committee did not target specific dollar values. The amounts of potential payouts are outlined in the “Termination scenarios for NEOs” table below.

Other compensation program features

Stock ownership guidelines

Stock ownership guidelines have been established for all senior executives and are intended to align the interests of executive management with those of our shareholders. The Compensation Committee has established guidelines of six-times base salary for the company’s CEO, three-times base salary for the COO and CFO and two-times base salary for the other NEOs.

Linking compensation to stock performance

Robust stock ownership guidelines align the interests of the NEOs with those of our shareholders, given that the increase or decrease in our stock price impacts the value of the NEOs’ personal holdings.

In determining whether an executive has met the applicable ownership targets, the company considers all shares owned by the executive plus restricted stock units still subject to forfeiture, but not shares that are subject to unexercised options or performance shares still subject to forfeiture. As of February 27, 2026, each of the NEOs (with the exception of Mr. Zaranec who joined the company in June 2025) had achieved the established guideline. Each NEO is required to retain shares (net of tax withholding) earned under the company’s long-term incentive plan until the ownership target is achieved.

Anti-pledging and anti-hedging policy

The company prohibits pledging company stock or hedging the economic risk related to such stock ownership. Please see “Corporate governance – Anti-hedging policy” for additional information.

Clawback provisions

We maintain a Compensation Recovery Policy, which requires the company to recover (or clawback) certain excess incentive-based compensation received during an applicable three-year recovery period by current or former executive officers in the event the company is required to prepare an accounting restatement due to the material noncompliance with any financial reporting requirement under the securities laws. Triggering events include accounting restatements to correct an error in previously issued financial statements that is material to such previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. Excess incentive-based compensation for these purposes generally means the amount of incentive-based compensation received (on or after October 2, 2023) by such executive officer that exceeds the amount of incentive-based compensation that would have been received by such executive officer had it been determined based on the restated amounts, without regard to any taxes paid. Incentive-based compensation potentially subject to recovery under the mandatory accounting restatement provisions of the Compensation Recovery Policy is generally limited to any compensation granted, earned or vested based wholly or in part on the attainment of one or more financial reporting measures.

In general, the company may utilize a broad range of recoupment methods under the Compensation Recovery Policy for mandatory accounting restatement clawbacks. The Compensation Recovery Policy does not condition such clawback on the fault of the executive officer, but the company is not required to clawback amounts in limited circumstances where the Compensation Committee has made a determination that recovery would be impracticable and (1) the company has already attempted to recover such amounts but the direct expense paid to a third party in an effort to enforce the Compensation Recovery Policy would exceed the amount to be recovered, (2) the recovery of amounts would violate applicable home country law, or (3) the recovery would likely cause the non-compliance of a tax-qualified retirement plan under the Internal Revenue Code of 1986, as amended, and applicable regulations. The company may not indemnify any such executive officer against the loss of such recovered compensation in the event of a mandatory accounting restatement.

The company also continues to maintain other compensation recovery arrangements in the form of compensation clawback provisions, terms and conditions in the company’s APA plan and, as applicable, certain of the company’s long-term equity award agreements. These arrangements remain operational and apply to individuals and/or compensation not covered by or subject to the Compensation Recovery Policy. These arrangements are intended to deter certain types of conduct, including conduct that could affect the accuracy of the company’s financial statements. Under these arrangements as currently in effect, if personal misconduct or any fraudulent activity on the part of the covered employee leads to the restatement of company financial results, the company can clawback all or part of an award. In such cases, the Compensation Committee has discretion, based on applicable facts and circumstances, to cause the company to recover all or any portion of the incentive paid or payable to the covered employee for some or all of the years covered by the restatement.

Tax accounting rules and regulations

The Compensation Committee generally considers the effect of tax and accounting rules when structuring our executive compensation arrangements. However, those considerations are not controlling factors in the design of our executive compensation program. For example, Section 162(m) of the Internal Revenue Code generally disallows a federal income tax deduction for compensation paid to our “covered employees” to the extent such compensation exceeds $1 million per executive in any fiscal year.

The Compensation Committee retains the flexibility to award compensation that is consistent with the company’s objectives and philosophy even if it does not qualify for a tax deduction. The Compensation Committee believes the tax deduction limitation of Section 162(m) of the Internal Revenue Code should not be permitted to compromise the company’s ability to design and maintain executive compensation arrangements that will attract and retain the executive talent we need to compete successfully. Accordingly, achieving the desired flexibility in the design and delivery of compensation may result in compensation that in certain cases is not deductible for federal income tax purposes.

Compensation of named executive officers

2025 Summary compensation table

The following table sets forth information concerning compensation for our NEOs for the fiscal years ended December 31, 2025, 2024 and 2023, as applicable:

Name and principal position	Year	Salary	Bonus	Stock awards(3)	Option awards	Non-equity incentive plan compensation(4)	Change in pension value and nonqualified deferred compensation earnings(5)	All other compensation(6)	Total

Michael S. Williams	2025	$902,708	$0	$3,865,156	$0	$1,017,803	$0	$77,681	$5,863,348

Chief Executive Officer	2024	$866,667	$0	$3,091,067	$0	$257,400	$0	$45,225	$4,260,359

	2023	$827,708	$0	$5,275,245	$0	$827,708	$0	$43,195	$6,973,856

Kristopher R. Westbrooks	2025	$576,884	$0	$1,018,808	$0	$490,395	$0	$49,462	$2,135,549

President and Chief	2024	$504,350	$0	$649,935	$0	$112,344	$0	$24,806	$1,291,435

Operating Officer (1)	2023	$482,105	$0	$1,661,232	$0	$361,579	$0	$22,635	$2,527,551

John M. Zaranec III	2025	$243,750	$100,000	$495,383	$0	$162,398	$0	$7,854	$1,009,386

Executive Vice President and

Chief Financial Officer (2)

Kristine C. Syrvalin	2025	$407,558	$0	$781,508	$0	$271,536	$0	$47,676	$1,508,278

Executive Vice President,	2024	$385,990	$0	$575,094	$0	$68,783	$0	$28,599	$1,058,466

General Counsel and	2023	$356,125	$0	$1,573,074	$0	$213,675	$0	$24,089	$2,166,963

Chief Human Resources Officer

Kevin A. Raketich	2025	$356,849	$0	$781,508	$0	$237,750	$14,654	$43,021	$1,433,782

Executive Vice President and	2024	$342,792	$0	$610,545	$0	$61,086	$25,211	$24,255	$1,063,889

Chief Commercial Officer	2023	$326,417	$0	$1,615,054	$0	$195,850	$81,797	$21,984	$2,241,102

(1)

In 2025, Mr. Westbrooks served as Executive Vice President and Chief Financial Officer until June 16, 2025, when he was appointed President and Chief Operating Officer. For additional information, please see “Executive summary” and “Analysis of 2025 compensation” in the Compensation discussion and analysis section of this proxy statement.

(2)

Mr. Zaranec was appointed Executive Vice President and Chief Financial Officer effective June 16, 2025. The amount reported as salary for Mr. Zaranec includes all salary compensation paid in 2025. The amount reported in the “Bonus” column for Mr. Zaranec represents a sign-on bonus awarded to Mr. Zaranec when he joined the company in June 2025. For additional information, please see “Executive summary” and “Analysis of 2025 compensation” in the Compensation discussion and analysis section of this proxy statement.

(3)

The amounts shown in this column represent, for 2025, the grant date fair value (calculated in accordance with FASB ASC Topic 718) of (a) restricted stock units and (b) performance shares (subject to being earned based upon achievement of the established performance objectives). The fair value of RSUs is equal to the closing price of Metallus common shares on the date of grant multiplied by the number of RSUs granted. The fair value of performance shares is determined using a lattice valuation model, the Monte Carlo Simulation. For additional information regarding the Monte Carlo Simulation, please refer to Note 2 in the Notes to Consolidated Financial Statements in the company’s Annual Report on Form 10-K for the year ended December 31, 2025.

With respect to performance share awards, the amounts shown assume target achievement of the established performance objectives, which was the probable outcome on the grant date. Should performance equal or exceed the maximum goals for the 2025 performance shares, the grant date fair value for such awards would be as follows: Mr. Williams – $4,981,818; Mr. Westbrooks – $1,114,764; Ms. Syrvalin – $855,114 and Mr. Raketich – $855,114. Mr. Zaranec was not granted performance shares in 2025.

The restricted stock units granted to the NEOs (with the exception of Mr. Zaranec) will vest in full on March 7, 2028, and the restricted stock units granted to Mr. Zaranec will vest ratably over the three-year period ending on June 16, 2028, in each case generally provided the named executive officer remains continuously employed by the company through the applicable vesting date(s).

For more information about the operation of the performance shares awarded pursuant to the annual grant program in 2025 to the NEOs, see “Analysis of 2025 compensation – Long-term incentives – 2025 Long-term incentive decisions” in the Compensation discussion and analysis section of this proxy statement.

(4)

The amounts shown in this column for 2025 represent cash payouts earned by the NEOs under the Annual Performance Award plan. For additional information, see “Analysis of 2025 compensation – Annual incentive – 2025 Annual performance award decisions” in the Compensation discussion and analysis section of this proxy statement.

(5)

The amount shown in this column for 2025 represents the increase in the present value of benefits payable to Mr. Raketich under the company’s Supplemental Pension Plan (the “Supplemental Plan”) from December 31, 2024 to December 31, 2025. The Supplemental Plan was frozen with no additional benefit accruals after December 31, 2020. The amount was calculated using the same assumptions used in 2024 and included in the footnotes of the “2024 Pension benefits table,” except that the calculation as of December 31, 2025 utilized a discount rate of 5.56%, while a discount rate of 5.73% was used for the calculation as of December 31, 2024. The increase in the present value of $14,654 for Mr. Raketich is comprised of $10,669 due to the passage of time and an increase in present value of $3,985 from the use of the lower discount rate. Messrs. Westbrooks, Williams and Zaranec and Ms. Syrvalin are not eligible for company-paid pension benefits. For additional information, please see “Pension benefits” and “2025 Pension benefits table” in this proxy statement. None of the NEOs received any earnings under the nonqualified deferred compensation plan based on above-market or preferential rates.

(6)	The amounts shown in this column for 2025 are broken down in detail in the following table (a):

Name	Annual company contribution to SIP plan(b)	Annual company contribution to post-tax savings benefit(c)	Personal use of company’s country club memberships (d)	Life insurance(e)	Other(f)

Michael S. Williams	$15,525	$25,097	$0	$12,588	$24,471

Kristopher R. Westbrooks	$14,424	$9,075	$665	$826	$24,471

John M. Zaranec III	$7,594	$0	$0	$260	$0

Kristine C. Syrvalin	$15,525	$5,910	$0	$1,770	$24,471

Kevin A. Raketich	$14,000	$3,023	$0	$1,527	$24,471

(a)	The company does not provide tax gross-ups for executive benefits.

(b)	The “SIP plan” refers to the Savings and Investment Pension Plan, which is the company’s qualified defined contribution plan for salaried employees.

(c)

The “post-tax savings benefit” is the company’s non-tax qualified restoration benefit for salaried employees whose contributions and benefits in qualified retirement plans are limited by Section 415 of the Internal Revenue Code.

(d)

Amounts shown for personal use of country club memberships include pro-rated amounts of company-paid annual membership dues attributed to the personal use of country clubs by the NEO. There are no incremental costs to the company for other personal expenses associated with such personal use, as all such costs are borne by the executive.

(e)

The amounts shown represent imputed income for the cost of pre-tax term life insurance (which is provided by the company for all salaried employees equal to one time their annual salary) for the portion that exceeds the IRS pre-tax limit of $50,000.

(f)

The amount shown for Messrs. Williams, Westbrooks and Raketich and Ms. Syrvalin reflects a one-time company 401(k) contribution made in March 2025 to all salaried employees as of December 31, 2024 in connection with the distribution of surplus assets upon termination of the salaried pension plan.

2025 Grants of plan-based awards table

The following table sets forth information concerning awards already paid or potentially payable to our NEOs with respect to the short-term and long-term incentive award opportunities granted in 2025:

Name	Approval date	Grant date	Estimated possible payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards			All other stock awards: number of shares of stock or units	Grant date fair value of stock and option awards(4)
			Threshold	Target	Maximum	Threshold	Target	Maximum

Michael S. Williams	2/12/2025	2/12/2025 APA(1)	$0	$1,001,000	$2,002,000

	2/12/2025	3/7/2025 RSUs(2)							95,900	$1,374,247

	2/12/2025	3/7/2025 PRSUs(3)				71,950	143,900	287,800		$2,490,909

Kristopher R. Westbrooks	5/19/2025	6/16/2025 APA(1)	$0	$531,250	$1,062,500

	2/12/2025	3/7/2025 RSUs(2)							32,200	$461,426

	2/12/2025	3/7/2025 PRSUs(3)				16,100	32,200	64,400		$557,382

John M. Zaranec III	5/19/2025	6/16/2025 APA(1)	$0	$292,500	$585,000

	5/19/2025	6/16/2025 RSUs(2)							34,960	$495,383

Kristine C. Syrvalin	2/12/2025	2/12/2025 APA(1)	$0	$267,567	$535,135

	2/12/2025	3/7/2025 RSUs(2)							24,700	$353,951

	2/12/2025	3/7/2025 PRSUs(3)				12,350	24,700	49,400		$427,557

Kevin A. Raketich	2/12/2025	2/12/2025 APA(1)	$0	$233,825	$467,651

	2/12/2025	3/7/2025 RSUs(2)							24,700	$353,951

	2/12/2025	3/7/2025 PRSUs(3)				12,350	24,700	49,400		$427,557

(1)

“APA” reflects the annual incentive opportunity available to each NEO under the Annual Performance Award plan at threshold, target and maximum performance levels for the 2025 performance period. With respect to Mr. Westbrooks, he was initially awarded on February 12, 2025 a target APA opportunity of $423,418 (with a maximum of $846,836). With his promotion to President and Chief Operating Officer in June 2025, his APA opportunity was increased to $531,250 at target and $1,062,500 at maximum, as set forth above. See “Analysis of 2025 compensation – Annual incentive” and “Analysis of 2025 compensation – 2025 Annual performance award decisions” in the Compensation discussion and analysis section of this proxy statement for additional information.

(2)

“RSUs” refers to restricted stock units granted to each NEO on the grant date indicated. Restricted stock units reported in this table for the NEOs (with the exception of Mr. Zaranec) will vest in full on March 7, 2028, and the restricted stock units reported in this table for Mr. Zaranec will vest ratably over the three-year period ending on June 16, 2028, in each case generally provided the executive maintains continuous employment with the company through the applicable vesting date(s). For additional information, see “Analysis of 2025 compensation – Long-term incentives” and “Analysis of 2025 Compensation – Long-term incentives – 2025 Long-term incentive decisions” in the Compensation discussion and analysis section of this proxy statement.

(3)

The “PRSUs” amounts reported in this table indicate threshold, target and maximum award opportunities for the performance shares granted to the NEOs (other than Mr. Zaranec) on March 7, 2025. For additional information, see “Analysis of 2025 Compensation – Long-term incentives” and “Analysis of 2025 Compensation – Long-term incentives – 2025 Long-term incentive decisions” in the Compensation discussion and analysis section of this proxy statement.

(4)

The amounts shown in this column reflect the fair value on the date of grant of RSUs and performance shares granted in 2025, computed in accordance with FASB ASC Topic 718. The fair value of RSUs is equal to the closing price of Metallus common shares on the date of grant multiplied by the number of RSUs granted. The fair value of performance shares is determined using a lattice valuation model, the Monte Carlo Simulation, multiplied by the target number of performance shares granted, which was the probable outcome on the grant date. For additional information regarding the Monte Carlo Simulation, please refer to Note 2 in the Notes to Consolidated Financial Statements in the company’s Annual Report on Form 10-K for the year ended December 31, 2025.

Grants made in 2025 are described more fully in the “Compensation discussion and analysis” section of this proxy statement. For more information concerning the amount of salary and incentive compensation in proportion to total compensation for the NEOs, see “Analysis of 2025 compensation — 2025 target pay mix” in the Compensation discussion and analysis section of this proxy statement.

Outstanding equity awards at 2025 year-end table

The following table sets forth information concerning unexercised stock options and stock awards that have not yet vested for each of our NEOs as of December 31, 2025:

	Option awards(1)					Stock awards(2)
Name	Grant date	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($/share)	Option expiration date	Number of shares or units of stock that have not vested	Market value of shares or units of stock that have not vested	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested

M. S. Williams	3/1/2023					65,300	$1,120,548

	12/15/2023							40,000	$686,400

	3/1/2024					63,400	$1,087,944	47,550	$815,958

	3/7/2025					95,900	$1,645,644	143,900	$2,469,324

K. R. Westbrooks	9/24/2018	1,760	0	$14.34	9/24/2028

	3/1/2019	10,344	0	$12.45	3/1/2029

	3/2/2020	20,752	0	$5.26	3/2/2030

	3/1/2023					18,400	$315,744

	12/15/2023							20,000	$343,200

	3/1/2024					16,500	$283,140	8,250	$141,570

	3/7/2025					32,200	$552,552	32,200	$552,552

J. M. Zaranec III	6/16/2025					34,960	$599,914

K. C. Syrvalin	2/15/2017	4,452	0	$17.46	2/15/2027

	2/14/2018	4,640	0	$16.57	2/14/2028

	3/1/2019	5,840	0	$12.45	3/1/2029

	3/2/2020	3,670	0	$5.26	3/2/2030

	3/1/2023					16,300	$279,708

	12/15/2023							20,000	$343,200

	3/1/2024					14,600	$250,536	7,300	$125,268

	3/7/2025					24,700	$423,852	24,700	$423,852

K. A. Raketich	2/17/2016	8,200	0	$7.46	2/17/2026

	2/15/2017	7,800	0	$17.46	2/15/2027

	2/14/2018	8,400	0	$16.57	2/14/2028

	3/1/2019	10,600	0	$12.45	3/1/2029

	3/2/2020	26,500	0	$5.26	3/2/2030

	3/1/2023					17,300	$296,868

	12/15/2023							20,000	$343,200

	3/1/2024					15,500	$265,980	7,750	$132,990

	3/7/2025					24,700	$423,852	24,700	$423,852

(1)

All option awards reported in this table are nonqualified stock options that vested ratably 25 percent per year over the four-year period from the date of grant. There were no stock options granted after 2020.

(2)	Stock awards reported in this table include performance shares and restricted stock units.

Performance shares (reported under the Equity incentive plan awards columns) are performance-based restricted stock units awarded (a) pursuant to the annual grant program on March 1, 2024 and March 7, 2025 and (b) pursuant to the Transformation Incentive Grant program on December 15, 2023.

Annual grant program performance shares may be earned based on the company’s relative total shareholder return as compared to an identified peer group of steel companies. The overall vesting period is generally three years from January 1 of the first year in the performance cycle to December 31 in the third year of the performance cycle, with relative total shareholder return measured for the one-, two- and three-year periods beginning January 1 of the first year in the performance cycle and ending December 31 of the first, second and third years in the performance cycle, respectively, creating effectively a “nested” 1-year, 2-year, and 3-year plan. Relative total shareholder return is calculated for each nested performance period by taking the beginning and ending price points based off of a 20-trading day average closing stock price as of December 31.

To incentivize key leadership as we continue to implement the company’s ongoing, multi-year business transformation and growth strategies, on December 15, 2023, the Board of Directors, on the recommendation of the Compensation Committee, implemented a Transformation Incentive Grant program. Pursuant to this program, certain key employees of the company (including each of the current NEOs, with the exception of Mr. Zaranec who joined the company in June 2025) may earn a special grant of performance-based restricted stock units that further align executive compensation with the investment interests of the company’s shareholders by motivating and rewarding management initiative and action to the extent they help create substantial additional shareholder value. The Transformation Incentive Grant performance shares may be earned depending on the degree to which the closing price performance of the company’s common shares satisfies up to seven specific average per share closing price goals (achieved if the goal price is met or exceeded by the 20-trading-day average closing price for each trading day in any 20-consecutive trading-day period) during a performance period running from December 1, 2023 through December 31, 2026. Performance against these average share price goals will be evaluated after the end of the performance period (or, if earlier, at the time of a change in control of the company, taking into account achievement as of that date, including deemed achievement based on the value of any consideration paid for a common share in the change in control, if applicable). Earned levels of Transformation Incentive Grant performance shares will then pay out in two equal installments in early 2027 and 2028, generally conditioned on continued employment with the company until the applicable vesting date, subject to certain alternative evaluation, vesting and payout terms for situations involving the awardee’s death or disability or termination of employment without cause. As of December 31, 2025, none of the average share price goals have been achieved.

For the annual grant program performance shares awarded in 2024, a payout percentage will be calculated (determined under a Compensation Committee-approved matrix) based on the company’s relative total shareholder return as compared to the identified peer group of steel companies for the one-, two- and three-year nested periods beginning January 1, 2024 and ending December 31, 2024, 2025 and 2026, respectively, with the one- and two-year nested periods each having a 25 percent weighting and the three-year nested period having a 50 percent weighting when determining the final payout percentage and number of performance shares earned for the 2024–2026 performance cycle. Performance shares earned will be settled in shares following the conclusion of the three-year performance period on December 31, 2026, at such time as the Compensation Committee shall have determined the degree to which the performance metrics have been achieved and the resulting number of performance shares earned.

For the annual grant program performance shares awarded in 2025, a payout percentage will be calculated (determined under a Compensation Committee-approved matrix) based on the company’s relative total shareholder return as compared to the identified peer group of steel companies for the one-, two- and three-year nested periods beginning January 1, 2025 and ending December 31, 2025, 2026 and 2027, respectively, with the one- and two-year nested periods each having a 25 percent weighting and the three-year nested period having a 50 percent weighting when determining the final payout percentage and number of performance shares earned for the 2025–2027 performance cycle. Performance shares earned will be settled in shares following the conclusion of the three-year performance period on December 31, 2027, at such time as the Compensation Committee shall have determined the degree to which the performance metrics have been achieved and the resulting number of performance shares earned.

The number of shares reported for the performance shares granted to the NEOs on December 15, 2023 and March 1, 2024 reflects the number of shares that would be earned by each NEO assuming threshold performance is achieved under the established performance objectives, while the number of shares reported for the performance shares granted on March 7, 2025 reflects the number of shares that would be earned by each NEO assuming target performance is achieved under the established performance objective. The settlement for any performance shares earned will be in shares, unless otherwise determined by the Compensation Committee.

Restricted stock units were granted to the NEOs (with the exception of Mr. Zaranec) on March 1, 2023, March 1, 2024 and March 7, 2025. Each of these grants of restricted stock units generally vests on the third anniversary of their respective grant dates, generally provided the executive maintains continuous employment with the company through the vesting dates. Mr. Zaranec was granted restricted stock units at the time he joined the company on June 16, 2025. These restricted stock units will generally vest ratably over the three-year period ending June 16, 2028, generally provided the executive maintains continuous employment with the company through the vesting dates.

The market value of all awards reported in this table was determined based upon the closing price of Metallus’ common shares on December 31, 2025 of $17.16.

2025 Option exercises and stock vested table

The following table sets forth information with respect to the exercise of stock options by and vesting of stock awards for our NEOs during 2025.

	Option awards (1)		Stock awards (2)

Name	Number of shares acquired on exercise	Value realized on exercise	Number of shares acquired on vesting	Value realized on vesting

Michael S. Williams	0	$0	114,178	$1,758,286

Kristopher R. Westbrooks	0	$0	31,563	$476,341

John M. Zaranec III	0	$0	0	$0

Kristine C. Syrvalin	0	$0	20,300	$311,356

Kevin A. Raketich	0	$0	20,311	$312,633

(1)

The value realized on the exercise of the options is the difference between exercise price and the fair market value of our common shares on the date of exercise. For this purpose, fair market value is determined by a real-time trading quote from the New York Stock Exchange at the time of exercise.

(2)

The value realized on vesting for stock awards is calculated by multiplying the number of shares acquired on vesting by the fair market value of Metallus common shares on the vesting date. For purposes of this calculation, the fair market value of restricted stock units that vest is equal to the closing price of our common shares on the vesting date, and the fair market value of performance shares earned for the 2023-2025 performance cycle is equal to the closing price of our common shares on December 31, 2025, the last day of the performance period.

Pension benefits

Supplemental Pension Plan

In connection with the spinoff, the company adopted the Supplemental Pension Plan (effective June 30, 2014) (the “Supplemental Plan”), which is substantially similar to the supplemental pension plan maintained by the former parent company prior to the spinoff. As noted below, benefit accruals under the Supplemental Plan were frozen as of December 31, 2020.

Supplemental retirement income benefits under the Supplemental Plan are calculated using a target benefit of 60% of Final Average Earnings, offset by any defined benefit plan payments provided by the company and the aggregate earnings opportunity provided by any company contributions under the core defined contribution program (the Savings and Investment Pension Plan) and the post-tax savings benefit. The supplemental benefit will vest after five years of service as an officer of the company, with normal retirement being considered as of age 62. Early retirement at age 55 with at least 15 years of company service is available, but if benefits are commenced early, they will be reduced by 4% per year for each year of early commencement prior to age 62.

Only actual years of service with Metallus and, prior to the spinoff, the former parent company, are counted in calculating pension benefits under the Supplemental Plan, except in the case of involuntary termination without cause, in which case up to two additional years of service are credited.

In November 2019, the Supplemental Plan was amended to provide that additional benefit accruals for any remaining active participants would cease as of December 31, 2020.

As of February 27, 2026, Mr. Raketich, the only NEO eligible for benefits under the Supplemental Plan, was eligible for early retirement based on his age and years of service.

2025 Pension benefits table

The following table sets forth the number of years of credited service and actuarial value of the Supplemental Plan for our NEOs as of December 31, 2025:

Name	Plan name	Number of years of credited service	Present value of accumulated benefit (1)	Payments during last fiscal year

Michael S. Williams(2)	Supplemental Plan	N/A	$0	$0

Kristopher R. Westbrooks(2)	Supplemental Plan	N/A	$0	$0

John M. Zaranec III(2)	Supplemental Plan	N/A	$0	$0

Kristine C. Syrvalin(2)	Supplemental Plan	N/A	$0	$0

Kevin A. Raketich	Supplemental Plan	35.8	$200,852	$0

(1)

The “Present Value of Accumulated Benefit” is the present value as of December 31, 2025. Age 62 is the earliest age an unreduced benefit is payable from the plans. The assumptions used to determine the present value include a 5.56% discount rate and updated mortality statistics consistent with the 2021 Society of Actuaries revised mortality projection scale. Benefits for the applicable NEOs were determined assuming no probability of termination, retirement, death or disability before age 62.

(2)	Because Messrs. Williams, Zaranec and Westbrooks and Ms. Syrvalin were hired after January 1, 2004, they do not accumulate any service under the Supplemental Plan.

2025 Nonqualified deferred compensation table

Through December 31, 2021, the company maintained a deferred compensation plan that allowed certain employees, including the NEOs, to elect to defer receipt of all or a portion of their salary, employee contributions and company matching contributions that would otherwise be paid out post-tax, and incentive compensation payable in cash, until a specified point in the future. Cash deferrals earn interest quarterly at a rate based on the prime rate plus one percent. Effective December 31, 2021, the deferred compensation plan was frozen, and no deferrals will be credited under the plan with respect to any compensation earned on or after January 1, 2022.

The table below sets forth information regarding contributions, earnings and withdrawals during 2025 and the account balances as of December 31, 2025, for the NEOs under the company’s deferred compensation plan:

Name	Executive contributions in 2025(1)	Company contributions in 2025(1)	Aggregate earnings in 2025(2)	Aggregate withdrawals/ distributions in 2025	Aggregate balance at December 31, 2025(3)

Michael S. Williams	$0	$0	$0	$0	$0

Kristopher R. Westbrooks	$0	$0	$0	$0	$0

John M. Zaranec III	$0	$0	$0	$0	$0

Kristine C. Syrvalin	$0	$0	$0	$0	$0

Kevin A. Raketich	$0	$0	$8,918	$0	$146,250

(1)	Effective December 31, 2021, the deferred compensation plan was frozen, and no deferrals will be credited under the plan with respect to any compensation earned on or after January 1, 2022.

(2)

This amount includes interest earned from cash deferrals prior to the freezing of the plan on December 31, 2021. Earnings during this year and previous years were not above market or preferential; therefore, these amounts are not included in the 2025 Summary compensation table.

(3)

The entire amount included in the aggregate balances column was reported as compensation in the summary compensation table for previous years (or would have been had the recipient been identified as a NEO for such years).

Potential payments upon termination or change in control

The company has entered into severance agreements with each of its NEOs that provide for compensation in the event of termination of employment under certain circumstances (the “Severance Agreements”). In addition, our NEOs are entitled to post-termination payments or benefits under award agreements entered into under the Amended and Restated 2014 Equity and Incentive Compensation Plan, the Amended and Restated 2020 Equity and Incentive Compensation Plan and, under certain circumstances, under our retirement and benefit plans. The following circumstances would trigger post-termination payments to our NEOs: change in control followed by certain events described below; involuntary termination without cause; retirement; permanent disability and death. For purposes of calculating the payments that would be due to each of our NEOs, the termination scenarios described below assume a December 31, 2025 termination date.

Change in control

Under the Severance Agreements with our NEOs, in the event of a qualifying termination of employment following a change in control of the company (as defined in the Severance Agreements), such as termination by the NEO following a reduction in responsibilities or termination of employment by the company without cause, the NEO is entitled to receive a cash severance payment in an amount equal to a specified multiple of the sum of his or her annual base salary and the greater of: (1) his or her target annual incentive compensation amount for the year in which he or she terminates employment; or (2) his or her target annual incentive compensation amount for the year in which the change in control occurs. In late 2020, the Compensation Committee adopted a new standard form of severance agreement, reducing the multiple of pay applicable in a change in control from three times to two and one-half times for the CEO and two times for other executive officers of the company. As such, a multiple of two and one-half times is specified in the Severance Agreement for Mr. Williams and a multiple of two times is specified in the Severance Agreements for Ms. Syrvalin and Messrs. Raketich and Zaranec. A multiple of three times is specified in the Severance Agreement for Mr. Westbrooks as the agreement was entered into at the time he was hired in 2018.

None of the Severance Agreements contains an excise tax gross-up provision. Rather, the agreements provide that the NEO will receive the “best net” benefit of either: (1) paying all excise taxes incurred with respect to the change in control benefits, without a gross-up by the company; or (2) accepting aggregate change in control benefits that do not exceed the excise tax threshold. In the event of a change in control, the amounts payable under the Severance Agreements would become secured by a trust arrangement.

Under the terms of the agreements pursuant to which equity is awarded to our NEOs, if following a change in control there would be a loss of equity by the NEO because (a) the equity of the company is not continued and the value of the equity award is not replaced with an equivalent equity instrument of the surviving entity or (b) the NEO’s employment is involuntarily terminated or voluntarily terminated with good cause (as defined in the agreement), then in those circumstances any unvested equity-based grants would vest (subject to the terms of the applicable award agreement) and become nonforfeitable and the NEO would have three years to exercise all stock options.

Finally, the NEO would be entitled to continuation of health and welfare benefits for the severance period and career outplacement services.

Voluntary termination

In the case of a voluntary termination of employment by an NEO, the NEO is not entitled to receive, and the company will not make any cash severance, enhanced retirement benefits or other perquisite payments, and unvested equity-based grants will not vest.

Involuntary termination with cause

The company provides no cash severance, retirement benefits, other perquisite payments or vesting of any equity-based grants when an NEO is terminated by the company with cause. As used in the Severance Agreements, termination with “cause” generally means: the commission of an intentional act of fraud, embezzlement or theft in connection with the NEO’s duties with the company; an intentional wrongful disclosure of secret processes or confidential information of the company or a company subsidiary; or an intentional wrongful engagement in any competitive activity (as defined in the Severance Agreements) which would constitute a material breach of the officer’s duty of loyalty to the company.

If the company terminates the NEO’s employment for cause, any benefit payable from a qualified plan is forfeited.

Involuntary termination without cause (not in connection with a change in control)

The Severance Agreements with our NEOs (other than the agreement with Mr. Westbrooks) provide that, in the case of an involuntary termination without cause (other than termination without cause in connection with a change in control, as described above), the NEO is entitled to severance equal to 1.5 times the sum of his or her base salary and target annual incentive opportunity. For Mr. Westbrooks, his Severance Agreement provides that in the case of an involuntary termination without cause, he is entitled to severance equal to 1.5 times the sum of his base salary and highest annual incentive compensation during the preceding five years (not to exceed target). Each NEO also is entitled to continuation of health and welfare benefits through the severance period and career outplacement services. In consideration for providing severance benefits, the company receives confidentiality and non-compete covenants from the NEOs, as well as a release of liability for all claims against the company.

Under the terms of the agreements pursuant to which equity is awarded to our NEOs, in the case of an involuntary termination without cause (other than termination without cause in connection with a change in control, as described above), any unvested stock options that are scheduled to vest during the severance period vest upon termination (with any remaining options canceled) and the NEO would have three years to exercise all stock options (but not to exceed 10 years from the grant date). With respect to restricted stock units and performance shares, unvested awards are prorated based on, with respect to restricted stock units, the number of whole months elapsed from the grant date through the severance period and, with respect to performance shares, the number of whole months elapsed from the beginning of the performance period through the severance period, with such awards then continuing to vest, subject to any applicable performance conditions, at the normal vesting date. Performance shares awarded pursuant to the Transformation Incentive Grant program are prorated and immediately vest based on performance through the date of the qualifying termination.

Retirement

“Retirement” means either: (1) retirement of the NEO prior to age 62, if the Compensation Committee of the Board of Directors determines that such retirement is for the convenience of the company or (2) retirement of the NEO on or after age 62, and, in either case, when the NEO is eligible to retire under a retirement plan of the company (generally, at age 65, age 55 with at least 15 years of service or any age with at least 30 years of service). Effective for equity awards granted to the NEOs beginning in 2024, “retirement” means retirement of the NEO when he or she is at least age 62 with a combination of age plus years of continuous employment equal to at least 72 (provided that for the CEO, the required combination of age plus years of continuous employment is at least 70).

In addition to retirement benefits shown in the “2025 Pension benefits table” (which are not shown in the following table of termination scenarios), NEOs who retire under the circumstances described above will be entitled to receive prorated payouts of performance shares and continued normal vesting of other unvested equity awards as if the officer had remained in the continuous employ of the company for the remainder of the vesting period; provided, however, that effective for performance shares granted beginning in 2025, if the CEO retires under the circumstances described above, any payout of performance shares to which he is entitled will not be prorated but rather will vest in accordance with the terms of the award as if he had remained in the continuous employ of the company for the remainder of the performance period. Notwithstanding the foregoing, any unvested performance shares awarded pursuant to the Transformation Incentive Grant program will be forfeited in the event of a retirement prior to the applicable vesting date.

Death or permanent disability

“Permanent Disability” occurs if the NEO qualifies for permanent disability benefits under a disability plan or program of the company or, in the absence of a disability plan or program of the company, under a government-sponsored disability program.

All equity-based awards immediately vest in the event of death or permanent disability except annual grant program performance shares, which are prorated and then vest at the end of the performance period. Performance shares awarded pursuant to the Transformation Incentive Grant program are not prorated and immediately vest based on performance through the date of the qualifying death or permanent disability. In the case of disability, the NEO has up to five years to exercise stock options. In the case of the NEO’s death, the NEO’s beneficiary will have one year following the death to exercise stock options.

Termination scenarios for NEOs

Mr. Williams
	Voluntary resignation	Termination with cause	Retirement(5)	Death & disability	Termination without cause	Change in control
Cash severance(1)	$0	$0	$0	$0	$3,884,304	$5,795,304
Equity(2)	$0	$0	$7,955,376	$6,309,160	$7,178,131	$7,955,376
Retirement benefits(3)	$0	$0	$0	$0	$0	$0
Other benefits(4)	$0	$0	$0	$0	$51,500	$72,500
Total	$0	$0	$7,955,376	$6,309,160	$11,113,935	$13,823,180
Mr. Westbrooks
	Voluntary resignation	Termination with cause	Retirement(5)	Death & disability	Termination without cause	Change in control
Cash severance(1)	$0	$0	$0	$0	$2,224,770	$3,959,146
Equity(2)	$0	$0	$0	$1,524,380	$1,772,233	$1,987,128
Retirement benefits(3)	$0	$0	$0	$0	$0	$207,220
Other benefits(4)	$0	$0	$0	$0	$51,500	$83,000
Total	$0	$0	$0	$1,524,380	$4,048,503	$6,236,494
Mr. Zaranec
	Voluntary resignation	Termination with cause	Retirement(5)	Death & disability	Termination without cause	Change in control
Cash severance(1)	$0	$0	$0	$0	$1,276,148	$1,647,398
Equity(2)	$0	$0	$0	$499,922	$399,948	$499,922
Retirement benefits(3)	$0	$0	$0	$0	$0	$0
Other benefits(4)	$0	$0	$0	$0	$51,500	$62,000
Total	$0	$0	$0	$499,922	$1,727,596	$2,209,320
Ms. Syrvalin
	Voluntary resignation	Termination with cause	Retirement(5)	Death & disability	Termination without cause	Change in control
Cash severance(1)	$0	$0	$0	$0	$1,290,350	$1,629,954
Equity(2)	$0	$0	$0	$1,238,860	$1,463,645	$1,604,940
Retirement benefits(3)	$0	$0	$0	$0	$0	$0
Other benefits(4)	$0	$0	$0	$0	$51,500	$62,000
Total	$0	$0	$0	$1,238,860	$2,805,495	$3,296,894
Mr. Raketich
	Voluntary resignation	Termination with cause	Retirement(5)	Death & disability	Termination without cause	Change in control
Cash severance(1)	$0	$0	$0	$0	$1,128,085	$1,424,863
Equity(2)	$0	$0	$0	$1,281,760	$1,511,693	$1,652,988
Retirement benefits(3)	$0	$0	$23,259	$0	$0	$0
Other benefits(4)	$0	$0	$0	$0	$51,500	$62,000
Total	$0	$0	$23,259	$1,281,760	$2,691,278	$3,139,851

(1)	“Cash severance” refers to amounts payable to each NEO under the Severance Agreements and the value of his or her annual incentive payment under the APA plan for 2025.

(2)

“Equity” includes the value of accelerated vesting of restricted stock units and performance shares that the NEO will be entitled to receive under the termination scenarios described in the table. For purposes of calculating the value of equity reflected in this table, all such awards are valued at the closing price of our common shares on December 31, 2025 of $17.16. Performance shares granted for the 2024-2026 and 2025-2027 performance cycles included in this table assume target performance is achieved. Performance shares granted for the 2023-2025 performance cycle are not included in this table as, for purposes of this disclosure, we considered these shares to have been earned as of December 31, 2025. Further, performance shares awarded pursuant to the Transformation Incentive Grant program are not included as none of the seven specified average per share closing price goals had been attained as of December 31, 2025. No amounts are included in this table with respect to any stock options, because all stock options held by the NEOs were fully vested prior to December 31, 2025.

Our equity grant agreements generally include a double-trigger vesting requirement for awards in the event of a change in control. The performance shares awarded under the Transformation Incentive Grant program have certain provisions related to the treatment of such awards in the event of a change of control of our company. None of the stock price hurdles under the Transformation Incentive Grant awards would have been earned for a change in control occurring on December 31, 2025 (based on the closing stock price of $17.16 on December 31, 2025 plus an assumption that any aggregate consideration per share in a hypothetical change of control occurring on such date would have been less than $35), and therefore there is no change in control value attributed to the award for a hypothetical change of control situation.

(3)

“Retirement Benefits” represent the value of additional benefits earned as a result of a change in control. Additionally, for Mr. Raketich, who was the only NEO eligible for early retirement as of December 31, 2025, “Retirement Benefits” includes the value of early commencement of retirement benefits under the Supplemental Plan.

(4)

“Other Benefits” includes the value of health and welfare benefits through the applicable severance period, with an estimated value of $21,000 per year, plus outplacement services with an estimated value of $20,000.

(5)	Values are shown under the retirement scenario only for those NEOs who were eligible for normal retirement or early retirement as of December 31, 2025.

CEO pay ratio

For 2025, the ratio of the annual total compensation of the CEO to the median of the annual total compensation of all of our employees and those of our consolidated subsidiaries (other than the CEO) (“Median Annual Compensation”), was approximately 54 to 1. We note that, due to our permitted use of reasonable estimates and assumptions in preparing this CEO pay ratio disclosure, the disclosure may involve a degree of imprecision, and thus this CEO pay ratio disclosure is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions described below. In this summary, we refer to the employee who received the Median Annual Compensation as the “Median Employee.” For purposes of this disclosure, the date used to identify the Median Employee was December 31, 2023 (the “Determination Date”). The Median Employee previously identified is no longer employed with the company as of December 31, 2025. In accordance with SEC guidance permitting reasonable estimates and adjustments, we excluded this individual and identified the next closest employee in our distribution as the Median Employee. For 2025, there have been no changes in our employee population or compensation arrangements that we believe would significantly impact our pay ratio disclosure.

For purposes of calculating the CEO pay ratio, the CEO compensation for 2025 was determined to be $5,876,488, which consists of $5,863,348 (Mr. Williams’ compensation for his service as CEO, as reflected in the “Total” column of the 2025 Summary compensation table) plus company-paid health care benefit costs of $13,140. With respect to the Median Employee, the Median Annual Compensation was calculated using the same methodology the company uses to calculate compensation for the named executive officers as set forth in the 2025 Summary compensation table included in this proxy statement, and then adjusted to add the value of company-paid health care benefit costs. The Median Annual Compensation for the Median Employee for 2025 was determined to be $108,487.

In terms of our selection of the Median Employee, on December 31, 2023, the company employed a total of 1,837 employees (including 1,826 employees based in the United States). The company determined the Median Employee as of December 31, 2023 by identifying total cash compensation for the period beginning on January 1, 2023 and ending on December 31, 2023 for employees who were employed by the company on that date. This group of employees included all full- and part-time employees but excluded our CEO and eleven (11) non-U.S. employees (consisting of employees in Mexico). This group of employees did not include any independent contractors or “leased” workers and did not exclude any employees of businesses acquired by us or combined with us. Further, we did not utilize any statistical sampling or cost-of-living adjustments for purposes of this CEO pay ratio disclosure. A portion of our employee workforce (full-time and part-time) identified above worked for less than the full fiscal year due to commencing employment after January 1, 2023. In determining the Median Employee, we annualized the total compensation for such individuals (but avoided creating full-time equivalencies) based on reasonable assumptions and estimates relating to our employee compensation program, including base salary, bonus payments, equity compensation and any imputed income.

Pay versus performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation
S-K,
we are providing the following information regarding certain executive pay and performance. The table below shows, for each applicable fiscal year, total compensation (“Summary Compensation Total” or “SCT Total”) as reported in the summary compensation table and “compensation actually paid” (or “CAP”) for our principal executive officer (“PEO”) and as an average of all of our other named executive officers for that year
(“Non-PEO
NEOs”). Both SCT Total pay and CAP are calculated in accordance with the requirements of Regulation
S-K
and may differ substantially from the manner in which the Compensation Committee makes decisions regarding executive pay. See “Compensation Discussion and Analysis” for a discussion of the Compensation Committee’s decisions regarding the compensation of our named executive officers.
The table below also shows (i) the company’s cumulative total shareholder return (or “TSR”), (ii) the TSR of the S&P 1500 Steel
Sub-Industry
Index, which we have used as our peer group for purposes of disclosure in the table below, (iii) the company’s net income for the applicable fiscal year, and (iv) the company’s performance with respect to a “company-selected measure” (or “CSM”) which in our assessment represents the single most important financial performance metric used to link compensation actually paid to our named executive officers for the most recently completed fiscal year to the company’s performance. We selected Adjusted EBITDA as the CSM required for disclosure in the table below.

Pay versus Performance
Year	Summary Compensation Table Total for PEO	Compensation Actually Paid to PEO (1)	Average Summary Compensation Table Total for Non-PEO NEOs	Average Compensation Actually Paid to non-PEO NEOs (2)	Value of Initial Fixed $100 Investment Based On:		Net Income (4)	Company Selected Measure Adjusted EBITDA (5)
					TSR (3)	1500 sub-steel index TSR (3)
2025	$5,863,348	$5,584,295	$1,739,141	$1,764,830	$367.45	$320.74	$(1,200,000)	$75,600,000
2024	$4,260,359	$(3,575,855)	$1,137,930	$(945,923)	$179.77	$233.85	$1,300,000	$77,700,000
2023	$6,973,856	$13,906,875	$2,311,872	$3,017,016	$298.35	$279.40	$69,400,000	$200,300,000
2022	$4,604,190	$6,379,938	$1,283,726	$1,528,508	$231.17	$204.07	$65,100,000	$172,200,000
2021	$7,161,838	$19,694,478	$1,306,702	$2,557,052	$209.92	$171.34	$171,000,000	$245,900,000

(1)
In accordance with the requirements of Item 402(v) of Regulation
S-K,
CAP is calculated by beginning with the SCT Total as reported in the Summary Compensation Table (the “SCT”) for the applicable fiscal year, then (a) subtracting the grant date fair value of awards reported in the Stock Awards column of the SCT for such year, (b) subtracting the grant date fair value of awards reported in the Option Awards column of the SCT for such year, (c) subtracting the aggregate change in the actuarial present value of the accumulated benefit under defined benefit plans reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of the SCT for such year, (d) adding the change in fair value of stock and option awards for the applicable fiscal year (as such changes are described below for 2025) and (e) adding the service cost and prior service cost for all defined benefit plans for the applicable fiscal year (as such costs are described below for 2025).

For purposes of determining CAP, fair value amounts for Stock Awards and Option Awards were calculated in a manner consistent with the fair value methodology used to account for share-based payments in our financial statements under GAAP, including the use of a lattice valuation model, the Monte Carlo simulation, to value performance shares. The service cost and prior service cost for defined benefit plans were calculated using the same methodology as used for our financial statements under GAAP. The individual serving as PEO during the years covered by the table did not participate in any defined benefit pension plan sponsored by the company.

For 2025, 2024, 2023, 2022 and 2021, Michael S. Williams is included in the table as PEO.

The following is a reconciliation of SCT Total and CAP for the PEO for 2025. Please note that, while similar adjustment information was provided in our 2025 proxy statement for 2024, in our 2024 proxy statement for 2023 and in our 2023 proxy statement for years 2021 and 2022, under applicable SEC guidance repeating such adjustment information is not required in this proxy statement because it is not material to our shareholders’ understanding of the information reported in the table above for 2025 or the relationships disclosures provided below.

PEO Summary: Reconciliation of SCT Total and CAP
Year	SCT Total	Subtract Grant Date Fair Value of Stock Awards and Option Awards as Disclosed in the SCT	Add Change in Fair Value of Stock Awards and Option Awards(i)	CAP
2025	$5,863,348	$(3,865,156)	$3,586,103	$5,584,295

The total amount included in the table above as the grant date fair value of stock awards and option awards as disclosed in the SCT reflects the grant date fair value of stock awards as the company did not issue option awards in 2025.

(i) PEO Detail: Change in Fair Value of Stock and Option Awards
Year	Year-End Fair Value of Stock Awards and Option Awards Granted in Covered Fiscal Year that Remained Unvested at the End of that Fiscal Year	Vesting Date Fair Value of Stock Awards and Option Awards Granted in Covered Fiscal Year that Vested During that Fiscal Year	Increase or Decrease in Fair Value (from Prior Year End to Covered Year End) for Stock Awards and Option Awards Granted in Prior Years that Remained Unvested at the End of the Covered Fiscal Year	Increase or Decrease in Fair Value (from Prior Year End to Vesting Date) of Stock Awards and Option Awards Granted in Prior Years that Vested During the Covered Fiscal Year	Adjustments for Stock Awards and Option Awards Granted in Prior Years that Failed to Meet Vesting Conditions During the Covered Fiscal Year	Value of Dividends or other Earnings Paid or Accrued on Stock Awards During the Covered Fiscal Year and not Otherwise Reflected in CAP	Total Change in Fair Value of Stock Awards and Option Awards Included in CAP
2025	$3,804,144	$0	$(59,920)	$(158,121)	$0	$0	$3,586,103

(2)
CAP for the
Non-PEO
NEOs was calculated in the same manner as described in footnote 1 above for the PEO, except the amounts were averaged for each fiscal year. The
Non-PEO
NEOs whose average SCT Total and average CAP amounts are included in the table are:

2025: Kristopher R. Westbrooks, John M. Zaranec III, Kristine C. Syrvalin and Kevin A. Raketich
2022, 2023 and 2024: Kristopher R. Westbrooks, Kristine C. Syrvalin and Kevin A. Raketich
2021: Kristopher R. Westbrooks, Kristine C. Syrvalin, Kevin A. Raketich, William P. Bryan and Thomas D. Moline

The following is a reconciliation of average SCT Total and average CAP for the
Non-PEO
NEOs for 2025. Please note that, while similar adjustment information was provided in our 2025 proxy statement for 2024, in our 2024 proxy statement for 2023 and in our 2023 proxy statement for years 2021 and 2022, under applicable SEC guidance repeating such adjustment information is not required in this proxy statement because it is not material to our shareholders’ understanding of the information reported in the table above for 2025 or the relationships disclosures provided below.

Non-PEO NEOs Summary: Reconciliation of SCT Total and CAP
Year	Average SCT Total	Subtract Average Grant Date Fair Value of Stock Awards and Option Awards as Disclosed in the SCT	Subtract Average Change in Pension Value as Disclosed in the SCT	Add Average Change in Fair Value of Stock Awards and Option Awards(i)	Add Average Service Cost and Prior Service Cost for Pension Plans	Average CAP
2025	$1,739,141	$(879,202)	$(4,187)	$909,078	$0	$1,764,830

The total amount included in the table above as the grant date fair value of stock awards and option awards as disclosed in the SCT reflects the grant date fair value of stock awards as the company did not issue option awards in 2025.

(i) Non-PEO NEOs Detail: Average Change in Fair Value of Stock and Option Awards
Year	Year-End Fair Value of Stock Awards and Option Awards Granted in Covered Fiscal Year that Remained Unvested at the End of that Fiscal Year	Vesting Date Fair Value of Stock Awards and Option Awards Granted in Covered Fiscal Year that Vested During that Fiscal Year	Increase or Decrease in Fair Value (from Prior Year End to Covered Year End) for Stock Awards and Option Awards Granted in Prior Years that Remained Unvested at the End of the Covered Fiscal Year	Increase or Decrease in Fair Value (from Prior Year End to Vesting Date) of Stock Awards and Option Awards Granted in Prior Years that Vested During the Covered Fiscal Year	Adjustments for Stock Awards and Option Awards Granted in Prior Years that Failed to Meet Vesting Conditions During the Covered Fiscal Year	Value of Dividends or other Earnings Paid or Accrued on Stock Awards During the Covered Fiscal Year and not Otherwise Reflected in CAP	Total Change in Fair Value of Stock Awards and Option Awards Included in CAP
2025	$921,191	$0	$10,832	$(22,945)	$0	$0	$909,078

(3)
Our TSR represents the cumulative investment return of an initial fixed $100 investment in the company’s common stock on December 31, 2020, assuming reinvestment of all dividends. The company’s TSR as reflected in the table above may not be indicative of future performance. Peer group TSR represents the cumulative investment return of an initial fixed $100 investment in the S&P 1500 Steel
Sub-Industry
Index on December 31, 2020, assuming reinvestment of all dividends.

(4)	Represents net income determined in accordance with GAAP and as reported in our Form 10-K for the applicable fiscal year.

(5)
Represents our Adjusted EBITDA for the applicable fiscal year. We chose this measure of Adjusted EBITDA as the CSM for purposes of the table above because we determined that it was the most important financial performance measure (that is not otherwise required to be disclosed in the table) used to link compensation actually paid to our named executive officers for the most recently completed fiscal year to the company’s performance. Adjusted EBITDA is a non-GAAP
measure. For more information about how we calculate Adjusted EBITDA, please see “Analysis of 2025 compensation — Annual incentive — 2025 APA decisions” in the Compensation discussion and analysis section of this proxy statement, as well as Appendix A to this proxy statement.

The following graph illustrates, for the period disclosed in the table above:
(a) the relationship between (i) both CAP of the PEO and average CAP of the
Non-PEO
NEOs and (ii) the company’s TSR; and (b) the relationship between (i) the company’s TSR and (ii) the TSR of the peer group.

The following graph illustrates, for the period disclosed in the table above, the relationship between (a) both CAP of the PEO and average CAP of the
Non-PEO
NEOs, and (b) the company’s net income.

The following graph illustrates, for the period disclosed in the table above, the relationship between (a) both CAP of the PEO and average CAP of the
Non-PEO
NEOs, and (b) the CSM, Adjusted EBITDA.

Item 402(v) of Regulation
S-K
also requires that we provide the following tabular list of at least three (and not more than seven) financial performance measures that we have determined are our most important financial performance measures used to link compensation actually paid to the named executive officers for the most recently completed fiscal year to the company’s performance. We have also included in the tabular list below one non-financial
performance measure, safety, which we consider to be a critically important metric used in our pay-for-performance
executive compensation program.

Most Important Performance Measures

Financial measures

Adjusted EBITDA

Adjusted operating cash flow

Relative total shareholder return

Absolute stock price appreciation

Non-financial measures

Safety

Annual meeting information

Questions and answers

What is the purpose of this proxy statement?

This proxy statement and the accompanying proxy card are being made available to shareholders beginning on or about March 18, 2026, in connection with the company’s solicitation of proxies for the 2026 annual meeting of shareholders to be held virtually at www.cesonlineservices.com/mtus26_vm on April 30, 2026, at 10:00 a.m. Eastern time, and at any adjournments and postponements thereof, for the purpose of considering and acting upon the matters specified in the notice accompanying this proxy statement. There will be no in-person annual meeting. The meeting will be held “virtually” over the internet. We believe that a virtual annual meeting provides expanded shareholder access and participation, since shareholders can participate from any location around the world with internet access, as well as improved communication and cost savings for shareholders.

What is a proxy?

A proxy is your legal appointment of another person to vote the shares you own in accordance with your instructions. The person you appoint to vote your shares also is called a proxy. On the proxy card, you will find the names of the persons designated by the company to act as proxies to vote your shares at the annual meeting. The designated proxies are required to vote your shares in the manner you instruct.

Who can vote?

Record holders of Metallus Inc. common stock at the close of business on February 27, 2026 (the “Record Date”) are entitled to vote at the meeting. Shareholders are entitled to one vote for each full share held on the Record Date. On that date, there were 41,730,421 of our common shares outstanding.

How do I vote?

Registered holders. If your shares are registered in your name, you may vote “in person” online during the meeting or by proxy prior to the meeting. If you decide to vote by proxy, you may do so in any ONE of the following three ways:

By telephone. After reading the proxy materials, you may call the toll-free number 1-888-693-8683. You will be prompted to enter your control number, which you can find on your notice of internet availability or your proxy card. This number will identify you and the company. Then you can follow the simple instructions that will be given to you to record your vote. Telephone voting will be available until 6:00 a.m. EDT on April 30, 2026.

Over the internet. After reading the proxy materials, you may use a computer to access the website www.cesvote.com. You will be prompted to enter your control number, which you can find on your notice of internet availability or your proxy card. This number will identify you and the company. Then you can follow the simple instructions that will be given to you to record your vote. Internet voting will be available until 6:00 a.m. EDT on April 30, 2026.

By mail. After reading the proxy materials, if you received a printed version of the proxy materials you may vote your shares by marking, signing, dating and returning your proxy card to the company’s tabulation agent, Corporate Election Services, Inc. (“Corporate Election Services” or “CES”), in the postage-paid envelope provided, or return it to Corporate Election Services, P.O. Box 1150, Pittsburgh, PA 15230. Proxy cards returned by mail must be received by CES by 6:00 a.m. EDT on April 30, 2026, in order for your vote to be recorded.

The internet and telephone voting procedures have been set up for your convenience and have been designed to authenticate your identity, allow you to give voting instructions and confirm that those instructions have been recorded properly.

Whether you choose to vote “in person” online during the meeting, by telephone, over the internet or by mail, you can specify whether your shares should be voted for, or withheld from, all, some or none of the nominees for director. You also can specify whether you want to vote for or against, or abstain from voting on, the ratification of the selection of our independent auditor and the approval, on an advisory basis, of the compensation of the company’s named executive officers.

Shares represented by properly executed proxy cards, online instructions, or telephone instructions will be voted as you direct. If you provide a properly-executed proxy card or properly-submitted online or telephone instructions but do not specify how you want to vote your shares, your shares will be voted according to the Board’s recommendations as set forth below and, as to any other business that may be properly brought before the 2026 annual meeting of shareholders and any adjournments or postponements thereof, in the discretion of the proxy holders:

	Proposal	Board recommendation

1.	Election of three directors, each to hold office for a three-year term expiring at the 2029 annual meeting	FOR ALL director nominees

2.	Ratification of the selection of Ernst & Young LLP as the company’s independent auditor for the fiscal year ending December 31, 2026	FOR

3.	Approval, on an advisory basis, of the compensation of the company’s named executive officers	FOR

401(k) Plan participants. If you participate in a 401(k) plan sponsored by the company, including the Savings and Investment Pension Plan, the Voluntary Investment Pension Plan, or the Savings Plan for Certain Bargaining Employees, any shares held for your account in the Metallus Stock Fund of the plan will be voted by the trustee for the plan, Bank of America Merrill Lynch, according to confidential voting instructions provided by you. You may give your voting instructions to the plan trustee in any ONE of the three ways set forth above; however, your instructions must be received no later than 6:00 a.m. EDT on April 28, 2026. If you do not provide timely voting instructions, your shares will be voted by the plan trustee in the same proportion as it votes plan shares for which it did receive timely instructions (subject to applicable law).

Beneficial owners/nominee shares. If your shares are held by a broker, bank, or some other nominee, that entity will give you information on how you can vote your shares. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote. Your broker, bank or nominee will provide you with a voting instruction card or some other means for you to use in directing the broker, bank or nominee regarding how to vote your shares. If you do not provide the broker, bank or other nominee with your voting instructions, the broker, bank or other nominee will determine if it has the discretionary authority to vote on the particular matter. Under applicable New York Stock Exchange rules, brokers have the discretion to vote only on any matters deemed by the New York Stock Exchange to be routine, such as the ratification of the selection of the company’s independent auditor (Proposal 2 in this proxy statement). All other matters identified above (Proposals 1 and 3 in this proxy statement) are not considered to be routine matters and your broker will not have discretion to vote on those matters. If you do not provide voting instructions to your broker, your shares will not be voted on any matter for which your broker does not have discretionary authority. When the broker does not vote on a proposal because it is a non-routine item and the broker’s customer has not provided voting instructions, this is referred to as a “broker non-vote.”

“In-person” voting. Shareholders who attend the annual meeting “virtually” over the internet may vote during the annual meeting by clicking on the ‘Shareholder Ballot’ link located under the ‘Meeting Links’ section of the virtual meeting website. Any shareholder who wants to attend Metallus’ virtual annual meeting must register to participate no later than 10:00 a.m. Eastern time on April 29, 2026. For additional information and instructions regarding registration procedures for both registered and beneficial shareholders, please see “Additional information” in the “Notice of annual meeting of shareholders” included with this proxy statement.

May I change my vote?

If you are a registered holder, you may change your vote after you submit your proxy by:

•	sending a written notice addressed to the secretary of the company and received prior to the close of business on April 29, 2026, stating that you want to revoke your proxy;

•	submitting another completed proxy card to Corporate Election Services that is received by 6:00 a.m. EDT on April 30, 2026, that has a later date than the previously submitted proxy card;

•	entering later-dated telephone or internet voting instructions prior to 6:00 a.m. EDT on April 30, 2026, which will automatically revoke the earlier proxy; or

•

attending the annual meeting “virtually” over the internet and voting during the annual meeting. The mere presence of a shareholder at the meeting will not automatically revoke any proxy previously given.

If you are a 401(k) participant or a beneficial owner, you should follow the instructions provided by the trustee for the plan or your broker, bank or other nominee, as applicable.

Who counts the votes?

Corporate Election Services will be responsible for tabulating the results of shareholder voting. CES will submit a total vote only, keeping all individual votes confidential. A representative of CES will serve as the inspector of election for the 2026 annual meeting of shareholders.

What is a “quorum”?

A quorum is necessary to hold a valid meeting of shareholders. A quorum exists if the holders of record of shares entitled to exercise not less than 50 percent of the voting power of the company in respect of any one of the purposes for which the meeting is called are present in person (online) or by proxy. If you vote – including by internet, telephone, or proxy card – your shares will be counted toward the quorum for the annual meeting. Withhold votes for election of directors, proxies marked as abstentions, and broker non-votes also are treated as present for purposes of determining a quorum.

What vote is necessary to pass the items of business at the annual meeting?

If a quorum is present at the annual meeting, the three nominees for election as directors will be elected if they receive a plurality of the votes cast (meaning that the three director nominees who receive the highest number of shares voted for their election are elected). If you vote, your shares will be voted for election of all of the Board’s director nominees unless you give instructions to “withhold” your vote for one or more of the nominees. Withhold votes and broker non-votes will not count either in favor of or against the election of a nominee. However, pursuant to the majority voting policy of the Board of Directors, any director who receives a greater number of “withhold” votes than votes “for” his or her election in an uncontested election will be required to submit his or her resignation to the Board of Directors promptly after the certification of the election results. See “Proposal 1 – Election of Directors” for additional information.

The affirmative vote of a majority of the votes cast on the proposal is required for Proposal 2, ratification of the selection of Ernst & Young LLP as the company’s independent auditor. In determining whether this proposal has received the affirmative vote of a majority of the votes cast on the proposal, abstentions and broker non-votes are not considered votes cast and, therefore, will not count either in favor of or against the proposal.

The shareholder vote on Proposal 3, approval of the compensation of the company’s named executive officers, is advisory in nature and therefore not binding on the company. Although the approval of named executive officer compensation is an advisory vote, the Board of Directors and the Compensation Committee will consider the affirmative vote of a majority of the votes cast on this proposal as approval of the compensation paid to the company’s named executive officers. Abstentions and broker non-votes are not considered votes cast and, therefore, will not count either in favor of or against the proposal.

How will voting on any other business be conducted?

The company does not know of any business or proposals to be considered at the annual meeting other than the items described in this proxy statement. If any other business is properly brought before the meeting, the properly submitted proxies received from you and other shareholders give the persons voting the proxies the authority to vote on the matter according to their judgment.

Who is soliciting proxies?

The enclosed proxy is being solicited by the Board of Directors of the company, and the company will pay the cost of the solicitation.

We have retained Innisfree M&A Incorporated to assist in the solicitation of proxies for a fee of $20,000, plus reasonable out-of-pocket expenses. Solicitations may be made by any means of communication. It is anticipated that the solicitations will consist primarily of requests to brokers, banks, trustees, nominees and fiduciaries to forward the soliciting material to the beneficial owners of shares held of record by those persons. The company will reimburse brokers and other persons holding shares for others for their reasonable expenses in sending soliciting material to the beneficial owners.

In addition, certain officers and other employees of the company may, without extra remuneration, solicit the return of proxies. Solicitations may be made by any means of communication, including by telephone, letter, personal visit, electronic mail or other electronic means.

When are shareholder proposals due for the next annual meeting?

We must receive by November 18, 2026, any proposal of our shareholders intended to be presented at the 2027 annual meeting of shareholders and to be included in our proxy materials related to the 2027 annual meeting of shareholders pursuant to Rule 14a-8 under the Exchange Act. Such proposals should be submitted to our principal executive offices by certified mail, return receipt requested, c/o Metallus Inc., Attn: Secretary, 1835 Dueber Ave. S.W., Canton, Ohio 44706.

A shareholder submitting a proposal or director nominee outside the processes of Rule 14a-8 in connection with the 2027 annual meeting of shareholders (“Non-Rule 14a-8 Proposals”) must submit written notice of such proposal or nominee in accordance with Article I, Sections 12 or 13, as applicable, and 14 of our Code of Regulations. In general, to be timely, a shareholder’s notice must be delivered to or mailed and received by our secretary at our principal executive offices not less than 90 nor more than 120 days prior to the first anniversary of the date on which the company held the preceding year’s annual meeting of shareholders. To be considered timely, we must receive any Non-Rule 14a-8 Proposals for the 2027 annual meeting of shareholders no earlier than December 31, 2026 and no later than January 30, 2027. If the date of the 2027 annual meeting of shareholders is scheduled for a date more than 30 days prior to or more than 30 days after the first anniversary of the 2026 annual meeting of shareholders, then a shareholder’s notice must be delivered to our secretary at our principal executive offices not later than the close of business on the later of the 90th day prior to the 2027 annual meeting of shareholders or the 10th day following the day on which public announcement of the date of the 2027 annual meeting of shareholders is first made. Our proxy related to the 2027 annual meeting of shareholders will give discretionary authority to the proxy holders to vote with respect to all Non-Rule 14a-8 Proposals received by us after January 30, 2027.

In addition to satisfying the foregoing requirements under our Code of Regulations, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth any additional information required by Rule 14a-19 under the Exchange Act no later than March 1, 2027. Such notice may be mailed to the Corporate Secretary at the address above.

How can a shareholder or other interested party communicate with the Board of Directors?

Shareholders or interested parties may send communications to the Board of Directors, to any standing committee of the Board, or to any director, in writing c/o Metallus Inc., Attn: Secretary, 1835 Dueber Ave. S.W., Canton, Ohio 44706. Shareholders or interested parties also may submit questions, concerns or reports of misconduct through the Metallus HelpLine at 1-855-754-2921 (anonymously, if so desired). Communications received may be reviewed by the office of the General Counsel to ensure appropriate and careful consideration of the matter.

Delinquent Section 16(a) reports

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of our common shares, to file reports of ownership and changes in ownership with the SEC. We are required to disclose any failure by any of the above-mentioned persons to file timely Section 16 reports. Based solely upon our review of reports filed with the SEC and written representations that no other forms were required to be filed, we are not aware of any instances of noncompliance, or late compliance, with Section 16 filings during the year ended December 31, 2025 by our executive officers, directors or 10% shareholders.

General information

The SEC permits companies to send a single set of annual disclosure documents to any household at which two or more shareholders reside, unless contrary instructions have been received, but only if the companies provide advance notice and follow certain procedures. In such cases, such shareholders continue to receive a separate notice of the meeting and proxy card. This “householding” process reduces the volume of duplicate information and reduces printing and mailing expenses. Metallus has not instituted householding for shareholders of record; however, a number of brokerage firms may have instituted householding for beneficial owners of our common shares held through such brokerage firms. If your family has multiple accounts holding common shares, you already may have received a householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of the annual disclosure documents. The broker will arrange for delivery of a separate copy of this proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2025, promptly upon your request. You may decide at any time to revoke your decision to household and thereby receive multiple copies.

Unless you specify otherwise in your voting instructions, the proxy holders will vote properly submitted proxies FOR ALL of the nominees named in Proposal 1, and FOR Proposals 2 and 3.

Appendix A

Non-GAAP financial measures

This proxy statement includes references to Adjusted EBITDA, which is a non-GAAP financial measure as defined by the Securities and Exchange Commission. Adjusted EBITDA is an important financial measure used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting Adjusted EBITDA is useful to investors as this measure is representative of the company’s performance and provides improved comparability of results.

Non-GAAP financial measures should be viewed as additions to, and not as alternatives for, Metallus’ results prepared in accordance with GAAP. In addition, the non-GAAP measures Metallus uses may differ from non-GAAP measures used by other companies, and other companies may not define the non-GAAP measures Metallus uses in the same way. See the following table for a definition of the non-GAAP financial measure referred to above and a reconciliation of this non-GAAP financial measure to the most comparable GAAP financial measure.

Reconciliation of Earnings (Loss) Before Interest, Taxes, Depreciation and Amortization (EBITDA)(3) and Adjusted EBITDA(11) to GAAP Net Income (Loss):

This reconciliation is provided as additional relevant information about the company’s performance. EBITDA and Adjusted EBITDA are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBITDA and Adjusted EBITDA is useful to investors as these measures are representative of the company’s performance. Management also believes that it is appropriate to compare GAAP net income (loss) to EBITDA and Adjusted EBITDA.

	Year Ended December 31,
(Dollars in millions) (Unaudited)	2025	2024	2023
Net income (loss)	$(1.2)	$1.3	$69.4
Net Income Margin (1)	(0.1%)	0.1%	45.1%

Provision (benefit) for income taxes	3.1	3.3	27.0
Interest (income) expense, net	(4.9)	(9.6)	(7.1)
Depreciation and amortization	56.6	54.1	56.9
Amortization of cloud-computing costs (2)	1.2	0.6	—
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) (3)	$54.8	$49.7	$146.2
EBITDA Margin (3)	4.7%	4.6%	10.7%
Adjustments:
Restructuring charges (4)	2.7	—	—
Accelerated depreciation and amortization	—	—	0.7
(Gain) loss from remeasurement of benefit plans	6.6	10.3	40.6
Loss on extinguishment of debt	3.6	9.4	11.4
Sales and use tax refund	(1.1)	—	(1.4)
Business transformation costs (5)	—	2.0	0.7
IT transformation costs (6)	3.4	5.1	4.3
Manufacturing optimization costs (7)	3.2	—	—
Rebranding costs (8)	0.1	0.6	1.0
Insurance recoveries (9)	—	—	(31.3)
Salaried pension plan surplus asset distribution (10)	3.6	—	—
(Gain) loss on sale or disposal of assets, net	(1.3)	0.6	(2.5)
Adjusted EBITDA (11)	$75.6	$77.7	$169.0
Adjusted EBITDA Margin (11)	6.5%	7.2%	12.4%

(1)	Net Income Margin is defined as net income (loss) as a percentage of net sales.

(2)

Amortization of cloud computing software costs consists of expense recognized in Selling, General, and Administrative expense resulting from amortization of capitalized implementation costs for cloud computing IT systems. This expense is not included in depreciation and amortization.

(3)

EBITDA is defined as net income (loss) before interest (income) expense, net, income taxes, depreciation and amortization, including cloud-computing costs. EBITDA Margin is EBITDA as a percentage of net sales.

(4)

During the third quarter of 2025, the company offered an exit incentive program to certain employees at the company’s corporate headquarters and manufacturing facilities to support succession planning and continue execution of the company’s sustainable profitable growth strategy.

(5)

Business transformation costs consist of professional service fees associated with the evaluation of certain strategic opportunities, with a focus on targeted growth to diversify the company’s end market and product portfolio through acquisitions.

(6)

The company is undergoing a multi-year IT transformation initiative intended to streamline and modernize legacy IT systems while also reducing operating costs, increasing information security and positioning us to take advantage of market opportunities. IT transformation costs were primarily related to professional service fees not eligible for capitalization and are primarily related to project planning and third-party implementation services.

(7)	Manufacturing optimization costs consist of third-party professional fees related to process optimization efforts and improving manufacturing efficiency within targeted facilities.

(8)	Rebranding costs consist primarily of professional service fees associated with the company’s name change to Metallus Inc., announced during the first quarter of 2024.

(9)

During the second half of 2022, the Faircrest melt shop experienced unplanned operational downtime. Metallus recognized an insurance recovery of $31.3 million related to the unplanned downtime in 2023, of which $11.3 million was received during 2023 and $20.0 million was received in the first quarter of 2024.

(10)

Following the completion of the salaried pension plan annuitization in May 2024, there were surplus assets which were used to make a one-time 401(k) contribution to eligible employees. As a result, the company recognized a loss of $3.6 million when the remaining assets were distributed.

(11)	Adjusted EBITDA is defined as EBITDA excluding, as applicable, adjustments listed in the table above. Adjusted EBITDA Margin is Adjusted EBITDA as a percentage of net sales.

V O T E B Y T E L E P H O N E

c/o Corporate Election Services P. O. Box 1150 Pittsburgh, PA 15230	Have your proxy card available when you call the Toll-Free number 1-888-693-8683 using a touch-tone phone, and follow the simple instructions to record your vote.

V O T E B Y I N T E R N E T

Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions to record your vote.

V O T E B Y M A I L

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Corporate Election Services, P.O. Box 1150, Pittsburgh, PA 15230.

Vote by Telephone	Vote by Internet	Vote by Mail
Call Toll-Free using a	Access the Website and	Return your proxy card
Touch-Tone phone:	Cast your vote:	in the Postage-Paid
1-888-693-8683	www.cesvote.com	envelope provided

Vote 24 hours a day, 7 days a week!

If you vote by telephone or Internet, please do not send your proxy by mail.

In order to be counted in the final tabulation, if you are a participant in one of the employee savings or stock plans sponsored by Metallus Inc., your vote must be received by 6:00 a.m. EDT on April 28, 2026 and, if you are a registered shareholder, your vote must be received by 6:00 a.m. EDT on April 30, 2026.

Proxy must be signed and dated below.

  Please fold and detach card at perforation before mailing.

METALLUS INC.	PROXY / VOTING INSTRUCTION CARD

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned appoints Kristine C. Syrvalin, Kristopher R. Westbrooks and John M. Zaranec III, and each of them, as true and lawful proxies, with full power of substitution, to vote and act for the undersigned as specified on the reverse hereof at the Annual Meeting of Shareholders of Metallus Inc. to be held virtually at www.cesonlineservices.com/mtus26_vm, on April 30, 2026, at 10:00 a.m. EDT, and at any adjournment thereof, as fully as the undersigned could vote and act if personally present on the matters set forth on the reverse hereof, and in their discretion on such other matters as may properly come before the meeting.

This card also serves as voting instructions to the trustee of each employee savings plan and to the recordkeeper of each employee stock plan sponsored by Metallus Inc., its subsidiaries or affiliates, with respect to Metallus common shares held by the undersigned under any such plan. If you are a participant in any of the plans, your voting instructions must be received by 6:00 a.m. EDT on April 28, 2026 to be counted in the final tabulation. The trustee for each employee savings plan sponsored by Metallus Inc. will vote all uninstructed plan shares in the same proportion as those plan shares for which instructions have been timely received.

If properly signed, dated and returned, this proxy will be voted as specified on the reverse side or, if no choice is specified, this proxy will be voted in accordance with the recommendations of the Board of Directors.

Signature
Signature (if jointly held)
Date:
Please sign exactly as the name appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trust or guardian, please give full title as such.

PLEASE SIGN AND RETURN AS SOON AS POSSIBLE

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 30, 2026 at 10:00 a.m. EDT

www.cesonlineservices.com/mtus26_vm

To attend the virtual annual meeting, please register at www.cesonlineservices.com/mtus26_vm no later than 10:00 a.m. EDT on April 29, 2026. If you attend the virtual meeting, you will be able to vote online during the meeting. Even if you plan on attending the virtual annual meeting, we encourage you to vote your shares in advance using one of the methods described in the proxy card to ensure that your vote will be represented at the annual meeting.

ELECTRONIC ACCESS TO FUTURE DOCUMENTS NOW AVAILABLE

If you are a registered holder of shares, you have the option to access future shareholder communications (e.g., annual reports, proxy statements, related proxy materials) over the Internet instead of receiving those documents in print. Participation is completely voluntary. If you give your consent, in the future, when our material is available over the Internet, you will receive notification which will contain the Internet location where the material is available. Our material will be presented in PDF format. There is no cost to you for this service other than any charges you may incur from your Internet provider, telephone and/or cable company. Once you give your consent, it will remain in effect until you inform us otherwise. You may revoke your consent at any time by notifying the company in writing. To give your consent, follow the prompts when you vote by telephone or over the Internet or check the appropriate box located at the bottom of the attached proxy card when you vote by mail.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The 2026 notice and proxy statement and 2025 annual report on Form 10-K are available at www.proxydocs.com/mtus

 Please fold and detach card at perforation before mailing.

METALLUS INC.	PROXY / VOTING INSTRUCTION CARD

The shares represented by this proxy will be voted as recommended by the Board of Directors unless otherwise specified. The Board of Directors recommends a vote FOR ALL nominees listed in proposal 1, and FOR proposals 2 and 3.

1. Election of three Directors for a three-year term expiring at the 2029 annual meeting:

Nominees:	1. Nicholas J. Chirekos	2. Randall H. Edwards	3. Randall A. Wotring

        ❑  FOR ALL    ❑  WITHHOLD ALL    ❑  FOR ALL EXCEPT*

          *To withhold authority to vote for individual nominee(s), write their name(s) or number(s) on the line below.

2. Ratification of the selection of Ernst & Young LLP as the company’s independent auditor for the fiscal year ending December 31, 2026.

❑ FOR ❑ AGAINST ❑ ABSTAIN

3. Approval, on an advisory basis, of the compensation of the company’s named executive officers.

❑ FOR ❑ AGAINST ❑ ABSTAIN

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

❑ PLEASE CHECK THIS BOX IF YOU CONSENT TO ACCESS FUTURE ANNUAL REPORTS AND PROXY MATERIAL VIA THE INTERNET ONLY.

CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE.